FINAL SALE AND PURCHASE AGREEMENT BETWEEN SBA TELECOMMUNICATIONS LLC, AND MILLICOM INTERNATIONAL CELLULAR S.A. IN THE PRESENCE OF LATI INTERNATIONAL S.A. dated as of October 28, 2024

i TABLE OF CONTENTS Page ARTICLE I PURCHASE AND SALE OF THE ACQUIRED PROPERTY; CONSIDERATION AND PROCEDURES........................................................... 2 1.1 Purchase and Sale of the Acquired Property...................................................... 2 1.2 Consideration and Procedures .......................................................................... 3 1.3 Prorations and Adjustments .............................................................................. 6 1.4 Pre-Closing Purchase Price Adjustment ............................................................ 6 1.5 Post-Closing Purchase Price Adjustments ......................................................... 8 1.6 Earn-Out Consideration; True-Up Payment (Tenant Leases) ........................... 11 1.7 Withholding..................................................................................................... 12 1.8 Excluded Assets and Excluded Liabilities ........................................................ 12 1.9 AS IS, WHERE IS ........................................................................................... 13 1.10 Cost of Capital ................................................................................................ 13 ARTICLE II THE CLOSINGS; CLOSING DELIVERIES........................................................... 14 2.1 The Closings................................................................................................... 14 2.2 Closing Deliveries ........................................................................................... 15 ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER .................................... 17 3.1 Organization and Good Standing..................................................................... 17 3.2 Duly Authorized .............................................................................................. 17 3.3 Enforceability .................................................................................................. 17 3.4 Title to the Acquired Property; Sufficiency of Assets ........................................ 18 3.5 No Undisclosed Liabilities; Absence of Changes.............................................. 19 3.6 No Conflicts .................................................................................................... 19 3.7 No Consents ................................................................................................... 20 3.8 Compliance with Governmental Authorizations and Legal Requirements.......... 20 3.9 Corruption, AML Laws, Sanctions.................................................................... 21 3.10 Legal Proceedings and Orders ........................................................................ 23 3.11 Utilities; Access; Expenses.............................................................................. 23 3.12 Site Master Matrix ........................................................................................... 24 3.13 Towers & Tower Sites, Structure ..................................................................... 24 3.14 Tower Cash Flow ............................................................................................ 24 3.15 Contracts ........................................................................................................ 24 3.16 Insurance........................................................................................................ 27 3.17 Related Transactions ...................................................................................... 28 3.18 Insolvency ...................................................................................................... 28 3.19 Title & Liens.................................................................................................... 28 3.20 Environmental................................................................................................. 29 3.21 Taxes and Assessments ................................................................................. 29 3.22 Expropriation .................................................................................................. 31 3.23 Brokers ........................................................................................................... 31 3.24 Absence of Pre-Sales Clearance ..................................................................... 31 3.25 Pre-Closing Restructuring ............................................................................... 31 3.26 Employment and Labor Matters....................................................................... 32 3.27 Employee Benefit Plans .................................................................................. 34 3.28 Source of Funds ............................................................................................. 35 3.29 No Land Aggregator........................................................................................ 35 3.30 Intellectual Property ........................................................................................ 36

TABLE OF CONTENTS (CONTINUED) Page ii 3.31 Shared Contracts ............................................................................................ 36 3.32 Exclusivity of Representations and Warranties................................................. 36 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY AND PURCHASER ................................................................................................. 37 4.1 Organization and Good Standing..................................................................... 37 4.2 Duly Authorized .............................................................................................. 37 4.3 Enforceability .................................................................................................. 37 4.4 No Conflicts .................................................................................................... 38 4.5 No Consents ................................................................................................... 38 4.6 Compliance with Governmental Authorizations ................................................ 38 4.7 Compliance .................................................................................................... 39 4.8 Legal Proceedings and Orders ........................................................................ 39 4.9 Brokers ........................................................................................................... 39 4.10 Independent Review ....................................................................................... 39 4.11 Financial Capability Source of Funds............................................................... 40 4.12 Absence of Pre-Sales Clearance ..................................................................... 40 ARTICLE V COVENANTS OF THE PARTIES ........................................................................ 41 5.1 Affirmative Covenants ..................................................................................... 41 5.2 Negative Covenants........................................................................................ 43 5.3 Access to Records .......................................................................................... 48 5.4 Efforts to Close; Cooperation; Consents .......................................................... 49 5.5 Corporate Name ............................................................................................. 50 5.6 Foreign Corrupt Practices Act.......................................................................... 51 5.7 Environmental Matters .................................................................................... 51 5.8 Aviation Permits; Obligations of Purchaser and Seller ...................................... 52 5.9 Other Documentation ...................................................................................... 52 5.10 Update............................................................................................................ 53 5.11 Confidentiality ................................................................................................. 54 5.12 Antitrust Approval ........................................................................................... 54 5.13 Ground Leases; CP Consents ......................................................................... 55 5.14 Tenant Leases ................................................................................................ 56 5.15 Pre-Closing Restructuring ............................................................................... 56 5.16 Director and Officer Resignations, Release and Indemnification; Labor and Employment Matters ................................................................................ 58 5.17 Restrictive Covenants ..................................................................................... 59 5.18 Termination of Affiliate Arrangements .............................................................. 60 5.19 Insurance........................................................................................................ 60 5.20 No-Shop ......................................................................................................... 60 5.21 Pre-Existing Condition Remediation ................................................................ 61 5.22 Bifurcated Contracts ....................................................................................... 61 5.23 Municipal Fees................................................................................................ 61 5.24 Claro Panamanian Leases .............................................................................. 61 5.25 Transaction Perimeter ..................................................................................... 61 5.26 Additional Disclosure....................................................................................... 61 5.27 Related Leasing Arrangements. ...................................................................... 62 5.28 Expropriated Panama Tower Sites .................................................................. 63

TABLE OF CONTENTS (CONTINUED) Page iii ARTICLE VI CONDITIONS PRECEDENT TO COMPANY’S AND PURCHASER’S PERFORMANCE ............................................................................................ 63 6.1 Accuracy of Representations and Warranties .................................................. 64 6.2 Antitrust Approval ........................................................................................... 64 6.3 Performance ................................................................................................... 64 6.4 Officer’s Certif icate.......................................................................................... 64 6.5 Legal Prohibitions ........................................................................................... 64 6.6 No Legal Proceedings ..................................................................................... 64 6.7 Assignments and Consents ............................................................................. 64 6.8 Execution and Delivery of Documents ............................................................. 65 6.9 Section 6.9 Matter........................................................................................... 65 6.10 Section 6.10 Matter ......................................................................................... 65 6.11 Pre-Closing Restructuring ............................................................................... 65 6.12 No Material Adverse Effect.............................................................................. 65 6.13 Synthetic Contracts. ........................................................................................ 65 ARTICLE VII CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE .......................... 65 7.1 Accuracy of Representations and Warranties .................................................. 65 7.2 Legal Prohibitions ........................................................................................... 65 7.3 Performance ................................................................................................... 66 7.4 Officer’s Certif icate.......................................................................................... 66 7.5 No Legal Proceedings ..................................................................................... 66 7.6 Antitrust Approval ........................................................................................... 66 7.7 Execution and Delivery of Documents ............................................................. 66 ARTICLE VIII EXPENSES; ADJUSTMENTS; TRANSFER TAXES AND OTHER TAX MATTERS ...................................................................................................... 66 8.1 Expenses........................................................................................................ 66 8.2 Transfer Taxes................................................................................................ 66 8.3 Preparation of Tax Returns and Payment of Taxes .......................................... 68 8.4 Post-Closing Audits; Cooperation .................................................................... 69 8.5 Additional Expenses and Adjustments ............................................................. 70 ARTICLE IX SURVIVAL; INDEMNIFICATION ........................................................................ 72 9.1 Survival .......................................................................................................... 72 9.2 Limitations on Amount of Losses; Sole Recourse ............................................ 72 9.3 Indemnification by Seller ................................................................................. 73 9.4 Indemnification by the Company and Purchaser .............................................. 74 9.5 Indemnification Procedures and Other Limitations and Acknowledgements ......................................................................................... 74 ARTICLE X TERMINATION................................................................................................... 77 10.1 Termination Prior to First Closing .................................................................... 77 10.2 Survival After Termination Prior to First Closing ............................................... 78 10.3 Termination Following First Closing and Prior to Last Subsequent Closing ....... 78 10.4 Survival After Termination Following First Closing and Prior to the Expiration Date ............................................................................................... 79

TABLE OF CONTENTS (CONTINUED) Page iv ARTICLE XI MISCELLANEOUS ............................................................................................ 80 11.1 Interpretation .................................................................................................. 80 11.2 Notices ........................................................................................................... 81 11.3 Binding Effect; Assignment.............................................................................. 82 11.4 Currency......................................................................................................... 82 11.5 Governing Law................................................................................................ 83 11.6 Arbitration; Jurisdiction and Venue; Consent to Service ................................... 83 11.7 Waiver of Jury Trial ......................................................................................... 85 11.8 Integration ...................................................................................................... 85 11.9 Implementation Agreements............................................................................ 86 11.10 Amendments; Waiver ...................................................................................... 86 11.11 Wrong Pockets; Further Assurances ............................................................... 86 11.12 Third Parties ................................................................................................... 88 11.13 Counterparts; Facsimile or Electronic Delivery ................................................. 88 11.14 Severability ..................................................................................................... 88 11.15 Specific Performance ...................................................................................... 88 11.16 Schedules and Exhibits; Incorporation by Reference........................................ 88 11.17 Integrated Transactions................................................................................... 89 11.18 Public Announcements ................................................................................... 89 11.19 Non-Recourse ................................................................................................ 89 11.20 Circumvention................................................................................................. 90 11.21 Mutual Drafting ............................................................................................... 90 11.22 Conflicts Between Different Translations ......................................................... 90 11.23 Seller Release ................................................................................................ 90

1 AMERICASACTIVE:20101657.34 SALE AND PURCHASE AGREEMENT THIS SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of October 28, 2024, among SBA Telecommunications LLC, a Florida limited liability company ( “Company”), and Millicom International Cellular S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 148,150 boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B40630 (“Seller” or “Millicom”). Prior to the First Closing, Company will provide written notice to Seller designating a controlled Affiliate to serve as the “Purchaser” hereunder, and upon such Person signing a joinder hereto, it will be added as a party hereto (“Purchaser”) and until such time Company will serve as Purchaser hereunder for all purposes of this Agreement. Capitalized terms used but not otherwise defined in the body of this Agreement shall have the meanings set forth in EXHIBIT C hereto. Purchaser and Seller are sometimes individually referred to herein as a “party”, and collectively as the “parties”. PRELIMINARY STATEMENTS: WHEREAS, Seller owns, directly or indirectly, (i) all of the issued and outstanding Equity Interests of LATI International S.A., a Luxembourg société anonyme (the “Lati Parent”), (ii) the Purchased Improvements and (iii) all of the issued and outstanding Equity Interests of Tigo Nicaragua and the assets set forth on Schedule 1, as such Schedule 1 may be updated pursuant to the mutual written agreement of the parties prior to the applicable Closing in order to reflect such additional assets necessary or required to be included in the transfer to Purchaser (or Designated Purchaser) hereunder (such assets on Schedule 1 (as may be modified hereunder) or otherwise primarily relating to the Business in the applicable Territory (other than the Excluded Assets), the “Purchased Assets” and together with the Purchased Interests and the Purchased Improvements, the “Acquired Property”); WHEREAS, the Lati Parent owns, directly or indirectly, all of the issued and outstanding Equity Interests of (i) InfraCo 2 NV, a limited liability company operating under the laws of Curacao (“InfraCo 2”), (ii) Lati Guatemala, (iii) Lati El Salvador, (iv) Lati Panama, and (v) Lati Honduras (in the case of this clause (v), together with the Honduras Joint Venture Partner) (clauses (i) through (v), together with Lati Parent and Tigo Nicaragua (but only to the extent relating to the Business), the “Designated Target Companies”), and immediately following the Pre-Closing Restructuring each Designated Target Company will own and operate Towers on the Tower Sites in its respective Territory, in each case as set forth on Schedule 1(c); WHEREAS, the Lati Parent also owns, directly or indirectly, all of the issued and outstanding Equity Interests of (i) Lati Telecom Infrastructure Bolivia, (ii) Lati Paraguay S.A., (i ii) InfraCo 3 NV a limited liability company operating under the laws of Curacao, (iv) Lati Services SEM S.A. and (v) Lati Nicaragua S.A. (collectively, and together with Tigo Nicaragua, the “Excluded Entities”), which Seller shall cause to be distributed to Seller or another Affiliate thereof other than a Designated Target Company or its Subsidiaries as part of the Pre-Closing Restructuring prior to the First Closing upon the terms and conditions as set forth in Section 3.25, Section 5.15 and the Contribution Agreements; WHEREAS, at each applicable Closing and upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign, transfer, convey and deliver (or will cause its applicable Affiliates to sell, assign, transfer, convey and deliver), and Purchaser desires to purchase and assume (or will cause the applicable Designated Purchaser to purchase and

2 assume), as the case may be, the (i) Purchased Interests, (ii) Purchased Assets, and (iii) Assumed Liabilities; WHEREAS, as a condition to, and simultaneously with, each Closing and for each Territory (as defined in the Master Lease Agreement) that is subject of such Closing (whether direct or indirect), (i) the applicable Purchaser Parties, the local Affiliate of the Seller Party operating in such Territory and the other parties thereto will enter into a Master Lease Agreement, in substantially the form attached hereto as EXHIBIT A (the “Master Lease Agreement”), pursuant to which, among other things, Designated Purchaser will, at such Closing, lease to the local Affiliate of Seller operating in such Territory the Applicable Leased Space, in each case pursuant to the terms and conditions set forth in the Master Lease Agreement for such Territory, and (ii) each of Towerco Guarantor and Millicom Guarantor will provide the MLA Guarantees for each such Master Lease Agreement; WHEREAS, as a condition to, and simultaneously with, the First Closing and for each Territory, Purchaser and Millicom will enter into a Master Build-to-Suit Agreement, in substantially the form attached hereto as EXHIBIT J (the “Build-to-Suit Agreement”), pursuant to which Seller and the local Affiliate of the Seller Party operating in the Territories will agree to the construction and maintenance by the applicable Purchaser Parties, following such Closing, of additional passive infrastructure assets for Seller or its applicable Affiliates to lease for use in the operation and management of its telecommunications business, in each case pursuant to the terms and conditions set forth in the Build-to-Suit Agreement; WHEREAS, as a condition and an inducement to the willingness of Purchaser to enter into this Agreement, Seller and Affiliates of Seller will agree to be bound by certain restrictive covenants contained in each Master Lease Agreement and have agreed to certain restrictive covenants contained in Section 5.17 of this Agreement; and WHEREAS, prior to the applicable Closing Date, pursuant to the Contribution Agreements and this Agreement and in order to give effect to the Contemplated Transactions, Seller, among other things, consummated the Pre-Closing Restructurings, upon on the terms and subject to the conditions as set forth in Section 3.25, Section 5.15 and the Contribution Agreements. NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound by this Agreement, the parties agree as follows: ARTICLE I PURCHASE AND SALE OF THE ACQUIRED PROPERTY; CONSIDERATION AND PROCEDURES 1.1 Purchase and Sale of the Acquired Property. On the terms and subject to the conditions of this Agreement, at each of the Closings, in consideration for the payment of the Designated Purchase Price Payment(s) pertaining to the related Territory(ies), Seller shall sell, assign, transfer, convey and deliver (or cause its applicable Affiliates (including Tigo Nicaragua)) to sell, assign, transfer, convey and deliver, and Purchaser shall purchase (or cause the Designated Purchaser to purchase) from Seller, the Acquired Property in the applicable Territory subject to this Agreement. The parties acknowledge and agree that for all purposes of this Agreement, references to an applicable Territory shall be applicable whether the Towers, Tower

3 Sites and related Property are acquired in such Territory or indirectly through the acquisition of Equity Interests of an entity directly or indirectly owning such assets. 1.2 Consideration and Procedures. (a) The aggregate consideration payable to Seller for the Acquired Property in the applicable territory on each Closing Date shall be an amount equal to (such amount, the “Designated Purchase Price Payment”), in each case for the applicable Territory being transferred (in full) at the applicable Closing: (i) the Applicable Base Amount, plus (ii) the Estimated Seller Proration Amount, if any, plus (iii) the Estimated Closing Existing WIP Site Consideration, if any, plus (iv) the Estimated Closing Cash, plus (v) the Estimated TCF Earn-Out Advancement, if any, and minus (vi) the amount that is the sum of: (A) the Estimated Closing Indebtedness, (B) the Estimated Purchaser Proration Amount, if any, (C) the Estimated Seller Expenses, and (D) the Estimated TCF Shortfall, if any. After each such Closing, the Designated Purchase Price Payment shall be adjusted pursuant to Section 1.5 to calculate the final Purchase Price. As additional consideration for the acquisition of the Purchased Assets at the applicable Closing, Purchaser shall also assume the applicable Assumed Liabilities hereunder, if any. (b) WIP Site Consideration. In connection with the payment of the Designated Purchase Price Payment, Seller shall be eligible to receive consideration at the Closing in an amount equal to the WIP Site Cash Amount for each Existing WIP Site that is completed prior to the Closing in accordance with the terms and conditions as set forth in EXHIBIT 1.2(b) and is in the Territory that is subject to the Closing (such amount, the “WIP Site Consideration”) in accordance with this Section 1.2. Seller shall ensure the direct or indirect transfer of each Completed WIP Site at the Closing. The parties acknowledge and agree that, promptly following the date hereof and prior to the applicable Closing Date for the relevant territory, (i) Seller shall identify and notify Purchaser from time to time of each Existing WIP Site that it has determined to be completed and in compliance with EXHIBIT 1.2(b), which notice will include reasonable supporting information and documentation as necessary to confirm compliance with EXHIBIT 1.2(B), and (ii) following such notif ication, Purchaser shall commence its review of such Existing WIP Sites notif ied by Seller to confirm whether each such Existing WIP Sites are completed and in compliance with EXHIBIT 1.2(b) and Purchaser will use commercially reasonable efforts to complete such review as promptly as practicable thereafter; provided that it is hereby

4 acknowledged and agreed that Purchaser shall have no more than forty-five (45) days to complete its review for each Exiting WIP Site following such notif ication, provided such review period shall not begin until Seller provides the necessary access to the applicable Site, books, records and documentation necessary for Purchaser to confirm compliance with EXHIBIT 1.2(B). Promptly following completion of such review, Purchaser shall inform Seller in writing as to whether or not it agrees that each such Existing WIP Site complies with EXHIBIT 1.2(b). (i) At least twenty (20) days before each Closing, Seller shall deliver to Purchaser a written notice of Existing WIP Sites in each Closing Territory, which shall list each Existing WIP Site as either a Completed WIP Site or an Existing WIP Site that is not completed in the applicable Territory (such incomplete Existing WIP Site, an “Incomplete WIP Site”), and Seller shall include reasonable supporting back-up documents and information supporting each classification. If such site is an Incomplete WIP Site, Seller shall also provide its reasonable and good faith estimate of when such Incomplete WIP Site is anticipated to be completed and delivered to Purchaser or the Designated Purchaser, which in any event shall not be later than one-hundred twenty (120) days following such Closing. For avoidance of doubt, Seller agrees that Purchaser will have no obligation to pay for any Incomplete WIP Site, and notwithstanding that Incomplete WIP Sites shall transfer at the applicable Closing, Seller shall be obligated to complete such Existing WIP Sites and shall retain all liabilities relating thereto until such Existing WIP Site becomes a Completed WIP Site. (ii) In addition to the WIP Site Consideration payable at each Closing (as described above), Seller shall also be eligible to receive from or on behalf of the Designated Purchaser additional consideration following such Closing in an amount equal to the WIP Site Cash Amount for each Incomplete WIP Site that is in the Territory and that is completed following such Closing in accordance with the standards set forth on EXHIBIT 1.2(b) (such amount of consideration to be paid for each Incomplete WIP Site that is completed, the “Incomplete WIP Site Consideration”). In order to be eligible to receive the Incomplete WIP Site Consideration for each completed and converted Incomplete WIP Site delivered to Purchaser or the Designated Purchaser following such Closing, Seller shall give Purchaser written notice promptly following the completion of such Incomplete WIP Site, which notice must be delivered no later than ten (10) Business Days following such completion and include reasonable supporting back-up documents and information demonstrating that such Incomplete WIP Site has been completed in accordance with the standards set forth on EXHIBIT 1.2(b). Purchaser will then have twenty (20) Business Days to review such written notice and inspect the applicable site and provide written notice to Seller of any objection to such written notice if Purchaser disagrees that such Incomplete WIP Site was completed in accordance with the standards set forth on EXHIBIT 1.2(b). Any dispute between the parties in connection therewith will be subject to the dispute resolution provisions of Section 1.5(a)(i) applied hereto mutatis mutandis. Upon the earlier of the mutual written agreement of the parties, or final resolution of any applicable dispute in accordance with the dispute resolution provisions of Section 1.5(a)(i) applied hereto mutatis mutandis, Purchaser shall make a prompt payment to Seller of the required Incomplete WIP Site Consideration for the applicable site if and to the extent due and owing hereunder. (iii) For further avoidance of doubt, (i) without Purchaser’s prior written consent, the total number of Existing WIP Sites eligible for WIP Site Consideration or Incomplete WIP Site Consideration in any Territory by Seller shall not exceed the number of Existing WIP Sites for such Territory set forth on Schedule 1(b), (ii) Purchaser or the

5 applicable Designated Purchaser shall have the right, but not the obligation, to accept and pay for any Incomplete WIP Site completed after one-hundred twenty (120) days following the applicable Closing, and (iii) Seller shall use commercially reasonable efforts to complete the remaining Incomplete WIP Sites as soon as reasonably practicable following the Closing. (c) Tower Cash Flow. (i) EXHIBIT F sets forth Seller’s good faith calculation of the TCF Target per Territory, including the breakdown on a per Site basis of the (i) Closing Site Revenues, and (ii) Closing Site OpEx, and, if applicable, (iii) Closing RGR Costs, calculated as if the date of calculation was August 31, 2024. Within forty-five (45) days following December 31, 2024, Seller shall provide Purchaser with the calculation of the Closing TCF per Territory, including the breakdown on a per Site basis of the (i) Closing Site Revenues, and (ii) Closing Site OpEx, and, if applicable, (iii) Closing RGR Costs, calculated as if the Closing for each Territory was December 31, 2024 (such calculation, the “December 2024 TCF”). Purchaser shall review such calculations as promptly as possible, but no later than one hundred twenty (120) days following receipt of all relevant backup information necessary to review EXHIBIT F and the December 2024 TCF, and Purchaser shall notify Seller in writing of any material issues identif ied by Purchaser with the information and determinations included with EXHIBIT F and/or the December 2024 TCF, as the case may be, within ten (10) Business Days of Purchaser’s completion of its review. (ii) (x) At least twenty (20) days prior to the applicable Closing but no more than twenty-five (25) days prior to the applicable Closing, Seller shall provide to Purchaser a good faith calculation of the Closing TCF including the breakdown on a per Site basis of the (A) Closing Site Revenues, (B) Closing Site OpEx, and if applicable, (C) Closing RGR Costs, and (D) a reasonably detailed summary of each change (on a per Site basis) from EXHIBIT F and the December 2024 TCF calculation (and if the Closing for any Territory occurs less than one hundred and twenty (120) days after delivery of the December 2024 TCF, a reasonably detailed summary of each change (on a per Site basis for the Sites subject to such Closing) from each of EXHIBIT F and the December 2024 TCF) with reasonably detailed documentation reflecting such changes, and (y) at least ten (10) days prior to the applicable Closing, Seller shall provide to Purchaser within the Territory or Territories subject to the applicable Closing, a statement, with reasonable supporting documentation, if any, that provides (A) a list of all Tenant Leases that do not qualify as an Included Lease at that time, and (B) a schedule of accrued, unpaid and outstanding rent for each applicable Tenant and the number of days outstanding as of the date of delivery. The parties shall then work in good faith to agree on a final Closing TCF calculation for such Closing by no later than five (5) Business Days prior to the applicable Closing for the purposes of the determination of the TCF Earn-Out Advancement, if any, or the TCF Shortfall, if any, for the Designated Purchase Price Payment for such Closing. The parties shall resolve any remaining dispute in connection with such Closing TCF in accordance with Section 1.4(a) and Section 1.5(a)(i) and also subject to further adjustments in all respects pursuant to the terms and conditions of EXHIBIT B, and Seller’s and Purchaser’s sole rights and remedies with respect to the calculation of TCF and adjustments to the TCF Earn-Out Advancement, if any, or the TCF Shortfall, if any, for purposes of the Closing are set forth in Section 1.5(a)(i), in each case subject to further adjustment in accordance with the terms and conditions of EXHIBIT B.

6 1.3 Prorations and Adjustments. Except as otherwise provided in ARTICLE VIII, with respect to the Acquired Property (including, for purposes of this Section 1.3, directly or indirectly, the Purchased Assets, or applicable Towers, Tower Sites and related Property, in each case in the applicable Territory) conveyed at the applicable Closing, allocation or proration of expenditures, expenses (including prepaid expenses), taxes, and receivables and other receipts collected relating to the operation, use, lease and occupancy of such Acquired Property will be made as of the Closing Date, with Seller having the obligation to make any payments, being entitled to retain any receivables and revenue, and receiving the benefits of receipts, relating to the periods and portions thereof prior to the Closing Date, and Purchaser having the obligation to make any payments, being entitled to retain any receivables and revenue, and receiving the benefit of receipts, relating to the periods and portions thereof on and after such Closing Date (such total payment amounts, including the payment amounts due from the proration items as set forth in Section 8.5, whether paid or payable by Purchaser or Seller, the “Proration Amount”). The parties will use good faith efforts to settle any Proration Amounts for which funds transferred prior to Closing in accordance with Section 1.4 and Section 1.5. Notwithstanding the other provisions of this Section 1.3 or Section 8.5, the amounts to be prorated or allocated in accordance with this Section 1.3 and Section 8.5 shall be limited to the types and categories of revenues and expenses that are Ordinary Course of Business revenues and expenses related to the operations of the Business. 1.4 Pre-Closing Purchase Price Adjustment. (a) At least ten (10) Business Days prior to the applicable Closing Date, Seller shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth a good faith estimate as of such Closing of (a) the Proration Amount (“Estimated Proration Amount”) together with related supporting schedules, calculations and documentation and the amount of any resulting Seller Proration Amount (the “Estimated Seller Proration Amount”) or Purchaser Proration Amount (the “Estimated Purchaser Proration Amount”), (b) the “the Closing Indebtedness (the “Estimated Closing Indebtedness”), (c) Closing Cash (the “Estimated Closing Cash”), (d) Seller Expenses (the “Estimated Seller Expenses”) calculated through and including the Closing that are or will be unpaid as of the Closing, (e) the WIP Site Consideration (including the identity of each site represented thereby) for the Completed WIP Sites as of Closing (the “Estimated Closing Existing WIP Site Consideration”) and (f) the Closing TCF pursuant to Section 1.2(c) together with (x) the TCF Earn-Out Advancement (the “Estimated TCF Earn-Out Advancement”), if any, pursuant to Section 1.2(c), and (y) TCF Shortfall (the “Estimated TCF Shortfall”), if any, pursuant to Section 1.2(c), together with the resulting Designated Purchase Price Payment. (i) The Estimated Proration Amount, Estimated Closing Indebtedness, Estimated Closing Cash, Estimated Seller Expenses, the Estimated Closing Existing WIP Site Consideration, and estimated TCF amounts referenced in the foregoing clause (f) shall be calculated in accordance with the terms of this Agreement and, if possible, agreed upon in writing by both parties prior to the applicable Closing for purposes of effecting the such Closing; provided, however, that such agreement between the parties for purposes of such Closing will not prejudice the post-Closing adjustment and dispute resolution provisions as set forth in Section 1.5. (ii) The parties acknowledge and agree that if, following good faith discussion, the parties are not able to reach an agreement in accordance with Section 1.4(a)(i) on all of the applicable components of the Estimated Closing Statement prior to the date the Closing is intended to be consummated pursuant to Section 2.1 (such amounts remaining in dispute five (5) Business Days prior to the Closing Date, the

7 “Disputed Estimated Closing Amounts”), then the parties shall nonetheless proceed to consummate the Closing in accordance with Section 2.1, and for purposes of such Closing the applicable amounts utilized by the parties to determine the Designated Purchase Price Payment for the Closing will be the amounts proposed by Seller in its Estimated Closing Statement (as adjusted for any Purchaser disputed items resolved prior to Closing); provided, that, notwithstanding the foregoing or anything to the contrary herein, for purposes of the determination of the Designated Purchase Price Payment due and owing at any such Closing, the Disputed Estimated Closing Amounts will be included in the calculation only to the extent such amounts in the aggregate across all Territories at their applicable Closing do not exceed $10,000,000 (the “Dispute Threshold Amount”), and the resulting Designated Purchase Price Payment will be final and binding on the parties and used for purposes of the Closing (with the portion not paid allocated among the line items in dispute pro rata based on the amount in dispute); provided, further, that any amounts in excess of the Dispute Threshold Amount (such amount, the “Disputed Remaining Amount”) will not be included for purposes of determining the Designated Purchase Price Payment and such amounts will be held back until f inal resolution in accordance with the dispute resolution provisions of Section 1.5(a)(i) applied hereto. For illustrative purposes only, if there was a Disputed Estimated Closing Amount of $5,000,000 in respect of the First Closing, and a Disputed Estimated Closing Amount of $4,000,000 in respect of the second Closing, and an amount of $3,000,000 is in dispute in respect of the third Closing, only $1,000,000 of the disputed amount for such third Closing will be included in the calculation of the Designated Purchase Price Payment due and owing at the third Closing, and $2,000,000 will be held back until f inal resolution of the dispute in accordance with Section 1.5. It is hereby acknowledged and agreed that the full amount of the Disputed Estimated Closing Amounts (including the Dispute Threshold Amount) remaining outstanding as of such Closing and each component of the Estimated Closing Statement and the Designated Purchase Price Payment paid at the Closing shall, in each case, be subject in all respects to the post-Closing adjustment and dispute resolution provisions as set forth in Section 1.5; provided, that, in the event the Disputed Estimated Closing Amounts exceed the Dispute Threshold Amount by $2,000,000, Seller may, in its sole discretion, immediately refer the matter to the Independent Accountant for immediate review at its sole cost and expenses, and such pending review will not limit Purchaser from its rights under Section 1.5; provided, further, that any such related review shall not restrict or delay the applicable Closing and, without duplication of any other provision in this Agreement, the Disputed Remaining Amounts, if any, ultimately due and owing shall accrue interest at the Cost of Capital Rate (as defined below). For illustrative purposes, if the initial Estimated Closing Statement reflects a Designated Purchase Price Payment of $125,000,000 but the Disputed Estimated Closing Amounts equal $12,000,000 then the Designated Purchase Price Payment will be an amount equal to $123,000,000 and $2,000,000 will be held back until f inal resolution of the dispute in accordance with Section 1.5. (b) Access. For purposes of giving effect to the terms set forth in Section 1.2(c) and this Section 1.4(b), during the period from the date of this Agreement until the resolution of unresolved disputed items, Seller shall make available to Purchaser and its Representatives copies of all reasonably requested information, records, data, working papers (including those working papers of its accountants, subject to such accountants ’ policies with respect thereto), supporting schedules, calculations and other documentation, in each case, to the extent relating to and necessary to permit Purchaser to evaluate Seller’s calculation of the amounts set forth in EXHIBIT F, the December 2024 TCF, the calculations described in Section 1.2(c)(ii) or an Estimated Closing Statement, and shall permit reasonable access, upon reasonable advance

8 notice and during normal business hours, to make reasonable inquiries of the Designated Target Companies’ senior finance personnel and accountants, in each case, who were involved in the preparation of the Estimated Closing Statement, in connection with the review of the Estimated Closing Statement. 1.5 Post-Closing Purchase Price Adjustments. (a) Final Closing Statement. As soon as practicable but in no event later than one-hundred twenty (120) days after the applicable Closing Date for the Purchased Interests, or ninety (90) days after the applicable Closing Date for the Purchased Assets, Purchaser shall deliver to Seller a statement (such statement delivered following such Closing, a “Final Closing Statement”) of Purchaser’s computations of the items required to be set forth in the Estimated Closing Statement and the resulting Net Adjustment Amount, if any. As used herein: “Final Proration Amount” means the Proration Amount as ultimately determined in accordance with Section 1.5(a)(i); “Final Seller Proration Amount”, if any, means the Seller Proration Amount as ultimately determined in accordance with Section 1.5(a)(i); “Final Purchaser Proration Amount”, if any, means the Purchaser Proration Amount as ultimately determined in accordance with Section 1.5(a)(i); “Final Closing Indebtedness” means the Closing Indebtedness as ultimately determined in accordance with Section 1.5(a)(i); “Final Closing Cash” means the Closing Cash as ultimately determined in accordance with Section 1.5(a)(i); “Final Seller Expenses” means the Seller Expenses as ultimately determined in accordance with Section 1.5(a)(i); “Final Closing Existing WIP Site Consideration” means the WIP Site Consideration (including each component thereof for such Closing) as ultimately determined in accordance with Section 1.5(a)(i); “Final TCF Earn-Out Advancement” means the TCF Earn-Out Advancement as ultimately determined by the calculation of the Closing TCF in accordance with Section 1.5(a)(i); and “Final TCF Shortfall” means the TCF Shortfall as ultimately determined by the calculation of the Closing TCF in accordance with Section 1.5(a)(i). The parties hereto agree that the purpose of determining Final Proration Amount, Final Closing Cash, Final Closing Indebtedness, Final Seller Expenses, Final Closing Existing WIP Site Consideration, Final TCF Earn-Out Advancement and Final TCF Shortfall and the related purchase price adjustment contemplated by this Section 1.5 is to measure the amount of Closing Cash, Closing Indebtedness, the Proration Amount, Seller Expenses, WIP Site Consideration and Closing TCF (and the related TCF Earn-Out Advancement, if any, or TCF Shortfall, if any) as compared to Seller’s estimates prepared or otherwise agreed pursuant to Section 1.4, and such processes are not intended to permit the introduction of different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing Closing Cash, Closing Indebtedness, the Proration Amount , Seller Expenses, WIP Site Consideration and Closing TCF that are inconsistent with the terms of this Agreement. (i) Review and Dispute. Within thirty (30) Business Days following receipt by Seller of each Final Closing Statement, Seller shall either inform Purchaser in writing that the Final Closing Statement is acceptable, or deliver written notice (each such notice, a “Notice of Disagreement”) to Purchaser of any dispute Seller has with respect to the preparation or content of the Final Closing Statement or the Proration Amount, Closing Indebtedness, Closing Cash, Seller Expenses, WIP Site Consideration, and Closing TCF (and the related TCF Earn-Out Advancement, if any, or the TCF Shortfall, if any) reflected therein. The Notice of Disagreement shall describe in reasonable detail the items contained in the Final Closing Statement that Seller disputes and the basis for any such disputes (including reasonable supporting documentation and an explanation of such variance). Any items that are not specifically set forth in a Notice of Disagreement as being in dispute shall be deemed final, conclusive and binding on the parties. If Seller does not

9 notify Purchaser of a dispute with respect to the Final Closing Statement within such thirty (30) Business Day period, such Final Closing Statement and the Proration Amount, Closing Indebtedness, Closing Cash, Seller Expenses, WIP Site Consideration and Closing TCF (and the related TCF Earn-Out Advancement, if any, or TCF Shortfall, if any) reflected in the Final Closing Statement delivered by Purchaser pursuant to Section 1.5(a) will be final, conclusive and binding on the parties. For the avoidance of doubt, any Disputed Estimated Closing Amounts will still be subject to this Section 1.5. In the event a Notice of Disagreement is delivered to Purchaser, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) Business Days after Seller delivers a Notice of Disagreement, then Purchaser and Seller jointly shall engage the Independent Accountant to resolve only the unresolved disputed items in accordance with the standards set forth in this Section 1.5(a)(i). Promptly following submission of such unresolved disputed items to the Independent Accountant, and in any event no later than twenty (20) Business Days thereafter, each of Purchaser and Seller shall furnish to the Independent Accountant a written report with respect to such party’s positions regarding the disputed items, and shall substantially simultaneously deliver a copy thereof to the other party. Each party shall have twenty (20) Business Days following such receipt to provide a written response to such written report of the other party. No ex-parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings will be conducted or allowed; provided that, at the Independent Accountant’s request, or as mutually agreed by Purchaser and Seller, Purchaser and Seller may meet with the Independent Accountant as long as representatives of both such parties are present. The Independent Accountant shall be instructed to make its determination solely in respect of the disputed items within thirty (30) days following receipt of the written submissions from the parties. The scope of the disputes to be resolved by the Independent Accountant shall be limited to whether the items in dispute that were properly included in a Notice of Disagreement (i) were prepared in a manner consistent with the definitions of the Proration Amount, Closing Indebtedness, Closing Cash, Seller Expenses, WIP Site Consideration and Closing TCF (and the related TCF Earn-Out Advancement, if any, or the TCF Shortfall, if any), as the case may be, (ii) were, in the case of Closing Indebtedness, the Proration Amount, Closing Cash, Seller Expenses, WIP Site Consideration and Closing TCF (and the related TCF Earn-Out Advancement, if any, or the TCF Shortfall, if any), determined in accordance with this Agreement, and (iii) were calculated correctly and the Independent Accountant shall determine, on such basis, whether and to what extent, the Final Closing Statement and the amounts reflected therein, as applicable, require adjustment in order to comply with the terms of this Agreement. The Independent Accountant is not to make any other determination, including any determination as to whether the Estimated Closing Statement or Final Closing Statement is correct. The Independent Accountant’s decision shall be based on the written submissions by Seller and Purchaser, shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The calculations of the Final Proration Amount, Final Closing Indebtedness, Final Closing Cash, Final Seller Expenses, Final Closing Existing WIP Site Consideration and final Closing TCF (and the related Final TCF Earn-Out Advancement, if any, or Final TCF Shortfall, if any), as set forth in the Final Closing Statement, in each case after giving effect to the Independent Accountant’s determination of the disputed items, will be final and binding upon the parties, and will constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof. The fees, costs and expenses of the Independent Accountant shall be allocated between Seller and Purchaser in the same

10 proportion that the aggregate amount of the disputed items submitted to the Independent Accountant that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total amount of such disputed items so submitted. The parties shall bear their own costs and expenses in connection with their respective preparation and review of the Final Closing Statement and a Notice of Disagreement, as the case may be. The “Purchase Price” means an amount equal to: (ii) the Applicable Base Amount, plus (iii) the Final Seller Proration Amount, if any, plus (iv) the Final Closing Existing WIP Site Consideration, if any, plus (v) the Final Closing Cash, plus, (vi) the Final TCF Earn-Out Advancement, if any, and minus (vii) the amount that is the sum of: (A) the Final Closing Indebtedness, (B) the Final Purchaser Proration Amount, if any, (C) the Final Seller Expenses, and (D) the Final TCF Shortfall, if any. (b) Access. For purposes of giving effect to the terms set forth in this Section 1.5(b), during the period from Purchaser ’s delivery of a Final Closing Statement until the submission of unresolved disputed items to the Independent Accountant, Purchaser shall make available to Seller and its Representatives copies of all reasonably requested information, records, data, working papers (including those working papers of its accountants, subject to such accountants’ policies with respect thereto), supporting schedules, calculations and other documentation, in each case, to the extent relating to and necessary to permit Seller to evaluate Purchaser’s calculation of the amounts set forth in a Final Closing Statement, and shall permit reasonable access, upon reasonable advance notice and during normal business hours, to make reasonable inquiries of such Designated Target Company ’s senior finance personnel and accountants, in each case, who were involved in the preparation of the Final Closing Statement, in connection with the review of the Final Closing Statement. (c) Downward Adjustment. If such Net Adjustment Amount is negative, then (i) the Designated Purchase Price Payment will be adjusted downward by the amount of the absolute value of such Net Adjustment Amount (the “Downward Adjustment Amount”) and (ii) within five (5) Business Days from the date on which the Final Closing Statement is finalized pursuant to this Section 1.5(c), Seller shall pay (or cause the payment of) to Purchaser an amount equal to the Downward Adjustment Amount, by wire transfer of immediately available funds to an account designated by Purchaser. (d) Upward Adjustment. If such Net Adjustment Amount is positive, then such Designated Purchase Price Payment will be adjusted upward by the amount of such Net Adjustment Amount (the “Upward Adjustment Amount”), and Purchaser shall pay to Seller an

11 amount equal to the Upward Adjustment Amount within five (5) Business Days from the date on which the Final Closing Statement is finalized pursuant to this Section 1.5(d). (e) No Adjustment. If such Net Adjustment Amount is equal to zero, there shall be no adjustment to the Designated Purchase Price Payment pursuant to this Section 1.5(e). (f) Contemporaneous Closings. For administrative convenience, all Territories that may Close contemporaneously shall be deemed to be finally resolved for purposes of this Section 1.5 at the same time based on the last such Territory to be finally resolved, and any adjustments shall be netted together so only one responsible party will be required to make a net payment with respect to all Territories subject to such Closing. (g) Email Make-Whole. The parties acknowledge and agree that upon resolution of the Purchase Price pursuant to the foregoing provisions of this Section 1.5, such resolution shall be deemed final, conclusive and binding on the parties; provided, however, that, notwithstanding anything to the contrary herein, if following such final resolution it is determined that any emails or other similar electronic records that were retained by Seller or its Affiliates and not migrated to Purchaser or its Affiliates pursuant to Section 2.2(b), and for which access was not provided to Purchaser or its Affiliates pursuant to Section 5.3(b), would have resulted in a different determination of Closing TCF and a credit for the benefit of Purchaser in connection with the determination of final Purchase Price pursuant to this Section 1.5, then the parties will work reasonably in good faith to determine the amount of the applicable adjustment to Closing TCF and Purchase Price hereunder and Seller will promptly make a true-up payment to Purchaser in Current Funds in an amount sufficient to satisfy the applicable miscalculation resulting from the omitted emails or other similar electronic records. 1.6 Earn-Out Consideration; True-Up Payment (Tenant Leases). (a) Following the Earn-Out Period, (a) Seller may be entitled to receive from Purchaser, subject to the terms and conditions of EXHIBIT B, the additional consideration described in EXHIBIT B, if any (the “Earn-Out Consideration”) and (b) Purchaser may alternatively be entitled to certain payments from Seller to the extent payable pursuant to the terms and conditions of EXHIBIT B. (b) Notwithstanding anything to the contrary herein, with respect to each Tenant Lease that is entered into between the date hereof and the applicable Closing Date in compliance with the terms and conditions of this Agreement (including Section 5.2) which fails to qualify at the applicable Closing as an Included Lease because the conditions described in clause (B) of the definition of Included Lease are not satisfied as of such Closing, the parties acknowledge and agree that (i) in connection with the applicable Closing for the relevant Territory, the parties will work in good faith to mutually agree on the list of all such Tenant Leases for such Territory, and such Tenant Leases shall be listed on Schedule 1.6(b) as of such Closing with an estimate of the amount representing the Delayed Site Price set for each Tenant Lease if such Tenant Lease was an Included Lease at the applicable Closing, which shall be updated by the parties when Purchase Price is finally determined and (ii) if all of the conditions described in the definition of Included Lease with respect to any such Tenant Lease as set forth in Schedule 1.6(b) for the relevant Territory are satisfied within 6 months of the Closing and remain continuously satisfied thereafter until the date twelve (12) months after the applicable Closing, then as promptly as practicable following the twelve (12) month anniversary of the Closing, Purchaser will make a “true- up” payment for the benefit of Seller for each such Tenant Lease that satisfies clause (ii) above equal to the Delayed Site Price, representing the additional benefit of such Tenant Lease being

12 included as an Included Lease in the applicable Purchase Price determination (including all relevant components thereof and calculations related thereto) for the relevant Territory. In furtherance of the foregoing and in connection with the payment of the Delayed Site Price, the relevant Closing TCF, Final TCF Earn-Out Advancement, if any, TCF Earn-Out Advancement Cap, if any, and Purchase Price (including all relevant components thereof and calculations related thereto) for the applicable Territory will all automatically be deemed adjusted as a result of the Delayed Site Price as a result of the inclusion of such Tenant Lease as an Included Lease hereunder, and such modified calculations will thereafter be applicable for all purposes of this Agreement and included for all purposes of EXHIBIT B as though paid as part of the Purchase Price for the relevant Territory at the applicable Closing. The parties hereby further acknowledge and agree that they will make all of the adjustments and payments described in this Section 1.6(b) at the same time for all applicable Tenant Leases for the relevant Territory that qualify as an Included Lease for the true-up payment described herein, in each case after giving effect to all of the Closings that have been consummated hereunder, and with such adjustments and applicable payments being done on a Territory by Territory basis. 1.7 Withholding. Notwithstanding any term or condition of this Agreement to the contrary, Purchaser and Designated Purchaser shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement any Taxes or other amounts required to be deducted or withheld and paid over to a Governmental Authority under applicable Legal Requirements; provided, however, that Purchaser and each Designated Purchaser shall use commercially reasonable efforts to cooperate with Seller in reducing or eliminating such deduction and withholding to the extent permitted by applicable Legal Requirements. Purchaser or applicable Designated Purchaser, as appropriate, shall notify Seller in writing of its intent to so deduct and withhold in respect of any payment to Seller under this Agreement prior to making such payment. Any amounts so deducted or withheld (and paid over to the appropriate Governmental Authority) shall be considered for all purposes of this Agreement to have been paid by Purchaser or applicable Designated Purchaser, as the case may be, to Seller or such other person in respect of which such deduction or withholding was made. If any such deduction or withholding is made, Purchaser and/or applicable Designated Purchaser, as appropriate, shall use commercially reasonably efforts to provide Seller promptly with documentation relating to the amount deducted or withheld as required by the relevant Governmental Authority. 1.8 Excluded Assets and Excluded Liabilities. (a) While the applicable Purchaser Parties will acquire the applicable Acquired Property at each Closing, notwithstanding anything to the contrary contained in this Agreement, it is hereby acknowledged and agreed that in connection with the Pre-Closing Restructuring and the transfer of the Purchased Assets, the applicable Seller Party will retain and not transfer, and such Purchaser Parties will not purchase, acquire or assume, any right, title or interest in or to any of the Excluded Assets. Schedule 1.8(a) is incorporated herein by reference. (b) While the applicable Purchaser Parties will assume at the applicable Closing the Assumed Liabilities relating to the Purchased Assets, notwithstanding anything to the contrary contained in this Agreement, it is hereby acknowledged and agreed that such Purchaser Parties will not be responsible for or assume any liability, duty or obligation with respect to, and Seller (or its applicable Subsidiary) will retain and/or be responsible for the Excluded Liabilities. (c) Notwithstanding anything to the contrary contained herein, Seller shall not sell, convey, assign, transfer and deliver to any Purchaser Party at any Closing, and no Purchaser Party will purchase, acquire and accept or have any rights or obligations with respect to: (i) the

13 Excluded Assets or the Excluded Liabilities; (ii) any and all rights or obligations that accrue or will accrue to Seller or any of its Affiliates under this Agreement or any ancillary agreement hereto; (iii) any and all rights or obligations retained by and/or granted to Seller or any of its Affiliates pursuant to this Agreement or any ancillary agreement hereto; or (iv) any Governmental Authorizations solely relating to the Excluded Assets (and not relating in any way to the Towers or Tower Sites). 1.9 AS IS, WHERE IS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE MASTER LEASE AGREEMENT, (A) IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE APPLICABLE PURCHASED ASSETS BEING CONVEYED, ASSIGNED, TRANSFERRED, DELIVERED OR LEASED BY THE APPLICABLE SELLER PARTY AND ACCEPTED BY THE APPLICABLE PURCHASER PARTY AT THE CLOSING ARE BEING CONVEYED, ASSIGNED, TRANSFERRED, DELIVERED OR LEASED BY SUCH APPLICABLE SELLER PARTY AND ACCEPTED BY THE APPLICABLE PURCHASER PARTY “AS IS, WHERE IS,” WITH ALL FAULTS, AND THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY GIVEN IN THIS AGREEMENT (WHICH WILL SURVIVE ONLY TO THE EXTENT SET FORTH IN SECTION 9.1), INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, CAPACITY, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE TOWER SITES OR THE TOWERS AND PROPERTY LOCATED THEREON (OR AS TO THE GROUND LEASES, TENANT LEASES OR OTHER CONTRACTS RELATED THERETO OR ANY RIGHTS THEREUNDER), (B) PURSUANT TO THIS AGREEMENT AND/OR THE TRANSACTION DOCUMENTS, COMPANY AND/OR THE APPLICABLE PURCHASER PARTIES SHALL ASSUME AND PAY, HONOR AND DISCHARGE WHEN DUE IN ACCORDANCE WITH THEIR TERMS ANY AND ALL ASSUMED LIABILITIES, AND (C) PURSUANT TO THIS AGREEMENT AND/OR THE TRANSACTION DOCUMENTS, SELLER AND/OR THE APPLICABLE SELLER PARTIES SHALL ASSUME AND PAY, HONOR AND DISCHARGE WHEN DUE IN ACCORDANCE WITH THEIR TERMS ANY AND ALL EXCLUDED LIABILITIES. NOTWITHSTANDING THE GENERALITY OF THE FOREGOING OR ANYTHING TO THE CONTRARY HEREIN, THE TERMS OF THIS SECTION 1.9 SHALL NOT RESULT IN ANY LIMIT ON SELLER’S EXPRESS INDEMNIFICIATION AND REMEDIATION OBLIGATIONS (SUBJECT TO THE LIMITATIONS SET FORTH IN ARTICLE IX AND EXHIBIT H) HEREUNDER OR UNDER THE APPLICABLE MASTER LEASE AGREEMENT IN CONNECTION WITH ANY PRE-EXISTING CONDITIONS. COMPANY AND THE APPLICABLE PURCHASER PARTIES AGREE, TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE MASTER LEASE AGREEMENT, THAT NONE OF SELLER OR ANY OF ITS DIRECTORS, OFFICERS, MANAGERS, MEMBERS, PARTNERS, INCORPORATORS, ATTORNEYS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, AGENTS OR REPRESENTATIVES, WILL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO COMPANY OR THE APPLICABLE PURCHASER PARTIES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER APPLICABLE SECURITIES LAWS OR OTHERWISE) BASED UPON INFORMATION PROVIDED OR MADE AVAILABLE TO COMPANY OR THE APPLICABLE PURCHASER PARTIES, EXCEPT IF ARISING OUT OF FRAUD. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT IS INTENDED TO, OR DOES, COVER OR OTHERWISE PERTAIN TO ANY EXCLUDED ASSETS OR EXCLUDED LIABILITIES. 1.10 Cost of Capital. (a) To the extent a portion of the Disputed Estimated Closing Amounts that was paid as Designated Purchase Price Payment is resolved in favor of Purchaser in the Final

14 Closing Statement, Seller shall pay to Purchaser a return on such portion at a rate of 8.5% per annum (the “Cost of Capital Rate”) accruing daily from the date such amounts were initially required to be paid until the date of payment of such return. To the extent Purchaser is obligated to make a payment pursuant to Section 1.5(d), Purchaser shall be entitled to deduct from such payment the amount owing pursuant to this Section 1.10(a). (b) To the extent a portion of the Disputed Estimated Closing Amounts that was not paid as Designated Purchase Price Payment is resolved in favor of Seller in the Final Closing Statement, Purchaser shall pay to Seller a return on such portion at the Cost of Capital Rate accruing daily from the date such amounts were initially required to be paid until the date of payment of such return. To the extent Seller is obligated to make a payment pursuant to Section 1.5(c), Seller shall be entitled to deduct from such payment the amount owing pursuant to this Section 1.10(b). (c) To the extent there is a TCF Overfunding Amount pursuant to EXHIBIT B, then, Seller shall pay to Purchaser a return on such TCF Overfunding Amount at the Cost of Capital Rate accruing daily from the date Purchaser made a payment that gave rise to the TCF Overfunding Amount until the date of payment of such return. To the extent Purchaser is obligated to make a payment pursuant to EXHIBIT B, Purchaser shall be entitled to deduct from such payment the amount owing pursuant to this Section 1.10(c) (but shall be credited as having paid such amount). ARTICLE II THE CLOSINGS; CLOSING DELIVERIES 2.1 The Closings. (a) Multiple Closings. Upon the terms and subject to the conditions set forth in this Agreement the consummation of the transactions contemplated hereunder and thereunder may consist of two (2) or more Closings (such Closings being referred to hereunder as the First Closing and the Subsequent Closing(s), and the last Subsequent Closing shall be referred as the Final Closing). (b) Statement of Principles. It is acknowledged and agreed that it is the intention of the Parties that (i) each Designated Target Company (other than Lati Parent and any Excluded Entity) be acquired by Purchaser indirectly through the acquisition of all of the equity interests of Lati Parent and (ii) the acquisition of the Purchased Assets in Nicaragua be acquired through a sale of the Purchased Assets and Purchased Improvements in Nicaragua; provided, however, that if the condition set forth in Section 6.9 is not satisfied at a time when all other conditions to Closing for Guatemala, El Salvador and Panama are satisfied, then it is acknowledged and agreed that it is the intention of the Parties that each Designated Target Company (other than Lati Honduras, Lati Parent and Tigo Nicaragua) and its applicable Subsidiaries be acquired by Purchaser indirectly through the direct acquisition of all of the Equity Interests of Lati Parent, and Purchaser may acquire Lati Honduras and the Purchased Assets at a different time in accordance with the terms and conditions of this Agreement. (c) Lati Parent Closing. Provided that all of the conditions set forth in ARTICLE VI and ARTICLE VII have been fulfilled or waived, with respect to the Closing of the Purchased Interests (which (x) shall not include the condition set forth in Section 6.9 if (and only if) the Honduras Distribution occurs as set forth in Section 5.25 and (y) shall include all other conditions to Closing applicable to each Subsidiary of Lati Parent), the Closing of the acquisition of the

15 Purchased Interests will take place at the offices of Winston & Strawn LLP, 200 S. Biscayne Boulevard, Suite 2400, Miami, FL, 33131, or at such other place as the parties may agree in writing, commencing at 10:00AM (New York time) on the later of (i) one hundred twenty (120) days following the execution and delivery of this Agreement and (ii) the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI, ARTICLE VII and in compliance with Section 5.25 to the obligations of the parties to consummate the Contemplated Transactions required to be completed (other than conditions with respect to actions of the respective parties that will take place at such Closing itself, but the Closing will be subject to the taking of such actions). (d) Nicaragua Closing. Provided that all of the conditions set forth in ARTICLE VI and ARTICLE VII have been fulfilled or waived, with respect to the Closing of the Purchased Assets in Nicaragua, such Closing will take place at the offices of Winston & Strawn LLP, 200 S. Biscayne Boulevard, Suite 2400, Miami, FL, 33131, or at such other place as the parties may agree in writing, commencing at 10:00AM (New York time) on the later of (i) one hundred twenty (120) days following the execution and delivery of this Agreement and (ii) the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI, ARTICLE VII to the obligations of the parties to consummate the Contemplated Transactions required to be completed (other than conditions with respect to actions of the respective parties that will take place at such Closing itself, but the Closing will be subject to the taking of such actions). (e) Honduras Closing (if applicable). Provided that the Closing of Lati Parent has occurred after the Honduras Distribution and that thereafter all of the conditions set forth in ARTICLE VI (including Section 6.9) and ARTICLE VII have been fulfilled or waived with respect to Honduras, then the applicable Subsequent Closing of the Contemplated Transaction with respect to such Territory will take place at the offices of Winston & Strawn LLP, 200 S. Biscayne Boulevard, Suite 2400, Miami, FL, 33131, or at such other place as the parties may agree in writing, commencing at 10:00AM (New York time) on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI and ARTICLE VII and in compliance with Section 5.25 to the obligations of the parties to consummate the Contemplated Transactions required to be completed with respect to such Territory (other than conditions with respect to actions of the respective parties that will take place at such Closing itself, but the Closing will be subject to the taking of such actions). 2.2 Closing Deliveries. (a) Lati Parent Closing. Upon the terms and subject to the conditions of this Agreement, at the Lati Parent Closing, Purchaser and Seller shall instruct the Lati Parent to : (i) proceed with the entry of the transfer of the relevant Lati Parent Purchased Interests under this Agreement in the shareholders’ register of Lati Parent ; and (ii) f ile a notice with the Luxembourg Register of Commerce and Companies in respect of the transfer of the Lati Parent relevant Purchased Interests from Seller to Purchaser and publish such notice of transfer in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations), in accordance with applicable provisions of the Luxembourg law on commercial companies of 10 August 1915, as amended. (b) Upon the terms and subject to the conditions of this Agreement, at each Closing, Seller will deliver to Company and Purchaser: each of the instruments and documents set

16 forth in Section 5.9 and on EXHIBIT 6.8(a) and EXHIBIT 6.8(b), as applicable together with appropriate invoices complying with the Tax requirements of the Territory or Territories, as applicable, with respect to Acquired Property conveyed, and Assumed Liabilities assumed, if any, at such Closing. Promptly following each applicable Closing, Seller will deliver to Purchaser (or a Designated Purchaser) (i) all keys or other devices necessary to allow entry, if any, to each relevant parcel of Leased Real Property or Owned Real Property, and, each Tower, Tower Site and related Property included in the conveyed Acquired Property at such Closing, ( ii) all security and access codes, if any, applicable to each parcel of Leased Real Property or Owned Real Property, and, each Tower, Tower Site and related Property included in the conveyed Acquired Property at such Closing, and (iii) all original copies (if available, otherwise, copies) of documents in its or its Affiliates’ possession and pertaining to the Acquired Property for such Closing, including, subject to Section 5.3(b), migration of historical emails and similar electronic records retained by Seller Parties to the extent with respect to the operation of such Acquired Property, including with respect to dedicated business email accounts and email domains and current or former personnel (subject to applicable data privacy laws or other applicable Laws) to the extent such records are not permanently stored or contained on or within assets constituting Acquired Property; provided, that, the foregoing requirements shall be deemed satisfied for purposes of this Section 2.2(b) (A) for ten (10) Business Days (or, in the case of the immediately preceding clause (iii), twenty (20) Business Days) following the Closing to the extent that access of the type contemplated by clauses (i), (ii) and (iii) above is being provided under the terms of the Transition Services Agreement (as defined in 5.9(b) herein) at all times from and after the Closing (subject to final delivery pursuant to the terms of the Transition Services Agreement), or (B) the parties, as of the Closing, have mutually agreed in writing on alternative transition plan providing for the delivery of all items contemplated in clauses (i), (ii) and (iii) above at a later time following the Closing than specified. (c) Upon the terms and subject to the conditions of this Agreement, at each Closing, Company and Purchaser will execute and deliver or cause to be executed and delivered to Seller, (i) The Designated Purchase Price Payment shall be paid in Current Funds and in Dollars. All amounts to be paid to Seller by or on behalf of Purchaser under this Agreement shall be paid in Current Funds to one or more bank accounts designated by Seller at least five (5) Business Days prior to the applicable Closing, and (ii) each of the instruments and documents set forth in Section 5.9 and on EXHIBIT 7.7(a) and EXHIBIT 7.7(b), as applicable, with respect to the Acquired Property conveyed and any associated Owned Real Property, and Assumed Liabilities assumed, at the applicable Closing. (d) At each Closing, in addition to dating, executing and delivering the instruments and documents referenced in this Section 2.2, each party shall also execute and deliver, or cause to be executed and delivered, such other appropriate and customary documents as any other party or its counsel reasonably may request for the purpose of consummating the Contemplated Transactions at such Closing. All of the actions to be taken and documents to be executed and delivered at each Closing (under this Agreement and each of the other agreements contemplated hereby) will be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery will be effective until all are complete, except as specifically provided herein.

17 ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Company and Purchaser, as follows (except as disclosed in the Schedules to this Agreement that are delivered prior to or contemporaneous with the execution of this Agreement), assuming (unless otherwise set forth herein) for purposes of such representations and warranties that the Pre-Closing Restructuring had been effected immediately prior to the execution of this Agreement or, in the case of representations and warranties that relate to an earlier date or period, prior to such date or period: 3.1 Organization and Good Standing. (a) Each of Seller, applicable Designated Target Company and its Subsidiaries is duly organized, validly existing and, where such concept is recognized in the applicable jurisdiction and to the extent legally relevant, in good standing under the Laws of its jurisdiction of organization, with all requisite organizational power and authority to (i) conduct in all material respects the business conducted by such entity as now being conducted and ( ii), to own, lease or use its properties and assets that it purports to own, lease or use (including the Purchased Assets) in its business as now being conducted. Seller has made available to Purchaser true, correct and complete copies of the Organizational Documents of the applicable Designated Target Company and its Subsidiaries as in effect on the date hereof. (b) Except as set forth on Schedule 3.1(b): (i) in the case of Lati Honduras, Lati Guatemala and Lati Nicaragua, (x) from the time of their formation until the consummation of the Pre-Closing Restructuring, engaged in no business activity, and (y) following the Pre-Closing Restructuring, engaged only in the operation of the Business, (ii) in the case of Lati Panama and Lati El Salvador, have not engaged in any business activity other than the operation of the Business, and (iii) in the case of Lati Parent and InfraCo2, have not engaged in any business activity other than solely to hold the Equity Interests of the other applicable Designated Target Companies (other than Tigo Nicaragua) and the Excluded Entities (other than Tigo Nicaragua). Except as set forth on Schedule 3.1(b) and for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement and, following the Pre-Closing Restructuring, the ordinary course operation of the Business, the applicable Designated Target Company and its Subsidiaries have not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any material contracts, agreements or arrangements (whether written or oral) with any Person. 3.2 Duly Authorized. Each Seller Party has the requisite company or other organizational authority and power to execute and deliver this Agreement , the Pre-Closing Restructuring and the other agreements to which it is a party, with respect to the transactions contemplated hereby and closing documents contemplated hereby to which it is or will be a party (the “Seller Closing Documents”) and to perform its obligations under this Agreement and the Seller Closing Documents to which they are or will be a party. The execution and delivery of this Agreement and each of the Seller Closing Documents, as well as the consummation of the Pre- Closing Restructuring and the Contemplated Transactions, have been duly and validly authorized by all necessary corporate or other organizational action on the part of the Seller Parties. 3.3 Enforceability. This Agreement has been, and upon their execution the other Transaction Documents shall have been, duly executed and delivered by each applicable Seller Party and, assuming that this Agreement constitutes the legal, valid and binding obligation of

18 Company and Purchaser, constitutes the legal, valid, and binding obligation of each applicable Seller Party, enforceable against such Seller Party in accordance with its terms except to the extent (i) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application in each Territory affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Upon the execution and delivery by the applicable Seller Party of the Seller Closing Documents to which it is a party, the Seller Closing Documents will constitute the legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms except to the extent (i) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. 3.4 Title to the Acquired Property; Sufficiency of Assets. (a) Schedule 3.4(a) sets forth, as of the date of this Agreement and for each Designated Target Company and any Subsidiary thereof (reflecting the applicable details both immediately prior to and also immediately following the Pre-Closing Restructuring) the number of authorized, issued and outstanding Equity Interests in such entity, the record owner(s) thereof and the jurisdiction of incorporation or legal organization of such entity. Except as set forth in Schedule 3.4(a), there are no other authorized, issued or outstanding Equity Interests of each Designated Target Company or any subsidiary thereof . All of the issued and outstanding Equity Interests of each Designated Target Company and any Subsidiary thereof are duly authorized, validly issued, fully-paid and non-assessable, free and clear of all liens (other than as set forth in the Organizational Documents or on Schedule 3.4(a)). (b) Except as listed on Schedule 3.4(b), during the period prior to and also for the period following the Pre-Closing Restructuring, (i) there are no Equity Interests of the Designated Target Companies or any Subsidiary thereof issued, reserved for issuance or outstanding and (ii) there are no outstanding written or oral rights, options, warrants, phantom interests, profit share, convertible or exchangeable securities, subscription, rights (including any preemptive rights, conversion rights, unit appreciation rights), calls or commitments to which Seller, or Designated Target Companies or any of their respective Subsidiaries thereof are a party or may be bound requiring the issuance or sale of any Equity Interests of the Designated Target Companies or any Subsidiary thereof , registration rights, rights of first refusal, exchange rights or other Contracts or other rights of any kind that provide for the sale or issuance by any Designated Target Company or any Subsidiary thereof of any of the foregoing or any of its Equity Interests or that provide for payment based on the value of its Equity Interests, or that may be settled by delivery of its Equity Interests. No Designated Target Company or any Subsidiary thereof is obligated to redeem, repurchase or otherwise acquire or retire any of its outstanding Equity Interests. Except as listed on Schedule 3.4(b), during the period prior to and also for the period following the Pre-Closing Restructuring, there are no voting trusts, member agreements, proxies or other agreements, arrangements or understandings to which any Designated Target Company or any Subsidiary thereof or any other Person is a party with respect to the voting of any Equity Interests of such Designated Target Company or Subsidiary thereof, dividend rights or other dispositions of any Equity Interests (other than as set forth in such Designated Target Company’s Organizational Documents). No Designated Target Company or any Subsidiary thereof has any

19 outstanding obligation or other liability with respect to the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated. (c) Subject to no Encumbrances other than Permitted Exceptions, each Designated Target Company (directly or indirectly through a wholly-owned Subsidiary), and to the extent relating to or in connection with the Territory of Nicaragua, each other applicable Affiliate of Seller, has, and prior to the Pre-Closing Restructuring the applicable Seller Party had valid fee or leasehold (as the case may be) title and interest to all of the Towers, Tower Sites, Purchased Improvements and other related Property, except in the case of the Purchased Improvements and other related Property where there would not reasonably be expected to have a material impact on such assets. Other than the Excluded Towers and the Towers, as of the date of this Agreement, the Seller Parties do not own any Passive Infrastructure in the Territory. (d) Taking into account the Master Lease Agreement, Transition Services Agreement, the Synthetic Contracts, and Ground Leases to be entered into between Purchaser (or the applicable Designated Purchaser), on the one hand, and Seller or its applicable Affiliate, on the other hand, the Acquired Property is sufficient for the conduct of the Business by the applicable Designated Purchaser and Designated Target Company acquired by Purchaser (or the applicable Designated Purchaser) hereunder immediately following the Closing in all material respects as conducted by Seller and its Affiliates on the date of this Agreement and all times thereafter and prior to the Closing, and to perform all of their and their Affiliates’, as applicable, respective obligations under (A) the Master Lease Agreement and (B) any Existing Tenant Lease. Except as set forth on Schedule 3.4(d), intercompany services agreements, office space leases, and ground leases that are for Owned Real Property that will be replaced by the Pre-Paid Ground Leases as set forth in item (7) of EXHIBIT 6.8(b), Seller and its Affiliates (other than the Designated Target Companies and their Subsidiaries) do not provide any material services to, and do not own, lease or license assets or properties used by, the Business, the Towers, the Tower Sites or any related Property. 3.5 No Undisclosed Liabilities; Absence of Changes. (a) The Designated Target Companies and their respective Subsidiaries do not have any liabilities required to be reflected on a balance sheet prepared in accordance with IFRS, except for liabilities that (i) have been incurred in the Ordinary Course of Business and which have not resulted from a breach of contract or violation of applicable Law, (ii) have been discharged or paid off in full prior to the Measurement Time for the applicable Territory, (iii) constitute Excluded Liabilities, or (iv) individually is de minimis, or in the aggregate is material, to such Designated Target Company and its Subsidiaries, taken as a whole. (b) Except for the transactions contemplated by this Agreement, since March 31, 2024 until the date of this Agreement, there has not been any event, change, occurrence, or circumstance that would reasonably be expected to have, or has had a, Material Adverse Effect; and (c) Since March 31, 2024 until the date of this Agreement, there has not been any action, change, occurrence, circumstance or event that would have required Purchaser ’s prior written consent pursuant to the covenants and restrictions as set forth in Section 5.1 or Section 5.2 had such action or event occurred after the date hereof and prior to the Closing. 3.6 No Conflicts. Except as set forth on Schedule 3.6, neither the execution and delivery of this Agreement or the Seller Closing Documents, nor the consummation and

20 performance of the Pre-Closing Restructuring or any of the transactions contemplated hereby or thereby or any of the obligations hereunder or thereunder by the Seller Parties will, directly or indirectly (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any Seller Party, (b) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy or right under, or require the consent of any Person under, any Contract to which any Seller Party is a party or any of the assets owned or used by a Seller Party may be subject, (c) subject to Section 3.8 and provided that all applicable regulatory approvals are obtained pursuant to Section 6.2, result in a violation of any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over a Seller Party or any of its properties, or (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Properties, in each case of the forgoing clause (b) or (c), except where such failure would not, individually or in the aggregate, materially impair or delay its ability to consummate the transaction contemplated by this Agreement. 3.7 No Consents. Except as set forth on Schedule 3.7, no declaration, filing, registration with, or notice to, consent, approval, or authorization of any Governmental Authority or other Person is required to be obtained or made in connection with the execution and delivery of this Agreement or the Seller Closing Documents or the consummation or performance of any of the Pre-Closing Restructuring, Contemplated Transactions or the Seller Parties’ obligations hereunder or under any Seller Closing Document (including without limitation, any Person who is a party to any Contract to which a Seller Party is a party). 3.8 Compliance with Governmental Authorizations and Legal Requirements . The following representations and warranties are being given for both the period immediately prior to and the period immediately following the Pre-Closing Restructuring. For purposes of this Section 3.8, references to Seller Parties shall mean (x) the Designated Target Companies and their Subsidiaries and (y) to the extent relating to or in connection with the Territories that are subject to this Agreement, Seller and other Affiliates of Seller. (a) Schedule 3.8(a)(i) sets forth all Governmental Authorizations held by (i) any Seller Party as of the date of this Agreement and (ii) any Seller Party prior to the Pre-Closing Restructuring, in each case, that relate to the ownership, construction, use or operation of each of the Towers and Tower Sites or the conducting of its business as currently conducted. Except as set forth on Schedule3.8(a)(i), no such Governmental Authorizations are as of the date of this Agreement subject to any restriction or condition that materially limit the ownership, construction, use or operation of such Towers and Tower Sites, except for restrictions and conditions generally applicable to Governmental Authorizations of such type. Except as disclosed on Schedule 3.8(a)(i), such Governmental Authorizations are currently paid as of the date of this Agreement and as of the applicable Closing and are in full force and effect in each case, in all material respects, and to the Knowledge of Seller, no Seller Party is in material breach or violation of, or in default in the performance, observance or fulfillment, and to the Knowledge of Seller, and as of the date of this Agreement, there is no circumstance or fact that would reasonably be expected to be material to the Business that would be reasonably likely to result in the early termination or cancellation of any such Governmental Authorization. Seller and its Affiliates do not hold any Governmental Authorizations that relates in part to the Excluded Assets, on the one hand, and to the Acquired Property, Towers, Tower Sites or related Property, on the other hand. (i) Except as disclosed on Schedule 3.8(a)(i), as of the date hereof, there are no Municipal Fees.

21 (ii) Schedule 3.8(a)(i) sets forth all the civil aviation permits held by each Seller Party as of the date of this Agreement for the ownership, construction, use and operation of the Towers and Tower Sites or the conducting of the Business by Seller in the Ordinary Course of Business. The operation of the Towers, the Tower Sites and business of the Seller Party and its Affiliates with respect to the Towers and the Tower Sites has been in compliance with such permits in all material respects (including in respect of any applicable grace periods or similar provisions applicable to compliance under such permits and the height, type structure and lighting requirements as authorized by such permits)) and, except as set forth on Schedule 3.8(a)(ii) and since the last three (3) years, no Seller Party has received any written notice or other written communication from any Governmental Authority or Person regarding any actual, alleged, or potential violation of, failure to comply with, revocation, withdrawal, suspension, cancellation, termination or modification (excluding recurring renewal notif ications) of any such permit. (b) Except with respect to Governmental Authorizations that relate to the ownership, use and operation of the Towers and Tower Sites, which is solely governed by Section 3.8(a) and Section 3.8(c): (i) each Seller Party (and each Subsidiary thereof) is in compliance with each Legal Requirement that is applicable to it with respect to the Acquired Property in all material respects and (ii) no Seller Party or any Subsidiary thereof has received any written notice or other written communication, or, to the Knowledge of Seller, is subject to investigation or proceeding, from any Governmental Authority that remains pending as of the date hereof that such Seller Party or any Subsidiary thereof (relating to the Business) lacks any necessary Governmental Authorizations. (c) The Seller Parties have paid all recurring fees and other similar recurring payments due to any Governmental Authority or any other Person pursuant to a Governmental Authorization requiring such recurring fees, and to the Knowledge of Seller, the Seller Parties have paid all other fees and other payments due to any Governmental Authority or any other Person pursuant to all other Governmental Authorizations and applicable Law, in each case in connection with the construction and operation of the Towers and Tower Sites. The Seller Parties are, and since January 1, 2022 have been, in compliance in all material respects with all terms, conditions and provisions of any Governmental Authorization to which it is a party pertaining to the Towers, Tower Sites or related Property. None of the Seller Parties (i) is in default or violation of any term, condition or provision of any Governmental Authorization to which it is a party pertaining to the Towers, Tower Sites or related Property or (ii) has received any notice or other communication (whether oral or written) from any Governmental Authority or Person that any such Governmental Authorization is subject to any adverse action by such Governmental Authority or Person, in each case, which would reasonably be expected to result in material liability to the applicable Seller Party, or in material liability to any Tower or Tower Site. Except as set forth on Schedule 3.8(c), all applications required to have been duly filed for the renewal of such Governmental Authorizations on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Authorization have been duly made on a timely basis with the appropriate Governmental Authority or Person. 3.9 Corruption, AML Laws, Sanctions. For purposes of this Section 3.9, references to Seller Parties shall mean (x) the Designated Target Companies and the Designated Target Companies’ Subsidiaries and (y) to the extent relating to or in connection with the Territories that

22 are subject to this Agreement, Seller and other Affiliates of Seller. Except for those matters that would not, and would not reasonably be expected to be, individually or in the aggregate, material: (a) Each Seller Party as well as their respective Subsidiaries and Affiliates is, and during the last six (6) years (or since such entities date of formation, if shorter) has been, in compliance with all applicable Laws, including but not limited to any and all AML Laws, International Trade Laws and Anti-Corruption Laws, and, to the extent applicable, none of the Seller Parties or their Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, or, to the Knowledge of Seller, any other Persons acting for or on their behalf has violated any AML Laws, International Trade Laws or Anti-Corruption Laws. (b) For the past six (6) years, (or since such entities date of formation, if shorter) each Seller Party and each Seller Party’s Subsidiaries and Affiliates has implemented and maintained commercially reasonable and legally required policies, procedures, and internal controls to ensure that each Seller Party and each Seller Party’s Subsidiaries and Affiliates have complied with all applicable AML Laws (to the extent applicable), International Trade Laws and Anti-Corruption Laws, including but not limited to the detection and prevention of bribery, accounting and recordkeeping for financial transactions and expenses, and third -party risk management.; (c) For the past six (6) years (or since such entities date of formation, if shorter),each Seller Party and each Seller Party’s Subsidiaries and Affiliates has maintained books and records in compliance with Anti-Corruption Laws and AML Laws (to the extent applicable) that, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets. (d) For the past six (6) years (or since such entities date of formation, if shorter), none of the Seller Parties or their Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, or, to the Knowledge of Seller, any other Person acting for or on their behalf has (A) received any written notice from any Governmental Authority or other Person regarding any Proceeding, written or verbal notice of any violation, alleged violation, or any suspected violation relating to any provision of any Law, including but not limited to AML Laws (to the extent applicable), International Trade Laws, or Anti-Corruption Laws, or (B) made any voluntary or involuntary disclosure to any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with any provision of, Law, including but not limited to AML Laws (to the extent applicable), International Trade Laws or any Anti-Corruption Laws. (e) For the past six (6) years (or since such entities date of formation, if shorter), none of the Seller Parties or their Subsidiaries or Affiliates, nor, to the Knowledge of Seller, any manager, officer, agent, employee or other Person acting for or on their behalf, has, in the course of its actions for or on behalf of the Seller Parties or their Subsidiaries or Affiliates, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any government officials or any other Person using corporate funds; (iii) violated or is in violation of any Anti-Corruption Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any government official or any other Person. (f) For the past six (6) years (or since such entities date of formation, if shorter), none of the Seller Parties or their Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, or, to the Knowledge of Seller, any other Person acting for or on

23 their behalf, has engaged in any business or dealings, directly or indirectly, involving or relating to a Sanctioned Country or Sanctioned Person in violation of sanctions Laws. (g) For the past six (6) years (or since such entities date of formation, if shorter), none of the Seller Parties or their Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, or, to the Knowledge of Seller, any other Person acting for or on their behalf, is a Sanctioned Person or located, organized or resident in a Sanctioned Country. 3.10 Legal Proceedings and Orders. Except as set forth on Schedule 3.10, as of the date of this Agreement and for the three (3) years prior to the date hereof, there is and has been no Proceeding pending or, to the Knowledge of Seller, threatened (a) against Seller, a Designated Target Company (or any Subsidiary thereof) or any Affiliate of Seller that relates to or is reasonably likely to materially affect any of the Acquired Property or their ownership, use, operation or maintenance, or the Assumed Liabilities, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the Contemplated Transactions. Except as set forth on Schedule 3.10, as of the date of this Agreement and for the three (3) years prior to the date hereof, no Seller Party or any Affiliate of Seller is or has been subject to any material Order that (i) relates to any of the Acquired Property or the Assumed Liabilities, (ii) otherwise binds any such Acquired Property, or (iii) would individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Seller Parties’ ability to consummate the Contemplated Transactions or perform its obligations hereunder or under any of the Seller Closing Documents. Schedule 3.10 sets forth a true, correct and complete list as of the date hereof of any Contract that was entered into in connection with the settlement or other resolution of any Proceeding pursuant to which a Seller Party (relating to the Business) has any ongoing material performance obligations. 3.11 Utilities; Access; Expenses. Except as disclosed on Schedule 3.11, (a) the electricity or other utility services currently available to each Tower and Tower Site are as of the date hereof adequate for the equipment being used by the Affiliates of the Seller Parties or Tenants in any Existing Tenant Lease and any lighting of a Tower, and to the Knowledge of Seller, for any other use currently granted pursuant to any Existing Tenant Lease prior to Closing, (b) other than such power for such equipment referenced in clause (a), there are no other utility services used or required to be used at such Tower or Tower Site, and (c) except for (i) any access or easement restrictions specified in any Ground Leases (it being understood that none of them prohibits access to the Tower Sites), (ii) Permitted Exceptions (it being understood that none of them prohibits access to the Tower Sites) and (iii) Seller having to provide not more than 24 hours’ prior notification and/or a list of authorized personnel for access, Seller has obtained all Easements and rights-of-way that are reasonably necessary to provide, for the term of the applicable Ground Lease or (in each case, as amended, renewed or extended from time to time), pedestrian or vehicular access by Seller (or any successor under the applicable Ground Lease or other ground lease), and Seller (including any such successor) has reasonable (given its location) pedestrian or vehicular access, to and from each of the Towers and Tower Sites (on one end) and to at least one public road (or private road with the use of easement or other similar right) (on the other end) without the need for any Governmental Authorization that has not been obtained and with no ongoing cost. As of the date of this Agreement, no Proceeding is pending or, to the Knowledge of Seller, threatened or event or condition existing which, individually or in the aggregate, would have the effect of terminating or limiting in any material respect any such access. As of the date of this Agreement and to the Knowledge of Seller, Seller has vehicular access to each Tower Site except as set forth on Section 3.11.

24 3.12 Site Master Matrix. (a) Schedule 1(c) includes all Towers and Tower Sites that are owned, leased or otherwise operated by each applicable Seller Party (or a wholly-owned Subsidiary thereof) in its respective Territory as of the date of this Agreement (but assuming the consummation of the Pre- Closing Restructuring). Schedule 1(c) sets forth, with respect to each Tower Site listed in Schedule 1(c), the address (to the extent available) or other location identif ier, approximate height, Tower type and Seller’s identif ication number, in each case as of the date hereof , which information, is true, correct and complete in all material respects. (b) Schedule 1(b) lists and includes all Existing WIP Sites in each Territory as anticipated as of the date of this Agreement (but assuming the consummation of the Pre-Closing Restructuring). Schedule 1(b) sets forth, with respect to each Existing WIP Site listed in Schedule 1(b), the address (to the extent available) or other location identif ier, approximate future height, tower type, and Seller’s preliminary identif ication number, in each case as of October 24, 2024, which information, is true, correct and complete in all material respects. 3.13 Towers & Tower Sites, Structure. (a) Except as otherwise stated in Schedule 3.13(a), (i) to the Knowledge of Seller, the Purchased Assets, Towers and Tower Sites (including Tower lights and grounding systems) are, in all material respects in satisfactory operating condition for the uses to which they are currently being put, subject to ordinary wear and tear, and (ii) to Knowledge of Seller, the Towers, taken as a whole, have been operated and maintained, in all material respects, in the Ordinary Course of Business. (b) Except as set forth on Schedule 3.13(b), to the Knowledge of Seller, as of the date such Towers were built or acquired, such Towers were operational, no additional work was required for such operation and the Towers had such structural capacity under ANSI/TIA-222- G-2005 standards (or, if built before 2010, under ANSI/TIA-222-F-1995) to support the current load and all additional loading that is permitted pursuant to contractual obligations to Tenants, subject to the terms and conditions of such leases. To the Knowledge of Seller, as of the date of this Agreement, there are no (i) adverse physical conditions or (ii) latent defects affecting any Towers, other than adverse conditions or defects arising in the Ordinary Course of Business that (x) would be repaired as identif ied in the Ordinary Course of Business or (y) have been fully remedied prior to the Closing Date. 3.14 Tower Cash Flow. Schedule 3.14 sets forth a true, correct, and complete calculation of the annualized TCF for the Tower Sites in each Territory as of the month set forth in EXHIBIT F, and to the Knowledge of Seller, as of the date hereof, no Seller Party has received any written notice or other written communication of any existing, pending or threatened events that would or would reasonably be expected to adversely affect the TCF in any material respect. Except as included on EXHIBIT I and for items customarily included in corporate overhead that do not apply to a specific Tower (or group thereof) or Tower Site (or group thereof) , there are no recurring costs relating to the Towers, Tower Sites or related Property in the applicable Territory. 3.15 Contracts. (a) Schedule 3.15(a)(i) contains a true, correct and complete list of each Ground Lease for the Tower Sites listed on Schedule 1(c) and Existing WIP Sites listed on Schedule 1(b). Schedule 3.15(a)(ii) sets forth the Ground Leases that have expired (the “Expired

25 Ground Leases”), it being understood that any Ground Lease renewed on a month-to-month, or otherwise on a rolling basis, is not an Expired Ground Lease. With respect to each such Ground Lease that has not expired, and except as set forth on Schedule 3.15(a)(iii), at the applicable Closing at which such Ground Lease is transferred to Purchaser, a Seller Party will be the original lessee (or will have validly succeeded to the rights of the original lessee on or prior to the applicable Closing) under each of the Ground Leases with respect to the Leased Real Property, will hold the leasehold interest created under each of the Ground Leases, and will be the sole owner of (or has exclusive rights to) the Purchased Improvements located on the Leased Real Property being leased thereunder. Except as set forth on Schedule 3.15(a)(iv), each Tower (in whole or in part) in the applicable Territory is located within the respective legal parcel (to which the Ground Lessor has valid and enforceable title and interest) that includes the leased area under the associated Ground Lease for such Tower Site and, to the Knowledge of Seller, the Purchased Improvements (in whole or in part) are located within the respective legal parcel (to which the Ground Lessor has valid and enforceable title and interest) that includes the leased area under the associated Ground Lease for such Tower Site. The applicable Seller Party is in actual, peaceful and undisturbed possession of the leased premises under each such Ground Lease (subject to the rights of Tenants and holders of Permitted Exceptions). At the Closing at which such Ground Lease is transferred to Purchaser (other than with respect to any Synthetic Contracts), (i) such Seller Party’s interest in the Ground Leases and the Purchased Improvements in connection therewith are free and clear of all liens and encumbrances, excepting only the Permitted Exceptions and liens or encumbrances which will be discharged at or prior to the Closing or are created by or through Company, Purchaser or any of their Affiliates; and (ii) such Seller Party is not obligated to pay any additional rent or charges to any ground lessor or third party for any period subsequent to the Closing Date in connection with such Ground Lease. Furthermore, except as set forth on Schedule 3.15(a)(v), at the applicable Closing at which such Ground Lease is transferred to Purchaser, (i) each Ground Lease (as modified or amended) that has not expired will be in full force and effect in all material respects and was duly authorized, executed and delivered by the applicable Affiliate of Seller, (ii) Seller or its Affiliates who are party to, and to the Knowledge of Seller, the other parties to, each such Ground Lease (as modified or amended) are in compliance in all material respects with the material terms thereof, (iii) such Seller Party has not received any written notice from or given written notice to any Person claiming that such Person or such Seller Party, as applicable, is in breach or default in any material respect under any such Ground Lease, and no such breach or default by such Seller Party exists, in each case except for such breaches, defaults, events and other circumstances as to which requisite waivers or consents have been obtained, (iv) none of such Ground Leases provides for non-monetary rent, barter or other similar consideration to the Ground Leases on a current basis and there are no past due amounts, (v) no lessor of the Ground Lease has notif ied Seller in writing that it intends to not renew, or terminate or repudiate or materially alter its Ground Lease or increase the rent of the Ground Lease prior to or at the end of the current term of such Ground Lease, (vi) Seller has not promised or offered any material changes in terms (including rent increases) of the Ground Lease other than in the Ordinary Course of Business, (vii) Seller has no obligation under any such Ground Lease to relocate any Tower, except in connection with the expiration of such Ground Lease in accordance with its terms, (viii) to the Knowledge of Seller, there are no attempts or discussions by Seller or its Affiliates to acquire any interest in the real property that is the subject of the Ground Lease, ( ix) no Ground Lessor has the right to unilaterally terminate the applicable Ground Lease other than for “cause” as referenced thereunder, except as set forth on Schedule 3.15(a)(ix) for any Ground Leases with a Governmental Authority or indigenous community, and (x) each Ground Lease shall permit sublease, including by its express terms or silence (where applicable) with respect to subleasing on the applicable Tower, except as set forth on Schedule 3.15(a)(x), and without the requirement to pay additional moneys or any such consideration to any other Person (except to a Governmental Authority or indigenous community as required by applicable Law). For the avoidance of doubt,

26 Seller is not providing any representations and warranties with respect to any Expired Ground Lease. (b) Schedule 3.15(b)(i) contains a true, correct and complete list of each Tenant Lease for the Tower Sites listed on Schedule 1(c). With respect to each such Tenant Lease, and except as set forth on Schedule 3.15(b)(ii), a Seller Party is (or at the applicable Closing will be) the original lessor (or will have validly succeeded to the rights of the original lessor on or prior to the applicable Closing) under such Tenant Lease. Except as provided in Schedule 3.15(b)(iii), no Tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the applicable Closing Date. Such Seller Party’s interest in such Tenant Leases is, and at the applicable Closing will be, free and clear of all liens and encumbrances, excepting only the Permitted Exceptions and liens or encumbrances which will be discharged at or prior to the applicable Closing or are created by or through Company, Purchaser or any of their Affiliates. Furthermore, except as set forth on Schedule 3.15(b)(iv), (i) each such Tenant Lease (as modified or amended) is in full force and effect in all material respects has been duly authorized, executed and delivered by an Affiliate of Seller and is a legal, valid and binding obligation against such Affiliate, (ii) the Tenant under each Existing Tenant Lease has accepted possession of its premise under its Tenant Lease and has installed and maintains its own Communications Equipment on the applicable Tower, (iii) there are (A) no security deposits under such Tenant Leases except as expressly set forth therein and (B) no rents prepaid by more than thirty (30) days except for as included in the proration calculations under Section 8.5, (iv) no Tenant Lease provides for non- monetary rent, barter or other similar consideration to the lessor thereunder, (v) to the Knowledge of Seller, no Tenant has notified such Affiliate in writing that it intends to not renew, or terminate or repudiate its Tenant Lease prior to or at the end of the current term of such Tenant Lease (except for the Claro Panamanian Lease termination notice, a copy of which is set forth in Schedule 3.15(b)(iv)), (vi) as of the date hereof, all rents set forth in each Tenant Lease have been collected on a current basis and there are no past due amounts thereunder, (vii) there is no contract pursuant to which a third party is entitled to negotiate or agree to any Tenant Lease on behalf of Seller, (viii) to the Knowledge of Seller, no Tenant has entered into any sublease or similar arrangement with respect to Tenant’s rights under its Tenant Lease, (ix)Seller and its Affiliates who are parties to, and to the Knowledge of Seller, each of the other parties to, each such Tenant Lease (as modified or amended) are in compliance in all material respects with the material terms thereof, (x) no Tenant has the right to unilaterally terminate the Tenant Lease other than for “cause” as referenced thereunder, and (xi) no Seller Party or Affiliate of Seller has received any written notice from or given written notice to any Person claiming that such Person or such Seller Party or Affiliate, as applicable, is in breach or default in any material respect under any such Tenant Lease, and no such breach or default exists, except for such breaches, defaults, events and other circumstances as to which requisite waivers or consents have been obtained. (c) Other than the Tenant Leases, Ground Leases and the Permitted Exceptions, there are no leases, subleases, licenses or other occupancy agreements (written or oral) which grant any possessory interest in or to any of the Towers or Tower Sites or the Property or the Improvements thereon, or which grant other rights with respect to the use of any thereof. For purposes of this Section 3.15 and all other provisions of this Agreement, the term “leasehold interest” or “leasehold title” shall, in the case of Ground Leases which are tenancy agreements, refer to the interest of Seller as tenant under such Ground Leases. At the applicable Closing, Seller will, and will cause each other Seller Party to, transfer to Purchaser or a Designated Purchaser good and valid leasehold title in each of the Ground Leases that have not expired that are transferred to it at such Closing, in each case, subject to the Tenant Leases and any Permitted Exceptions and any liens or encumbrances that are created by or through Company, Purchaser or any of their Affiliates. Except for the Tower Sites listed on Schedule 3.15(b)(ii), a Seller Party leases

27 its interest in each Tower Site and such Seller Party does not own the real property with respect to such Tower Sites. (d) Other than the Master Lease Agreement, and as listed on Schedule 3.15(d), there are no other master agreements or master arrangements between the Seller Parties and any Person that prescribe rental rates that can be charged to any Person who leases space in the future on any of the Towers or Improvements. Seller has made available to Company and Purchaser copies of each Contract listed on Schedule 3.15(d), including any amendments, that are true, correct and complete. Each such Material Contract listed on Schedule 3.15(d) is in full force and effect, has not been modified or amended and is a valid and binding agreement of the applicable Seller Party enforceable against the applicable Seller Party in accordance with its terms and against the applicable counterparty, except as such enforceability may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application in each Territory affecting enforcement of creditors’ rights general. Neither a Seller Party (relating to the Business) or the Designated Target Company (or any Subsidiary thereof) nor, to the Knowledge of Seller, any other party to any such Contract in Schedule 3.15(d) is in material breach of or material default under, or has, during the six (6) months prior to the date hereof, provided or received any notice (written or oral) of any intention to terminate any such Contract in Schedule 3.15(d). To the Knowledge of Seller, no event or circumstance has occurred during the six (6) months prior to the date hereof or, to the Knowledge of Seller, is reasonably expected to occur, that would (i) constitute a material breach of or material event of default as of the date hereof by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any such Contract in Schedule 3.15(d), except in each case of clauses (i), (ii) and (iii), where such breach, default, termination right or other result has not had or would not reasonably be expected to be material to the Designated Target Company and its Subsidiaries, taken as a whole. No such Contract listed in Schedule 3.15(d) contains any deferred payment or earn-out obligation payable or revenue or rent share by the Seller Party (relating to the Business) or Designated Target Company (or any Subsidiary thereof) which is outstanding. (e) Other than the Ground Leases, Tenant Leases, and as listed on Schedule 3.15(d) (which, for the avoidance of doubt, shall also be a Material Contract), the Designated Target Companies and their Subsidiaries, and to the extent relating to or in connection with the Territory of Nicaragua, each other applicable Affiliate of Seller, have no other Material Contracts. (f) There are no Contracts relating to Indebtedness of the Designated Target Companies or their Subsidiaries. (g) The lists provided pursuant to Section 5.26(a)(i) and Section 5.26(a)(ii) are true, correct and complete as of the date of delivery of such lists and as of the applicable Closing . (h) None of the Claro Panamanian Leases expire earlier than March 14, 2032. 3.16 Insurance. Schedule 3.16 sets forth a list of all insurance policies in effect and maintained, owned or held by or on behalf of the Seller Parties or relating to the Towers and Tower Sites as set forth in Schedule 1(c). As of the date hereof, such policies are in full force and effect, and all premiums due on such policies have been paid. All premiums past due have been paid and no outstanding notice of default, cancellation or termination has been received by or on behalf of Seller, the Seller Parties or any of their respective Affiliates with respect to any such policy (except notices in connection with scheduled renewals). All such policies of insurance

28 collectively provide coverage to the Seller Parties in amounts not less than as required by applicable Law and any contract to which any Seller Party is a party. Since January 1, 2022, there have been no material claims by the Seller Parties under any such policy as to which coverage has been denied or disputed in any material respect by the underwriters of such policy. All loss runs with respect to insurance claims made by the Seller Parties with respect to the Towers, Tower Sites related Property or the Business since January 1, 2022 that are reasonably available to Seller have been made available to Purchaser. 3.17 Related Transactions. Except as set forth in Schedule 3.17, no Seller Party nor any of its Affiliates (i) is a party or subject to any transactions or Contract between Seller or any Designated Target Company (or Subsidiary thereof) and any of its or any of their executive officers or directors, any member of the immediate family of any thereof, or any Affiliate of any of the foregoing, including any Contract providing for the construction, ownership or operation of any of the Towers or Tower Sites furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from, the leasing of property to or from, or otherwise requiring payments to or from, any such Person (other than employment arrangements), (ii) to the Knowledge of Seller, owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of a Designated Target Company (or Subsidiary thereof), or to the extent relating to or in connection with the Territory of Nicaragua, any other applicable Affiliate of Seller, (iii) has borrowed money from or loaned money to any Designated Target Company (or Subsidiary thereof) that is currently outstanding, (iv) has initiated or threatened, in writing, to initiate any Proceeding against a Designated Target Company (or Subsidiary thereof), (v) owns or controls the land under or adjacent any of the Tower Sites, or (vi) to the Knowledge of Seller possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than a Designated Target Company or Subsidiary thereof) which is a material client, supplier, customer, lessor, lessee, or competitor of the Designated Target Company (or Subsidiary thereof), or to the extent relating to or in connection with the Territory of Nicaragua, any other applicable Affiliate of Seller (collectively, “Seller Related Party Agreements”). True, correct and complete copies of all Seller Related Party Agreements have been made available to Purchaser. 3.18 Insolvency. No Order has been made or petition presented or resolution passed for the winding up of Seller or any Designated Target Company (or Subsidiary thereof) or any Seller Party owning Purchased Assets prior to the Pre-Closing Restructuring, or to the extent relating to or in connection with the Territory of Nicaragua, any other applicable Affiliate of Seller, and no distress, execution or process has been levied against Seller or any Designated Target Company (or Subsidiary thereof), or to the extent relating to or in connection with the Territory of Nicaragua, any other applicable Affiliate of Seller, or any of their respective assets (including, without limitation, any of the Purchased Interests or Purchased Assets, as applicable). No Seller Party is insolvent or unable to pay its debts as and when they come due (and will not be rendered so as a result of the consummation of the Contemplated Transactions or the performance of its obligations under this Agreement and the other Seller Closing Documents). No Seller Party has entered into, is subject to (voluntarily or involuntarily) and has intention to file, any bankruptcy or insolvency proceedings, and there is no unfulfilled decree or Order outstanding against such Seller Party. 3.19 Title & Liens. (a) Except as set forth on Schedule 3.19(a) and except for Permitted Exceptions, Ground Leases, Tenant Leases and liens or encumbrances that will be discharged at

29 or prior to the applicable Closing or are created by or through Company, Purchaser or any of their Affiliates: Seller directly or indirectly holds all right, title and interest in, under and to the Acquired Property (other than its leasehold interest in the real property subject to the Ground Leases, which is subject to Section 3.14 free from all Encumbrances). None of the Seller Parties nor their Affiliates directly or indirectly hold any right, title or interest in the real property underlying any of the properties subject to the Ground Leases. (b) Except as set forth on Schedule 3.19(b), Seller or an Affiliate holds all right, title and interest in, under and to the real property listed on Schedule 3.19(b) (the “Owned Real Property”). At the applicable Closing with respect to any Tower or Tower Site located on Owned Real Property, Purchaser will acquire a valid leasehold interest (subject to applicable Laws) to, and occupancy of (subject to the rights of any Tenants), the Owned Real Property. 3.20 Environmental. To the Knowledge of Seller, except to the extent set forth on Schedule 3.20, the Purchased Assets and the Leased Real Property and the Owned Real Property, are free in all material respects of any contaminant, pollutant, hazardous waste or other substance the reporting or remediation of which is required under any Legal Requirements and which are present in quantities or concentrations exceeding any applicable action or notif ication threshold under applicable Legal Requirements.Taxes and Assessments. Except as set forth on Schedule 3.21: (a) all income and other material Tax Returns required to be filed by the Designated Target Companies and their Subsidiaries have been properly prepared and timely filed, such Tax Returns are true, complete and correct in all material respects, and the Designated Target Companies and their Subsidiaries (i) have fully and timely paid all material Taxes owed by the Designated Target Companies (whether or not shown on any Tax Return), and (ii) have made adequate provision for any Taxes that are not yet due and payable (or which are being contested in good faith), for all taxable periods, or portions thereof, ending on or before the Closing Date . (b) all income and other material Tax Returns required to be filed by Tigo Nicaragua in respect of the Purchased Assets and the business conducted therewith (including under the Ground Leases or under applicable Legal Requirements or Governmental Authorizations) have been properly prepared and timely filed, such Tax Returns are true, complete and correct in all material respects, and Tigo Nicaragua (i) has fully and timely paid all Taxes (including, but not limited to, real property taxes, personal property taxes and business licenses taxes) owed by it (whether or not shown on any Tax Return) in respect of the Purchased Assets and the business conducted therewith, and (ii) has made adequate provision for any Taxes in respect of the Purchased Assets and the business conducted therewith that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the Closing Date . (c) no audit or other administrative proceeding is pending or being conducted or threatened in writing with respect to any Tax Return filed by Seller or a Designated Target Company (or Subsidiary thereof), or by Tigo Nicaragua in respect of the Purchased Assets and the business conducted therewith. No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against Seller or a Designated Target Company (or Subsidiary thereof), or against Tigo Nicaragua in respect of the Purchased Assets and the business conducted therewith, and all deficiencies for Taxes asserted or assessed in writing against Seller or a Designated Target Company (or Subsidiary thereof), or against Tigo Nicaragua in respect of the Purchased Assets and the business conducted therewith, have been fully and timely paid or otherwise settled. No judicial proceeding is pending or being conducted with respect to any Tax Return filed by Seller or a Designated Target Company (or Subsidiary

30 thereof), or by Tigo Nicaragua in respect of the Purchased Assets and the business conducted therewith. (d) there are no Encumbrances, other than Permitted Exceptions, for Taxes upon the Purchased Assets or any properties or assets, tangible or intangible, of the Designated Target Companies and their Subsidiaries. (e) there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation for the assessment and collection of any Taxes applicable to any material Tax Returns required to be filed with respect to Seller or a Designated Target Company (or Subsidiary thereof). There are no outstanding powers of attorney granted by the Designated Target Companies or their Subsidiaries with respect to material Taxes for any taxable period beginning after the Closing Date. (f) no Designated Target Company (or Subsidiary thereof) is, nor has ever been, a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local, or non-U.S. Law), or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or by contract or otherwise. (g) no Designated Target Company (or Subsidiary thereof) is a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement with respect to Taxes (other than agreements entered into in the ordinary course and the primary purpose of which is not related to Taxes). (h) Seller and each Designated Target Company and their Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid over to the appropriate Governmental Authorities proper and accurate amounts for all periods ending on or before the Closing Date in material compliance with all Tax withholding and remitting provisions of applicable Laws and have complied in all material respects with all Tax information reporting provisions of all applicable Laws. (i) no written claim has been made by a Governmental Authority in a jurisdiction where Seller or a Designated Target Company (or Subsidiary thereof) does not file Tax Returns that Seller or a Designated Target Company (or Subsidiary thereof) is subject to taxation by that jurisdiction. (j) no Designated Target Company (or Subsidiary thereof) will be required to include in a taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period prior to such Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) any installment sale or open transaction disposition occurring on or prior to the Closing Date, (ii) the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or any change in accounting method made prior to the Closing Date, (iii) an election under Section 481 of the Code or comparable provisions of state, local or non-U.S. Tax law made prior to the Closing Date or (iv) a “closing agreement” executed prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date.

31 (k) on or prior to the Closing Date, each Designated Target Company and its Subsidiaries will have properly and in a timely manner documented its transfer pricing methodology in compliance with Sections 482 and 6662 of the Code (and any related sections), the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or foreign Tax Law. (l) neither Seller nor the Designated Target Companies (or Subsidiary thereof) have engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). No Designated Target Company (or Subsidiary thereof) has at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which was required by Law to be specifically disclosed to a Tax Authority or a main or dominant purpose or object of which was the avoidance or deferral or the obtaining a reduction in or other advantage in respect of any Taxes. (m) within the past three (3) years, no Designated Target Company (or Subsidiary thereof) has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. (n) neither entering into this Agreement nor consummating the transactions contemplated hereby, nor, so far as Seller is aware, any other event, transaction, action or circumstance will give rise to any liability for Tax or result in the withdrawal or clawback of any Tax benefit for a Designated Target Company (or Subsidiary thereof) as a result of such Designated Target Company (or Subsidiary thereof) ceasing to be a member of a group with any other Person for Tax purposes. (o) there are no existing or pending special assessments, fees or similar obligations assessed by any Governmental Authority affecting any of the Acquired Property that have not been fully paid. 3.22 Expropriation. Except as set forth on Schedule 3.22, there are no present, or to the Knowledge of Seller, pending or threatened legal or administrative Proceedings relative to expropriation, condemnation or other taking by any Governmental Authority, of any Acquired Property, any portion of the Property or the businesses conducted by any Seller Party (pertaining to the Towers, Tower Sites or related Property) or Designated Target Company (or any Subsidiary thereof). 3.23 Brokers. Except as set forth on Schedule 3.23, no broker, f inder or similar intermediary has acted for or on behalf of any Seller Party in connection with this Agreement or the Contemplated Transactions, and no broker, f inder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any Seller Party or any action taken by them. 3.24 Absence of Pre-Sales Clearance. No Seller Party is required to comply with any “bulk sales,” “pre-sale” or “Tax-clearance” notif ication requirement pursuant to applicable Legal Requirements prior to consummating the transactions contemplated by this Agreement. 3.25 Pre-Closing Restructuring. On or prior to the Closing Date, Seller shall have (or shall have caused to be) transferred all rights, title and interest in the Towers and Tower Sites and all related assets (other than Excluded Assets) and Property of Seller and its Affiliates to the Designated Target Companies (or their respective wholly-owned Subsidiaries) in their respective Territory, and such Designated Target Company (or wholly-owned Subsidiary thereof) shall have

32 (or Seller shall have caused the applicable Designated Target Company or such Subsidiary to have) accepted, free and clear of all Encumbrances, except the Permitted Exceptions and Encumbrances which will be discharged at or prior to the applicable Closing or are created by or through Company, Purchaser or any of their Affiliates (collectively, the “Pre-Closing Restructurings”) in each case, as set forth in the Pre-Closing Restructuring Plan. The Pre-Closing Restructurings and the transactions contemplated by the agreements entered into in connection with the Pre-Closing Restructuring (the “Contribution Agreements”) were consummated prior to the applicable Closing and in accordance with applicable Law and the applicable Organizational Documents of the parties thereto and the terms and conditions of this Agreement. 3.26 Employment and Labor Matters. (a) Each Seller Party (to the extent relating to the Tower and Tower Sites) and the Designated Target Company (and its Subsidiaries) is, and for the six (6) years prior to the date hereof (or if a shorter period, since its formation) has been, in compliance in all material respects with all applicable Laws with respect to labor, employment, and employment practices, including all Laws with respect to terms and conditions of employment, health and safety, post -maternity and lactorium facilities, wages and hours, overtime, daily and weekly shifts, payment of termination, vacations, bonuses, commissions, compensation and accrued labor benefits and rights, immigration (including permits and quotas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, child labor, plant closures and layoffs, work authorization, collective bargaining, the maintenance and handling of personnel records, pension funds, social security, employment information reporting provisions or any similar Laws, employee trainings and notices, workers’ compensation and retentions or withholdings, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance, as legally required in each jurisdiction (collectively, the “Employment Laws”) (b) Schedule 3.26(b)(i) sets forth a true, correct and complete list of each In- Scope Employee and as of the date hereof that includes each such In-Scope Employee’s (i) name, (ii) date of hire, (iii) employing entity, (iv) location (city and state or country, as applicable), (v) job title, (vi) monthly salary or hourly wage and number of days of accrued paid time off/vacation; (vii) monthly bonus and commission compensation paid in 2023 and to-date in 2024 and identif ication of whether the individual is eligible to receive other incentive-based compensation or other variable compensation, and (viii) status as active or inactive, including a description of leave and date of return, if known, for any inactive employee; (ix) status (permanent employee, indefinite term, temporary employee); (x) any benefit plan in which such employee (and if applicable, his/her beneficiaries) participates; (xi) any discount due to loans with the employer entity or third -party or garnishment of salaries or other, if applicable, including the outstanding balance as well as the name of the depositary appointed, if any. Schedule 3.26(b)(ii) sets forth a true and complete list of each individual independent contractor and consultant who is providing services to the Business as of the date hereof that includes each such individual’s (i) name, (ii) location (city and state or country, as applicable), (iii) initial date of engagement and engaging entity, (iv) fee rate, (v) total fees paid in 2023 and to-date in 2024, (vi) f inal date of the contract, and (vii) a description of services provided. All Service Providers have been properly classified under applicable Law as employees or individual independent contractors, and no such Service Provider has been improperly included or excluded from any Plan, and neither the Seller Party (relating to the Business) nor any Designated Target Company (or Subsidiary thereof) has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications. No Designated Target Company (or Subsidiary thereof) has (or has had) any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any Service Provider (or any other person who is engaged by an Affiliate of Seller and who primarily provides

33 services to the Business) as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. (c) As of the date hereof, each Seller Party (to the extent relating to the Business) and the Designated Target Company (and any applicable Subsidiary thereof) has paid in full, or accrued in its books and records, in accordance with applicable Law, (i) all wages, overtime, salaries, renumeration, commissions, bonuses, severance, vacations, Christmas bonus, incentive payments, benefits and other accrued labor rights and compensation due and payable to or on behalf of current, former, temporary employees and outsourced employees for any services performed by them to date, and (ii) all fees or other renumeration due and payable for services rendered by any individual independent contractor or consultant. Each Designated Target Company (and any applicable Subsidiary thereof) has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments to employees, independent contractor or consultant. As of the date hereof, no audit or other administrative proceeding is pending or being conducted or threatened in writing with respect to any Seller or a Designated Target Company (and its Subsidiaries) related to Employment Laws. No Governmental Authority has given written notice of any intention to assert any claim for social security payments against a Designated Target Company. (d) Within the past six (6) years (or if a shorter period, since their respective formation), each Seller Party (relating to the Business) and the Designated Target Company (and any applicable Subsidiary thereof) has not experienced any material strike, slowdown, work stoppage, lockout, picketing, grievance, claim of unfair or antiunion labor practices, or other collective bargaining activity or dispute. As of the date hereof, to the Knowledge of Seller, (i) no organizational effort is presently being made or on behalf of any Labor Union with respect to employees of the Business and (ii) there have been no such efforts since their respective formation. As of the date hereof, to the Knowledge of Seller, no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Business with any labor relations board or other Governmental Authority seeking recognition of a bargaining representative. As of the date hereof, no Designated Target Company (and any applicable Subsidiary thereof) (i) is a party to or is bound by any collective bargaining agreement or other contract with any Labor Union or labor organization or association representing any employee, or (ii) to the Knowledge of Seller, has any activities or processes to organize workers underway. No notice, consent or consultation obligations with respect to any employee of the Business, or any labor or other employee representative body of employees of the Business, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby. (e) To the Knowledge of Seller, the execution of this Agreement does not constitute an event of termination of any agreement entered into between a Designated Target Company (and any applicable Subsidiary thereof) and any union or workers association, as applicable. The employment or service of each Service Provider is terminable at the will of such Designated Target Company (and any applicable Subsidiary thereof) by paying the Service Provider’s severance and surcharges when applicable and other mandatory labo r benefits, unless the Service Provider cannot be terminated without cause due to a special protection regime (e.g. pregnant employees, motherhood licenses, nursing term, members of the board of directors of a labor union, employees with chronical diseases or suspended due to accident or sickness). The service of each independent contractor or consultant is terminable at any time by such Designated Target Company (and any applicable Subsidiary thereof) by paying any applicable fees set forth in their respective agreements, Except as required by Law, upon termination of the employment or service of any such Service Provider, no severance or other payments will become due and

34 each Designated Target Company (and any applicable Subsidiary thereof) does not have any policy, practice, plan, or program of paying severance or any form of severance compensation in connection with the termination of employment or service. (f) Since their respective formation, no Designated Target Company or any Subsidiary thereof has entered into a settlement agreement with any Service Provider resolving allegations of sexual harassment by a Service Provider, and there have not been any actions pending or, to the Knowledge of Seller, threatened, against or related to any such Designated Target Company or such Subsidiary, in each case, involving allegations of sexual harassment by any Service Provider. (g) As of the date of this Agreement, there are no written complaints, administrative proceedings, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any Service Provider, manager or union, or any applicant for employment or classes of the foregoing, alleging breach of any express or implied employment contract, any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct or infraction of fundamental rights in connection with the employment relationship. As of the date of this Agreement, there are no written complaints, administrative proceedings, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any Service Provider alleging breach of any express or implied contract or misclassification of the nature of their relationship. 3.27 Employee Benefit Plans. (a) Schedule 3.27(a) sets forth a correct and complete list of all material Plans. Seller has provided, or caused to be provided, to Purchaser complete and correct copies (or, to the extent no such copy exists, an accurate description) of the following with respect to each such material Plan, as applicable: (i) the current plan document, adoption agreement, and any amendments thereto (or a written summary of the key terms for any unwritten Plan), and any related insurance policies, administrative agreements, trust agreements, and other funding arrangements, (ii) the most recent summary plan description and any summary of material modifications thereto, (iii) the most recent favorable determination or opinion letter and (iv) all material non-routine notices and other communications any Governmental Authority within the last three (3) years , (v) each Plan has been operated and complied with in all material respects in accordance with its terms and requirements of all applicable Laws, and (vi) each Seller Party (relating to the Business) and the Designated Target Company (and any applicable Subsidiary thereof) has performed all material obligations required to be performed by them under, are not in any material respect in default under, and there is no material default or violation by any other party to any Plans (b) With respect to each Plan, (i) each such Plan required to be registered or approved has been registered or approved and has been maintained and administered in good standing with each applicable Governmental Authority, (ii) each such Plan that is intended to qualify for favorable tax benefits under the applicable Laws of any jurisdiction is so qualif ied, and no condition exists and no event has occurred that would reasonably be expected to result in the loss or revocation of such status, (iii) each such Plan that is required to be funded and/or book- reserved is funded and/or book-reserved, as appropriate, in accordance with relevant accounting standards and applicable Laws, and (iv) except as would otherwise not provide material liability to the Seller Parties, the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit

35 obligations, as of the Closing, with respect to all Service Providers or beneficiaries in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. (c) No Designated Target Company, any Subsidiary thereof nor any of its respective ERISA Affiliates contributes to or has in the past six (6) years maintained, sponsored, contributed to, or had any obligation to maintain, sponsor or contribute to, or had any actual or contingent liability or obligation in respect of, any defined benefit pension plan that would or would reasonably be likely to become a liability or obligation of Purchaser or any of its Affiliates as a result of the Contemplated Transactions. (d) There are no pending or, to the Knowledge of Seller, threatened claims, actions, liens, lawsuits, complaints, demands, investigations, audits, or other legal or administrative Proceedings involving any Plan (not including routine benefit claims), nor, to the Knowledge of Seller, are there any facts which could reasonably give rise to any liability in the event of any such action. (e) Except as provided by the terms of this Agreement or listed on Schedule 3.27(e), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, will: (i) entitle any Service Provider (or any dependent or beneficiary thereof) to any equity award material payment of compensation; (ii) materially increase the amount of compensation or benefits due to any such person; (iii) result in the forgiveness of any loans to any such person; (iv) accelerate the vesting, funding or time of payment of any compensation or benefits due to any Service Provider (or any dependent or beneficiary thereof), including any equity award held by a Service Provider; (v) grant any retention, change of control, severance, pension or other compensation or benefits in respect of any Service Provider; (vi) amend, terminate or increase the coverage or benefits available under any Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a Plan if in effect on the date of this Agreement); or (vii) require a contribution by any Designated Target Company or Subsidiary thereof to any Plan. (f) No Designated Target Company or any Subsidiary thereof has any obligation to gross-up, indemnify or otherwise reimburse any of its Service Providers (or any dependent or beneficiary thereof) for any Taxes incurred by such Person under any applicable Law or any interest or penalty related thereto. 3.28 Source of Funds. All funds paid and to be paid to Purchaser or its Affiliates hereunder or pursuant to any other Transaction Document shall not have been derived from, or constitute, either directly or indirectly, the proceeds of nor are they intended for or being transferred from any country considered high-risk and non-cooperative jurisdiction, in the furtherance of any illegal activity or activity prohibited by federal, state, local or foreign laws. Seller further warrants that all transfers of funds relating to this Agreement will be in accordance with AML Laws and all other applicable federal, state, local and foreign laws, rules and regulations.No Land Aggregator. Except as set forth in this Schedule 3.29 and other than Governmental Authorities, Indigenous communities, and the Section 6.10 Matter, to the Knowledge of Seller, the Seller Parties (and any applicable Subsidiary of a Designated Target Company) are not, with respect to any Tower Sites across the Territory, in any relationship or subject to any contract, agreement, understanding, lease, sublease or any similar instrument with any Person in the Territory in the business of owning land properties under telecommunication facilities or owning

36 or controlling (directly or indirectly) at least three (3) sites or properties in such Person’s, together with its Affiliates’, portfolio of land properties. 3.30 Intellectual Property. (a) There is no Intellectual Property that is material to the Business. (b) Each Designated Target Company (and any applicable wholly-owned Subsidiary thereof) (1) is, or following the Pre-Closing Restructuring will be, the sole and exclusive owner of all right, title and interest in and to the Intangible Personal Property, and (2) is, or following the Pre-Closing Restructuring will, be the sole and exclusive owner of all right, title and interest to all other Intellectual Property included in the Intangible Personal Property currently owned by any Seller Party, or have the valid and enforceable right to use, all other Intellectual Property included in the Intangible Personal Property free and clear of all Encumbrances, (other than Permitted Exceptions and the terms of any Contracts applicable to any such Intellectual Property included in the Intangible Personal Property that is owned by any Person other than the Designated Target Company (or any Subsidiary thereof)). (c) To the Knowledge of Seller, the conduct of the Business, including the use of the Purchased Property as used by the Designated Target Companies in the Business, does not infringe, misappropriate or otherwise violate, and for the prior three (3) years has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. There is no Proceeding pending or, to the Knowledge of Seller, threatened alleging any such infringement, misappropriation or violation or challenging any Designated Target Company’s or any of its Subsidiary’s rights in or to any of the Intangible Personal Property and, to the Knowledge of Seller, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Proceeding. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Intellectual Property rights in the Intangible Personal Property. (d) Each Designated Target Company is, and for the prior three (3) years has been, in compliance in all material respects with all applicable data privacy Laws with respect of the operation of the Business. 3.31 Shared Contracts. Schedule 3.31 sets forth a true, correct and complete list of all Contracts to which a Seller Party (or any Subsidiary thereof) is a party that relates to (i) any of the Business, the Towers, the Tower Sites or any related Party or any of the Acquired Properties or the Designated Target Companies or any of their Subsidiaries, on the one hand, and (ii) any of the Excluded Assets or Excluded Liabilities, on the other hand (such Contracts, the “Shared Contracts”). 3.32 Exclusivity of Representations and Warranties. The representations and warranties made by Seller in this ARTICLE III and the Master Lease Agreement are the exclusive representations and warranties made by Seller. Seller hereby disclaims any other express or implied representations or warranties. Except for the express representations set forth herein, Seller is not, directly or indirectly, making any representations or warranties regarding (i) the pro forma financial information, financial projections or other forward-looking statements of Seller, (ii) any other documentation (financial or otherwise) made available to Company or its Affiliates or any of their respective Representatives, or the Acquired Property, (iii) the value, condition, merchantability or suitability of any of the Tower Sites or the Towers and the equipment located thereon, (iv) the environmental or other regulatory compliance or condition of the Tower Sites and (v) any Excluded Assets or Excluded Liabilities.

37 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY AND PURCHASER Company and Purchaser hereby represent and warrant, jointly and severally, to Seller as follows (except as disclosed in the Schedules to this Agreement), assuming for purposes of such representations and warranties that the Pre-Closing Restructuring had been effected immediately prior to the execution of this Agreement or, in the case of representations and warranties that relate to an earlier date or period, prior to such date or period: 4.1 Organization and Good Standing. Purchaser and the Designated Purchaser are duly organized, validly existing and, where such concept is recognized in the applicable jurisdiction and to the extent legally relevant, in good standing under the Laws of their jurisdiction of organization, with all requisite organizational power and authority to (i) conduct in all material respects the business conducted by such entity as now being conducted and (ii), to own, lease or use its properties and assets that it purports to own, lease or use in its business as now being conducted. 4.2 Duly Authorized. Each Purchaser Party has all requisite company or other organizational authority and power to execute and deliver this Agreement and the Transaction Documents and other closing documents contemplated hereby to which each of them is or will be a party (the “Company Closing Documents”) and to perform their respective obligations under this Agreement and the Company Closing Documents to which each of them is or will be a party. The execution and delivery of this Agreement and each of the Company Closing Documents, as well as the consummation of the Contemplated Transactions, have been duly and validly authorized by all necessary company or other organizational action on the part of Company and Purchaser, and no other company, organizational or other proceedings on the part of Company or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement, the Company Closing Documents or the Contemplated Transactions on the part of the Company or Purchaser. 4.3 Enforceability. This Agreement has been duly executed and delivered by Company and Purchaser and, assuming that this Agreement constitutes the legal, valid and binding obligation of Seller, constitutes the legal, valid, and binding obligation of Company and Purchaser, enforceable against Company and Purchaser in accordance with its terms except to the extent (i) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Upon the execution and delivery by Company and Purchaser of the Company Closing Documents to which either of them is a party, the Company Closing Documents will constitute the legal, valid, and binding obligations of Company and Purchaser, enforceable against Company and Purchaser in accordance with their respective terms except to the extent (i) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

38 4.4 No Conflicts. Neither the execution and delivery of this Agreement and the Company Closing Documents nor the consummation and performance of any of the transactions contemplated hereby or thereby or any of their other obligations hereunder or thereunder by Company or Purchaser will, directly or indirectly (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Company or Purchaser, (b) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any material agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) to which Company or Purchaser is a party or any of the assets owned or used by the Company or Purchaser may be subject, or (c) subject to Section 4.6 and provided that any applicable regulatory approval is obtained pursuant to Section 7.6 and assuming all Governmental Authorizations required for the operation of the Business are transferred to Company or Purchaser (or a Designated Purchaser), violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Company or Purchaser or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Company or Purchaser to consummate the Contemplated Transactions or perform their other obligations hereunder or under any Company Closing Document. 4.5 No Consents. Except as set forth on Schedule 4.5, assuming all Governmental Authorizations required for the operation of the Business are transferred to Company or Purchaser (or a Designated Purchaser), no declaration, filing, registration with, or notice to, consent or approval of any Governmental Authority or other Person is required to be obtained or made by Company or Purchaser, in connection with the execution and delivery of this Agreement or the Company Closing Documents or the consummation or performance of any of the Contemplated Transactions or the performance of their other obligations hereunder or under any Company Closing Document (including, without limitation, any Person who is a party to any material agreement, contract, obligation, promise and undertaking (whether written or oral and whether express or implied) to which Company or Purchaser is a party), except to the extent that the failure to comply therewith would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Company or Purchaser to consummate the Contemplated Transactions or perform their other obligations hereunder or under any Company Closing Document. 4.6 Compliance with Governmental Authorizations. Except as set forth on Schedule 4.6: As of the date of this Agreement, each of Company and Purchaser have all Governmental Authorizations necessary for, and is in compliance with all Legal Requirements applicable to, the construction, ownership, operation, and use of telecommunications towers in the applicable Territories (except for Honduras for its business in effect as of immediately prior to entering into this Agreement) for its business in such Territories as currently conducted, except to the extent that the failure to comply therewith would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Company or Purchaser to consummate the Contemplated Transactions. Notwithstanding the foregoing, Company and Purchaser are not making any representation in this Section 4.6 related to its ability to own, construct, maintain, operate, use or

39 sublease the Towers and Tower Sites and related Property after the respective Closing to the extent missing a Governmental Authorization. 4.7 Compliance. (a) Company and Purchaser each is, and during the last six (6) years has been, in material compliance with Laws applicable to their assets, properties or business, including but not limited to any and all AML Laws, Anti-Corruption Laws and International Trade Laws. Neither Company nor Purchaser has (i) received any written notice from any Governmental Authority or other Person regarding any material Proceeding relating to an actual or possible violation of, or failure to comply with any provision of, any Law, including but not limited to any AML Laws, International Trade Laws or Anti-Corruption Laws, or (ii) f iled or otherwise provided any written notice to any Governmental Authority or other Person regarding any actual or possible material violation of, or material failure to comply with any provision of, Law, including but not limited to AML Laws or any Anti-Corruption Laws. (b) For the past six (6) years, neither Company nor Purchaser nor, to the Knowledge of the Company, any manager, officer, agent, employee or other Person acting on behalf of Company or Purchaser has, in the course of its actions for, or on behalf of, Company or Purchaser (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any Anti-Corruption Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. 4.8 Legal Proceedings and Orders. There is no Proceeding pending or, to the Knowledge of the Company, threatened against Company or Purchaser that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the Contemplated Transactions. Neither Company nor Purchaser is subject to any Order which would, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Company and Purchaser to consummate the Contemplated Transactions. 4.9 Brokers. Except as set forth on Schedule 4.9, no broker, f inder or similar intermediary has acted for or on behalf of any Purchaser Party in connection with this Agreement or the Contemplated Transactions, and no broker, f inder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any Purchaser Party or any action taken by them. 4.10 Independent Review. Company and Purchaser each is an experienced, sophisticated, and knowledgeable investor and purchase in the tower industry and the markets within each Territory. In entering into this Agreement, Company and Purchaser each are relying, in addition to the representations and warranties of Seller set forth expressly in this Agreement, on such expertise and Company and Purchaser each; (a) acknowledge that neither Seller nor any of its Affiliates or Representatives makes any representation or warranty, either express or implied as to the accuracy or completeness of any of the information provided or made available to Company and Purchaser or their respective agents or Representatives prior to the execution of this Agreement except as expressly set forth in ARTICLE III of this Agreement, the Master Lease Agreement and the other

40 Seller Closing Documents (including the proposed lease agreements referenced in item 7 on Exhibit 6.8(b)); and (b) agree, to the fullest extent permitted by law, that neither Seller nor any of its Affiliates or Representatives will have any liability or responsibility whatsoever to Company or Purchaser on any basis (including in contract or tort, under applicable secur ities laws or otherwise), except if arising out of fraud or willful misconduct, based upon any information provided or made available, or statements made, to Company or Purchaser, including information, documents, projections, forecasts or other material made available to Company, Purchaser, their Affiliates or any of their respective Representatives in connection with their due diligence investigation, unless any such information is expressly and specifically covered by a representation or warranty contained in ARTICLE III or unless if otherwise provided in this Agreement, including ARTICLE IX, or EXHIBIT H or as set forth in the Master Lease Agreement. 4.11 Financial Capability Source of Funds. (a) Purchaser will have, and Company will cause Purchaser to have, as of the Closing Date together with cash on hand, existing credit arrangements or otherwise, all of the funds necessary to consummate the Contemplated Transactions and to satisfy all of the payment obligations of Purchaser under this Agreement at the Closing, including (i) paying the Designated Purchase Price Payment at the Closing and (ii) paying all other amounts payable by Purchaser at the Closing. Assuming all of the representations and warranties in ARTICLE III are true and correct, then immediately after giving effect to the Contemplated Transactions (including the incurrence of the debt financing), Purchaser shall be solvent and shall (x) be able to pay its debts as they become due, (y) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (z) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates. (b) All funds paid and to be paid to Seller hereunder or pursuant to any other Transaction Document shall not have been derived from, or constitute, either directly or indirectly, the proceeds of nor are they intended for or being transferred from any country considered high- risk and non-cooperative jurisdiction, in the furtherance of any illegal activity or activity prohibited by federal, state, local or foreign laws. Company further warrants that all transfers of funds relating to this Agreement will be in accordance with AML Laws, International Trade Laws, and all other applicable federal, state, local and foreign laws, rules and regulations. 4.12 Absence of Pre-Sales Clearance. Neither Company nor Purchaser are required to comply with any “bulk sales,” “pre-sale” or “Tax-clearance” notif ication requirement pursuant to applicable Legal Requirements prior to consummating the transactions contemplated by this Agreement.

41 ARTICLE V COVENANTS OF THE PARTIES 5.1 Affirmative Covenants. Between the date of this Agreement and the earlier of the Closing Date for the applicable Territory and the termination of this Agreement in accordance with its terms: (a) except (i) as set forth on Schedule 5.1(a), (ii) as required by applicable Law or any Governmental Authority, (iii) as otherwise expressly contemplated by this Agreement, or (iv) with the prior written consent of Company or Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), each Seller Party will, and will cause the Designated Target Companies and each of its other Affiliates and Subsidiaries to, (A) conduct its business with respect to the Acquired Property in the Ordinary Course of Business, and will use commercially reasonable efforts to maintain and preserve the Acquired Property in the Ordinary Course of Business, until such time as they are conveyed hereunder; (B) use commercially reasonable efforts to maintain and preserve each of the Designated Target Companies’ and their Subsidiaries’ present business organizations, Governmental Authorizations and assets; (C) use commercially reasonable efforts to maintain the Designated Target Compan ies’ and their Subsidiaries’ books and records in the Ordinary Course of Business; and (D) use commercially reasonable efforts to maintain and preserve each of the Designated Target Companies’ and their Subsidiaries’ relationships and good will with customers, suppliers, employees, Governmental Authorities and others having business dealings with the Designated Target Companies and their Subsidiaries; provided, however, that (1) no action or inaction by Seller or the Designated Target Companies (or their Subsidiaries) with respect to any matters specifically addressed by any clause of Section 5.2(a) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.2(a) and (2) Purchaser’s consent in writing with respect to any action or matter pursuant to Section 5.2(a) shall be deemed to constitute consent for purposes of this Section 5.1(a). (b) each Seller Party will, subject to the terms of this Agreement and applicable Law, permit Purchaser and its Representatives, reasonable access to any of the Tower Sites, and to the books, records, Contracts and Representatives of such Seller Party relating to any of the Acquired Property until such time as it is conveyed hereunder, dur ing normal business hours of Seller and upon Purchaser’s written request, at Purchaser’s sole cost and expense, in each case for purposes of making such due diligence investigations with respect to the Acquired Property, the Assumed Liabilities and the business conducted by such Seller Party with respect to the Acquired Property, as Purchaser may reasonably deem appropriate; provided, that the ability to have such reasonable access shall be subject to the ongoing commitment of Purchaser to participate in closing committee meetings in accordance with Section 5.1(j). In no event will Purchaser take or permit any action in its investigation of any Tower Site which materially adversely impairs or otherwise interferes with the use and operation of any equipment on or communications operations being conducted at a Tower Site. (c) all requests for access shall be made with three (3) Business Days advanced notice to a Representative of Seller as designated by Seller from time to time, who shall be solely responsible for coordinating all such requests and all access permitted under this Agreement and who may arrange for personnel to accompany Purchaser and its Representatives on any actual inspections. The parties agree to follow the procedures set forth on Schedule 5.1(c) before any such access.

42 (d) Company and Purchaser will indemnify Seller and its Affiliates for any damage to person or property to the extent resulting from, caused by, or incurred in connection with, Purchaser’s inspection of the Tower Sites prior to the applicable Closing Date; provided, that Company and Purchaser will not indemnify Seller or its Affiliates for any claim, loss or cause of action caused by (i) the gross negligence or willful misconduct of Seller or such Affiliate or ( ii) any physical condition existing on or under any Tower Site prior to Purchaser ’s or its agent’s entry thereon (except for any incremental damage or exacerbation of any existing condition caused by Purchaser or its Representatives with respect to any such physical condition). Prior to conducting any physical inspection or testing at any Tower Sites, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its own expense, (x) commercial general liability insurance for bodily injury or property damage in an amount not less than $1,000,000 for any one occurrence, including a contractual liability endorsement, and personal injury liability coverage, and (y) umbrella or excess liability insurance with limits of not less than $25,000,000 for any one occurrence, each on an “occurrence” basis with Seller as an additional insured, from an insurer reasonably acceptable to Seller. Prior to making entry upon any Tower Site, Purchaser shall furnish to Seller certif icates of insurance evidencing the foregoing coverages; (e) no information provided to Company, its Affiliates and/or any their respective Representatives pursuant to this Agreement shall be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and the Transaction Documents, or any financings thereof, and all such information shall be held by Company, its Affiliates and their respective Representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement; (f) except as set forth in Section 5.12 or Section 5.13, or as otherwise required by Law, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Company and Purchaser will not, and will not permit any of their respective Representatives to, contact (x) any Governmental Authority about any Governmental Authorizations or Legal Requirements concerning Seller, its Affiliates or the Towers, Tower Sites or related Property until such time as such related Acquired Property are conveyed hereunder (other than for customary public records searches and requests for other publicly available information) and (y) any Ground Lessor, Tenant or any party to any other material Contracts relating to the Towers, Tower Sites and related Property contemplated to be transferred as part of the Contemplated Transactions about Seller, its Affiliates, the Ground Leases, the Tenant Leases, or such other material Contracts until such time as such related Acquired Property are conveyed hereunder; provided, that (i) any consent granted by Seller shall be subject to the ongoing commitment of Purchaser to participate in closing committee meetings in accordance with Section 5.1(j); (ii) nothing in this Section 5.1(f) shall prohibit Company or Purchaser from complying with their obligations under Section 5.4, Section 5.12 and Section 5.13 or communicating with any Persons in connection with the Section 6.10 Matter or the Section 6.9 Matter, and (iii) nothing herein shall restrict any contacts in the ordinary course of business of the Company or Purchaser and not related to the Contemplated Transactions; it being understood that a visit by Purchaser ’s Representatives of the Tower Sites, solely to perform a physical site visit and not engage in any questioning of the respective landlord (it being agreed that such Representative may respond to any questions relating to the survey being conducted), shall not be considered as a breach of the provisions of this Section 5.1(f); provided, that Purchaser’s Representatives shall not have any other communications regarding the Contemplated Transactions during such contacts; (g) from and after the date hereof (i) the parties will cooperate in good faith to establish a transition plan for the transition of the management and operation of the Tower Sites to be conveyed to Purchaser at the Closing, and (ii) the parties will cooperate in good faith to

43 transition the ownership of all of Seller ’s rights, title and interest in and to each Tower Site and related assets to be conveyed to Purchaser at the Closing, in each case subject to the Transition Services Agreement; (h) Seller will confer on a regular and frequent basis with Company, Purchaser and their respective Representatives regarding material operational matters and the general status of ongoing operations related to the maintenance, leasing, installations, modifications and operation of Towers and Tower Sites; (i) Seller shall promptly notify Company and Purchaser with respect to any denial or otherwise negative response from a Governmental Authority with respect to the obtainment or renewal of any Missing Permit related to any Tower Site, Tower or Purchased Improvements, received by Seller at any time starting on the date of this Agreement until the applicable Closing. (j) The parties agree that during the period from the date hereof until the earlier of the last Subsequent Closing and the Expiration Date, two (2) or more designated Representatives for each party as set forth in Schedule 5.1(j) (at least one such Representative for Seller and at least one such Representative for Purchaser) shall meet twice a month to discuss the status of the Closing and assist each other with the closing process. Such meetings may be in person or by telephone. Purchaser will promptly provide Seller, upon Seller ’s written request, with any available third-party due diligence reports or physical inspection reports, prepared after the date hereof until the earlier of the last Subsequent Closing and the Expiration Date, relating to the applicable Acquired Property. 5.2 Negative Covenants. (a) From the date of this Agreement and until the earlier of the Closing for the applicable Territory and the termination of this Agreement in accordance with its terms, except as expressly required by this Agreement, the Pre-Closing Restructuring (solely in accordance with the express terms set forth on the Pre-Closing Restructuring Plan or EXHIBIT G, as applicable, as finally determined), or as expressly set forth on Schedule 5.2(a), each Seller Party will not (and will cause the Designated Target Companies and Subsidiaries not to), take any of the following actions without the consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), in each case relating to or that would or would reasonably be likely to adversely affect any of the Acquired Property, the Designated Target Companies or the Towers, Tower Sites or related or similar Property: (i) make any amendment to the Organizational Documents of any Designated Target Company or any Subsidiary thereof ; (ii) issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to any Designated Target Company’s or their Subsidiaries capital stock, or grant any options, warrants, purchase rights, conversion rights, exchange rights, call rights, preemptive rights or other rights to acquire any such capital stock, Equity Interest, or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest of any Designated Target Company or their Subsidiaries; (iii) fail to prepare, in the Ordinary Course of Business (except as otherwise required by a change in applicable law), and timely file all Tax Returns required

44 to be filed on or before the Closing Date, or fail to fully and timely pay all Taxes due and payable in respect of such Tax Returns; (iv) fail to properly reserve (and reflect such reserve in the applicable books and records), in accordance with past practice and in the Ordinary Course of Business, for all Taxes payable for which no Tax Return is due during the period from the date of this Agreement until the applicable Closing Date; (v) settle any material Tax claim, action, investigation, proceeding or audit in respect of any Tax matter without the prior consent of Company and Purchaser; (vi) fail to terminate all tax sharing agreements to which a Designated Target Company or their Subsidiaries is a party such that there is no further liability thereunder; (vii) f ile or cause to be filed any amended Tax Return that could materially increase the Taxes payable by a Designated Target Company or their Subsidiaries; (viii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) regarding any material Tax; (ix) adopt or enter into any plan of, or effect any, complete or partial merger, consolidation, liquidation, dissolution, restructuring, or other reorganization of any Designated Target Company or their Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Designated Target Company or their Subsidiaries or consent to the filing of any bankruptcy petition against any Designated Target Company or their Subsidiaries under any similar Law; (x) create, merge, split, wind up, terminate or dissolve any Subsidiary of any Designated Target Company; (xi) except cash dividends in the Ordinary Course of Business paid prior to the applicable Measurement Time, (A) declare, accrue, set aside or pay any dividend or make any other distribution or payment (whether in securities, property or otherwise) on or in respect of a Designated Target Company’s (or their Subsidiaries) capital stock or other securities or other equity interests (other than to a Designated Target Company) nor (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock or other equity interests of a Designated Target Company (or their Subsidiaries) or otherwise change the capital structure of a Designated Target Company (or their Subsidiaries); (xii) make any material changes in any accounting methods, principles, policies or practices of a Designated Target Company (or their Subsidiaries) as in effect as of the date hereof, including any method of accounting for Tax purposes, nor make, change or revoke any Tax election or change or modify any Tax treatment, in each case, affecting any of the Purchased Interests or the Purchased Assets, except as required by Law;

45 (xiii) (A) except in the Ordinary Course of Business, accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect, (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof, or (C) enter into (i) any Contract that includes a change of control or similar provision that would require a payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto in connection with the consummation of the transactions contemplated by this Agreement or any future change of control or ( ii) any contract with Seller and its respective Affiliates’ (other than a Designated Target Company or their Subsidiaries) respective officers, directors, managers, employees, shareholders, members, partners, or controlling persons (the “Seller Related Parties”) that will not be terminated prior to or at the applicable Closing with no liability to any Designated Target Company or Purchaser or their Subsidiaries; (xiv) (A) other than capital expenditures the cost of which is either an Excluded Liability or paid in full prior to the applicable Closing, enter into any commitment for or make any capital expenditures other than in an amount not exceeding the amounts as set forth in Schedule 5.2(a)(xiv), (B) incur, assume or guarantee any Indebtedness other than (i) in an amount not exceeding $250,000 (or the local currency equivalent) in the aggregate or (ii) Indebtedness that will be repaid in full prior to or on the Closing Date, or (C) fail to make capital expenditures in the Ordinary Course of Business; (xv) except in the Ordinary Course of Business, grant or suffer to exist any Encumbrance, other than any Permitted Exceptions, on any properties or assets, tangible or intangible, of any Designated Target Company or their Subsidiaries; (xvi) transfer, sell, lease, pledge, abandon, surrender, divest, assign, allow to lapse or otherwise dispose of (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any of the Purchased Interests, the Purchased Assets or any of its Affiliates interests in any of the Acquired Property; (xvii) (A) make any investment in, consolidate or merge with or purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), all or substantially all of the assets or business of, or capital stock, partnership, membership or other equity or equity-linked interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights and any convertible securities) of any Person or division thereof , in each case, by any of or involving the Designated Target Companies or their Subsidiaries or (B) acquire any assets that would be material assets of the applicable Designated Target Company or its Subsidiaries, other than inventory, machinery, equipment, furniture, furnishings, fixtures, tools and other tangible personal property, in each case, in the Ordinary Course of Business; provided, however, that this Section 5.2(a)(xviii) shall not apply to Seller or any of its other Affiliates (other than the Designated Target Companies and their Subsidiaries) in connection with matters unrelated to the Business; (xviii) commence, pay, discharge, settle or satisfy any Proceeding if such settlement or Proceeding would (A) require a payment by the Designated Target Companies or their Subsidiaries in excess of $100,000 in the aggregate, (B) involve injunctive or equitable relief, (C) impose any material restrictions or changes on the

46 business or operations of a Designated Target Company or its Subsidiaries, nor (D) involve any admission of any violation of Law; (xix) enter into, amend or terminate any collective bargaining agreement or other agreement with a Labor Union; (xx) with respect to one or more of (x) the individuals that Purchaser has notif ied Seller is to be a Continuing Employees, (y) the Designated Target Companies and (z) such changes for which Company or any of its Affiliates could be liable : (A) increase the base salary or wage rate or benefits; (B) grant any rights to severance, change of control, retention, incentive, bonus or termination pay or benefits; (C) establish, adopt, enter into, amend in any material respect or terminate any Plan, other than offer letters in the Ordinary Course of Business that do not include severance protections or transaction payments; (D) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Plan; or (E) hire or terminate (other than for cause or due to death or disability); other than (1) in the Ordinary Course of Business with respect to any Person whose total annual cash compensation opportunity does not exceed $25,000, (2) as a result of collective bargaining, (3) as required by any Plan or Contract, or (4) as, otherwise expressly set forth in this Agreement, in each case of the foregoing clauses (1) – (3), as in effect on the date hereof . For the avoidance of doubt, the reassignment or transfer of any employee of Lati Parent or any of its Subsidiaries (including the Designated Target Companies) to another Seller Party that is not an In-Scope Employee is not in and of itself in breach of this Section 5.2(a)(xx); (xxi) except in the Ordinary Course of Business, cancel, surrender, allow to expire or fail to renew any Governmental Authorization that is related to the Business; (xxii) sell, assign, transfer, lease, license, pledge, dispose of, encumber or allow to lapse any rights in (including failing to take any action necessary to maintain or renew) any material Intellectual Property (other than non-exclusive licenses granted in the Ordinary Course of Business) or Leased Real Property; (xxiii) enter into, materially amend (including any rent adjustments), waive, renew or fail to renew under an existing option (as applicable), or terminate any Ground Lease, Tenant Lease, Easement, Leased Real Property, or other kind of lease agreement, other than entry into any Tenant Lease which is on terms consistent with those set forth in the Existing Tenant Leases; (xxiv) acquire or dispose of any fee interest in Owned Real Property; (xxv) terminate, let lapse or materially amend or modify any insurance policy maintained by a Designated Target Company or its Subsidiaries; (xxvi) take, or enter into any Contract to acquire or occupy, additional space at any Tower or Tower Site (or enter into any Contract to install Communications Equipment at any additional Tower or Tower Site), except in the Ordinary Course of Business pursuant to a Contract as long as such other Contract is terminated in full at the applicable Closing and superseded by the applicable Master Lease Agreement, whereby Seller or the applicable Designated Target Company or applicable Subsidiary uses no more than 7.5 sqm of EPA on the respective Tower (and 3.5 sqm of EPA for poles) and no more than 7 sqm of ground space on the respective Tower Site; provided, however, in

47 the case of any Tower that is below eighteen (18) meters in height, the aforementioned use restriction on Seller, applicable Designated Target Company or applicable Subsidiary, will instead be no more than 3.5 sqm of EPA on the respective Tower (and 3.5 sqm of EPA for poles) and no more than 4 sqm of ground space on the respective Tower Site; provided, further, if a Tower is overloaded or will become overloaded by the addition of equipment, Seller shall obtain Purchaser’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) before acquiring or occupying additional space at any Tower or Tower Site (or to install Communications Equipment at any additional Tower or Tower Site); (xxvii) grant any Tenant or any other Person not Affiliated with Seller any right to acquire or occupy additional space at any Tower or Tower Site (or to install Communications Equipment at any additional Tower or Tower Site), including pursuant to any Tenant Lease, except (i) pursuant to non-discretionary contractual obligations existing as of the date of this Agreement; or (ii) in the Ordinary Course of Business whereby the respective third party tenant pays a monthly rent of no less than US$1,080, and uses no more than 7.5 sqm of EPA on the respective Tower (and 3.5 sqm of EPA for poles) and no more than 7 sqm of ground space on the respective Tower Site; provided, however, in the case of any Tower that is below eighteen (18) meters in height, the aforementioned use restriction on such third party tenant, will instead be no more than 3.5 sqm of EPA on the respective Tower (and 3.5 sqm of EPA for poles) and no more than 4 sqm of ground space on the respective Tower Site; provided, further, if a Tower is overloaded or will become overloaded by the addition of equipment, Seller shall obtain Purchaser ’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) before granting Tenant or any other Person any right to occupy additional space at any Tower or Tower Site (or to install Communications Equipment at any additional Tower or Tower Site); (xxviii) alter the transaction steps for the Pre-Closing Restructuring set forth on the Pre-Closing Restructuring Plan, or EXHIBIT G, as applicable, (xxix) permit the construction of towers by Huawei Technologies Co., Ltd., other than in the Ordinary Course of Business and in accordance with the Build-to-Suit Agreement (as though it were in effect on the date hereof), or (xxx) authorize, enter into any agreement to do, or take or commit to take any action or actions in the foregoing clauses (i) through (xxix). (b) The parties acknowledge that nothing contained in this Agreement (i) will give Purchaser, directly or indirectly, rights to control or direct the business or operations of the Designated Target Companies and their Subsidiaries prior to the Closing in violation of applicable Law, or (ii) shall operate to prevent or restrict any act or omission by the Designated Target Companies and their Subsidiaries the taking of which is required by applicable Law. Prior to the Closing, the Designated Target Companies and their Subsidiaries will exercise, consistent with the terms and conditions of this Agreement, control of its businesses and operations. (c) Notwithstanding the provisions of this Section 5.2, nothing in this Section 5.2 will be construed or interpreted to restrict Seller from (i) continued construction of Existing WIP Site in the Ordinary Course of Business or any Towers by Huawei Technologies Co., Ltd. in the Ordinary Course of Business (as though the Build-to-Suit Agreement were in effect and subject to the terms and conditions thereof), (ii) complying with non-discretionary terms of Tenant Leases

48 existing as of the date of this Agreement, (iii) renewing any Ground Lease in the Ordinary Course of Business on the same terms as set forth in the existing Ground Lease as of the date hereof, subject only to the Standard Increase, or otherwise renewing any Tenant Lease or other Contract solely in the Ordinary Course of Business (in which case the parties shall discuss in good faith; provided however, that Seller shall not be precluded from renewing any such Ground Lease ; provided; that the calculation of the applicable Closing TCF is adjusted to take into account the adjusted rent of the renewal of such Ground Lease if the increase exceeds the Standard Increase), (iv) taking any action with respect to any Excluded Asset or Excluded Liability that has a de minimis impact on the Acquired Property (including the applicable Designated Target Company or Subsidiary thereof) or Assumed Liabilities and that cannot delay, impede or prevent the consummation of the transactions contemplated by this Agreement, or (v) engaging in any activity not related to the Towers and Tower Sites that does not have more than a de minimis impact on the Acquired Property or Assumed Liabilities and that cannot delay, impede or prevent the consummation of the transactions contemplated by this Agreement. 5.3 Access to Records. (a) Purchaser agrees to (i) hold all of the books and records received from Seller or its Affiliates relating to the Towers, Tower Sites and related Property and not to destroy or dispose of any thereof for a period of six (6) years from the applicable Closing Date or such shorter period provided by applicable Law, and (ii) afford Seller and its advisors, accountants and legal counsel, during normal business hours, upon reasonable request, reasonable access to any non-privileged books and records related to the Acquired Property, to other data and to the management of Purchaser to the extent that such access may be requested for any legitimate purpose relating to Seller’s former ownership or operation of any Acquired Property, unless such non-privileged books and records have been disposed of in accordance with this Section 5.3(a). (b) From and after the Closing, Seller agrees to (i) hold all of the books and records (including, to the extent, in Seller Parties’ reasonable discretion, it is impracticable to reasonably migrate or deliver as of the applicable Closing in accordance with Section 2.2, emails that relate to, or from employee accounts providing services with respect to, both Seller’s retained business and the Business, the Towers, Tower Sites and related Property including any such email correspondences with Ground Lessors, Tenants, Governmental Authorities and any other Persons having a material relationship with the Business and internal correspondences relating to the Business) and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or, for the books and records, such shorter or longer period provided by applicable Law, and (ii) afford Purchaser and its advisors, accountants and legal counsel, during normal business hours, upon reasonable request, reasonable access to any non-privileged books and records (including such Business emails) related to the Acquired Property, to other data and to the management of Seller to the extent that such access may be requested for any legitimate purpose relating to Purchaser’s ownership or operation of any Acquired Property, unless such non- privileged books and records have been disposed of in accordance with this Section 5.3(b); provided; that the parties shall use commercially reasonably efforts (including agreeing to joint privilege) to ensure that such access does not damage either party. Notwithstanding the foregoing, no Seller Party shall have an obligation to retain an email belonging to the account of an employee that was terminated prior to the date of the Agreement and which email was deleted pursuant to Seller’s email retention policies in the Ordinary Course of Business within thirty (30) days of the date of this Agreement. (c) The running of a period or the date of an applicable deadline binding on the Company or Purchaser (or one of their respective Affiliates) under a Transaction Agreement shall

49 be automatically tolled, suspended or extended, as applicable, for the amount of time that such party is awaiting e-mail information referred to in Section 5.3(b) from Seller (to the extent such information is available, so long as Seller promptly notif ies Company or Purchaser, as applicable, that such information is not available). 5.4 Efforts to Close; Cooperation; Consents. (a) Subject to the other provisions of this Agreement, Seller, Company and Purchaser each agree to use commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions, and to cooperate with the other in connection with the foregoing, and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which would reasonably be expected to impede or impair the prompt consummation of the Contemplated Transactions, including using commercially reasonable efforts to (A) obtain all necessary waivers, consents, releases and approvals that are required for the consummation of the Contemplated Transactions, (B) obtain all consents, approvals and authorizations that are required to be obtained under any Legal Requirement, (C) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the respective parties to consummate the Contemplated Transactions, (D) solely with respect to Seller, use its commercially reasonable efforts to obtain the settlement or other resolution of the Section 6.10 Matter, (E) solely with respect to Seller, use its commercially reasonable efforts to obtain the settlement of the Section 6.9 Matter, (F) effect all necessary registrations and filings, including, but not limited to, filings and submissions of information requested or required by any Governmental Authority, and (G) fulfill all conditions to this Agreement. Purchaser and Seller acknowledge and agree that, to the extent the applicable Seller Party is not able to obtain a required waiver or consent in connection with an applicable Ground Lease as part of the Pre-Closing Restructuring or otherwise in connection with the use of the applicable premises underlying such Ground Lease, or in the event there is a lack of an underlying binding written contract or agreement with respect to the land underlying such Ground Lease or Owned Real Property in existence prior to the Closing Date, Purchaser and Seller shall work cooperatively and in good faith to cause the applicable entities to enter into a Synthetic Contract for such underlying Ground Lease or Owned Real Property in connection with the Closing that will substantially provide the same benefits to Purchaser or Designated Purchaser as if such waiver, consent or written contract or agreement was timely procured; provided, that, the Synthetic Contracts must satisfy the Synthetic Contract Condition for the applicable Territory; and provided, further, that for the avoidance of doubt, until such Synthetic Contract is assigned and transferred to Purchaser or a Designated Purchaser in compliance with the underlying required waiver, consent or written contract or agreement , Seller shall, and shall cause its Affiliates to, (i) continue to provide the necessary services as an intermediary under such Synthetic Contract so that Purchaser and a Designated Purchaser, as applicable, have all of the benefits as if a party thereunder, and (ii) if applicable, hold in trust for the benefit of Purchaser or applicable Designated Purchaser all monies received or collected in relation thereto and promptly remit such monies to Purchaser or the applicable Designated Purchaser promptly following receipt thereof, in each case to the extent permitted by applicable contract or Law. Without limiting the generality of the foregoing and f or the avoidance of doubt, no Synthetic Contracts shall be created in connection with any contracts related to the Section 6.10 Matter except to the extent described on Schedule 6.10. Seller shall pay all reasonable out-of- pocket expenses incurred in connection with establishing any such Synthetic Contract; provided, however, that following the applicable Closing, Purchaser shall be responsible under any such Synthetic Contract for (x) rent payable under the existing terms of the applicable Ground Lease and (y) any damages or breaches of the underlying contract first arising after Closing by virtue of

50 actions taken by Purchaser or its Affiliates (but not Seller or its Affiliates) (and with no incremental obligations placed on Purchaser or its Affiliates in connection therewith). (b) Except as otherwise provided in this Agreement including Section 5.12(c), Seller, Company and Purchaser further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Contemplated Transactions, to use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. In furtherance of the foregoing, the parties will (i) coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 5.4(b), and (ii) supply such reasonable assistance as may be reasonably requested by any of them in connection with the foregoing. Unless otherwise directed by the applicable Governmental Authority and subject to applicable Legal Requirements, each of the parties will promptly inform each other of any material communication from any Governmental Authority regarding any of the Contemplated Transactions. If any party or any of its respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Contemplated Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. In no event, however, will any party, Company or any of their respective Affiliates be obligated to bring suit or action against a Governmental Authority or divest or hold separate any business or assets in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document or, except as otherwise expressly provided in this Agreement, pay any money to any Person (other than (i) f iling fees and related charges to obtain Governmental Authorizations that are required for consummation of the Contemplated Transactions, (ii) pay any money agreed by the parties hereto in writing to any Person in connection with the resolution of the Section 6.10 Matter, (iii) pay any money agreed by the parties hereto in writing in connection with the resolution of the Section 6.9 Matter, or (iv) payment of any consent fees or expenses as set forth in Section 5.13) or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 5.4(b). 5.5 Corporate Name. Company and Purchaser acknowledge that Millicom or its Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all trade names incorporating “Tigo”, “Telemóvil” or “Millicom,” by itself or in combination with any other name and the corporate design logo associated with “Tigo”, “Telemóvil”, “Lati” or “Millicom,” (the “Seller Names”), and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being assigned or transferred, hereby or in connection herewith. The Company and Purchaser agree that they will not, nor will they permit any of their Affiliates to, use any name, phrase or logo incorporating “Tigo”, “Telemóvil”, “Lati” or “Millicom,” or such corporate design logo in or on any of its literature, sales materials, agreements products or otherwise in public-facing commercial materials in connection with the sale of any products or services or in the operation of the Towers, Tower Sites and Property; provided, that, (A) it shall have one (1) year from the date of Closing to replace signage on each of the Towers and Tower Sites , and shall have ninety (90) days to file with appropriate Governmental Authorities to change the corporate name of the Designated Target Companies to a name which does not contain any Seller Names, (B) nothing herein shall prevent Company and Purchaser from using the foregoing for (i) internal archival and business record purposes, (ii) to the extent required by applicable Law, (iii) to factually refer to the historical or current relationship between Millicom and its Affiliates and the Acquired Property and Designated Target Company, including in historical, tax, regulatory and similar records, or (iv) in any manner in which an unlicensed third party would be permitted to use

51 the same under applicable Law, and (C) the limits on the use of any name, phrase or logo incorporating “Lati” or such corporate design logo under this Section 5.5 shall not restrict Company and Purchaser from using any name, phrase or logo that contains the word “Latin” or “Latin America”. 5.6 Foreign Corrupt Practices Act. The parties acknowledge that they are each familiar with the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and that the FCPA prohibits, among other things, the giving or promising to give of money or anything else of value to a foreign government official, political party or candidate for the purpose of influencing any act or decision of such government official, political party or candidate or inducing the use of influence on such government official, political party or candidate. The parties each acknowledge and agree that neither party, nor their Subsidiaries or Affiliates nor any of their respective Representatives thereof shall, in connection with performing their duties or obligations under this Agreement or any ancillary agreement hereto, in connection with any of the transactions contemplated hereby or thereby or in connection with any other business transaction involving the parties or any of their respective Subsidiaries or Affiliates in connection with this Agreement, make, offer, or promise to make any unlawful or improper payments or transfers of anything of value, directly or indirectly, to (i) any government official or employee (including employees of government-owned and government-controlled corporations and public international organization), (ii) any political party, official of a political party, or candidate, or (iii) an intermediary for payment to any of the foregoing, in any case for the purpose of influencing an act or decision of an official of any foreign government, including a decision not to act, or request or encourage any such person to use its influence to affect any government act or decision of a foreign government in connection with the business of any such party or its Subsidiaries or Affiliates or pertaining to the Acquired Property. Notwithstanding anything to the contrary herein and in furtherance of the foregoing, the parties acknowledge and agree that the intent of the parties hereto is that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business. For as long as the Master Lease Agreement is effective, each party will promptly inform the other parties in writing of any claims of improper payments in connection with the operation of their respective businesses pertaining to the Acquired Property, and will fully cooperate in investigating any such claims. Each party agrees to comply with any similar Legal Requirements of any other Governmental Authority with respect to payments to officials of any Governmental Authority relating to the Acquired Property. 5.7 Environmental Matters. (a) Company and Purchaser may commission, at Company’s and Purchaser’s sole cost and expense, environmental site assessments of any or all Tower Sites, subject to the provisions of the applicable Ground Lease and an access and confidentiality agreement reasonably agreeable to Seller; provided, that these assessments shall not include any invasive sampling of the soil, air, surface water, groundwater or building materials at such Tower Sites, without Seller’s prior written consent. Company and Purchaser will indemnify Seller and its Affiliates for any damage to person or property to the extent resulting from, caused by, or incurred in connection with, Purchaser’s conduct of such environmental site assessments of any Tower Site; provided, further, that Purchaser will not indemnify Seller or its Affiliates for any claim, loss or cause of action to the extent caused by (i) the gross negligence or willful misconduct of Seller or its Affiliates or (ii) any physical condition existing on any Tower Site prior to Purchaser’s or Company’s or any of their respective Representative ’s entry thereon (except for any incremental damage, release or exacerbation of an existing condition caused by Company, Purchaser or their Affiliates or Representatives with respect to any such physical condition).

52 (b) Company and Purchaser will promptly provide (at Company ’s and Purchaser’s sole cost and expense) to Seller copies of any and all written reports prepared of these environmental site assessments. Unless otherwise required by applicable Legal Requirements, none of such reports or any information contained in said reports or othe rwise generated by Company or Purchaser under this Agreement will be released to any other Person without the prior written consent of Company and Seller, except that any of Company or Seller may provide such reports, on a confidential basis, to their respective Representatives or financing sources. If this Agreement is terminated pursuant to ARTICLE X, Company and Purchaser will promptly turn over to the Seller Parties all reports, documents, data and other writings and information, including copies and, if available, electronic format thereof, relating to any and all environmental site assessments performed on the Tower Sites as to which no Closing has occurred, and such reports, documents, data and/or writings will become the exclusive property of Seller, provided, that Company and Purchaser shall be permitted to retain one copy of such reports, documents and/or writings so long as they keep the materials in accordance with the terms and conditions of the Confidentiality Agreement. 5.8 Aviation Permits; Obligations of Purchaser and Seller. (a) Except as otherwise set forth in this Agreement, Purchaser and Seller shall use commercially reasonable efforts to take any and all action necessary to cause themselves to timely perform their obligations under this Agreement and the other Transaction Documents and the Company Closing Documents to which Purchaser or Seller, as applicable, is a party. (b) Schedule 5.8 is hereby incorporated by reference in this Section 5.8(b). 5.9 Other Documentation. (a) Prior to or in connection with each Closing, Seller shall, to the extent available, deliver or cause to be delivered to Purchaser originals (if available, otherwise, copies) of all written (and effective) Ground Leases and Tenant Leases relating to the assets to be assigned and transferred to Purchaser by Seller at the applicable Closing or, to the extent not solely related, appropriate extracts thereof. Prior to or promptly following the applicable Closing, Seller shall deliver or cause to be delivered to Purchaser copies of all current files and records of Seller or any of its Affiliates that are in their possession and solely related to the ownership, occupancy or leasing of the assets to be assigned and transferred to Purchaser at the applicable Closing or, to the extent not solely related, appropriate extracts thereof. (b) At each Closing, the applicable parties will enter into a transition services agreement substantially in the form of EXHIBIT E hereto for the transition of the management and operation of the Tower Sites to be conveyed to Purchaser at the applicable Closing and the transition of administrative services in order to transition the ownership of Seller ’s rights, title and interest in and to the Acquired Property to be conveyed to Purchaser (each, a “Transition Services Agreement”), in each case substantially on the terms and conditions set forth on EXHIBIT E. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with the terms and conditions of Article X, the parties hereto shall and shall cause their respective Affiliates to cooperate in good faith and use their respective commercially reasonable efforts to discuss and agree in good faith on any appropriate services to be included, or further detail to be added in connection with the description of services included, in the Schedules to the Transition Services Agreement (and Seller will provide or cause to be provided such information as Purchaser reasonably requests, in accordance with Section 5.9(b) regarding pricing and other details with respect to such additional services), which discussions and agreement shall be on the

53 basis of the schedules attached to the form of Transition Services Agreement attached as EXHIBIT E. (c) In addition, the parties hereby agree that each agreement, arrangement or other instrument as shall be required under applicable Law or as otherwise reasonably necessary and customary for each Territory in order to or in connection with the transfer of Acquired Property in the Territory (each, a “Local Transfer Document”), shall include only those representations, warranties, covenants and agreements provided for in this Agreement and such other provisions as are customary for such Local Transfer Document or required by applicable Law to give effect to such transfer in any such jurisdiction. The parties agree that no Local Transfer Document is intended to, and no Local Transfer Document will, be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of the parties hereto or any of their respective Affiliates from those contained in this Agreement. (d) The parties shall work together in good faith and acting reasonably to promptly agree in writing on (i) the documentation of the matters specifically contemplated in the attached form of Master Lease Agreement to be drafted, revised or updated (as applicab le) in the final Master Lease Agreement for each Territory, (ii) the final versions in each Master Lease Agreement of the incomplete schedules and exhibits (including Schedules 1, 1(a) and 4, Annex A to Schedule 6, and Exhibits 1 and 2) in such form, (iii) the documentation of the matters specifically contemplated in the attached form of Build to Suit Agreement to be prepared, revised or updated (as applicable) in the final Build to Suit Agreement (including Exhibit A (if applicable) and Schedule 1), and (iv) the documentation of the Related Leasing Arrangements as described in Section 5.27 (all of the foregoing, the “Leasing Documentation Matters”). In furtherance of the foregoing, (x) Seller shall deliver to Purchaser, no later than sixty (60) days from the date hereof, drafts of the schedules, exhibits and other inserts to be populated with factual information, (y) Purchaser shall deliver to Seller, no later than sixty (60) days from the date hereof, drafts of the agreements, forms, and revised or updated provisions to be prepared, and (z) each party shall promptly review and comment on any draft (or redraft or comment) received by it, in each case in accordance with this Section 5.9(d), with each party acting diligently, reasonably and in good faith in connection with the foregoing. The consummation of the transactions for each Territory shall not take place until the applicable Leasing Documentation Matters for such Territory are finalized and agreed by the parties, which the parties shall seek to do no later than thirty (30) days prior to the anticipated applicable Closing Date. 5.10 Update. (a) In the event that any Ground Leases, Tenant Leases or insurance policies have been entered into following the date hereof (in accordance with and subject to this ARTICLE V) or have expired or been terminated since the later of the date hereof or the date of most recent Update delivered pursuant to this Section 5.10, in each case, in accordance with and subject to this Agreement (the “Changes”), then Seller shall, (i) not later than fifteen (15) days prior to the any Closing, deliver to Purchaser in writing draft updated lists of the Ground Leases, Tenant Leases and insurance policies required to be disclosed on Schedules 3.15(a), 3.15(b) and 3.16, respectively, to reflect any such Changes (each, an “Update”), along with all information reasonably available to Seller, its Affiliates, or Representatives related to such Changes necessary for Purchaser to adequately evaluate such matter or circumstance, including true, correct and complete copies of any insurance policies, Ground Leases and Tenant Leases, referenced in or disclosed by any such Update, and (ii) on the Business Day immediately preceding the Closing Date, provide to Purchaser the final Update, and mandatory Updates whenever there are Changes.

54 (b) Except as specifically provided in this Section 5.10, no Update shall be deemed to be incorporated into or to supplement, amend or modify the Schedules hereto or to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement. If Company has the right to terminate the Agreement pursuant to Section 10.1(c) as a result of any matter disclosed in such final Update and does not exercise such right within ten (10) days of receipt of such Update, then such Updates shall be deemed to amend the lists included on Schedules 3.15(a), 3.15(b) and 3.16, as applicable, and no other Section hereto or Schedule hereto, for purposes of Section 6.1(a) and Section 9.3 hereof, provided that all newly-disclosed insurance policies, Ground Leases and Tenant Leases shall have been entered into in compliance with the provisions of this Agreement, including this ARTICLE V. (c) Notwithstanding anything to the contrary herein, the parties acknowledge and agree that, from and after the date hereof until the applicable Closing of the Purchased Assets hereunder, the parties shall and shall cause their respective Affiliates to cooperate in good faith and use their respective commercially reasonable efforts to discuss and agree in good faith on any appropriate updates to the list of Purchased Assets set forth on Schedule 1 hereto in order to reflect such additional assets necessary or required to be included in the transfer to Purchaser (or Designated Purchaser) hereunder at such Closing. 5.11 Confidentiality. Company and Purchaser, on the one hand, and Seller Parties, on the other hand, shall, and they shall cause their respective Representatives to, treat all nonpublic information obtained in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement, which is incorporated in this Agreement by reference. Except as provided below, the Confidentiality Agreement shall terminate at an applicable Closing solely with respect to the Purchased Interests and/or the Purchased Assets transferred at such Closing; provided, that the Confidentiality Agreement shall survive until the third (3 rd) anniversary of this Agreement with respect to Acquired Property that is not transferred. To the extent permitted by applicable Law, Company and Purchaser agree to notify Seller via written notice prior to any intended contact with a Governmental Authority to be initiated by Company or Purchaser in relation to the Purchased Interests and the Purchased Assets with respect to a period prior to the Closing on which such Purchased Interests and the Purchased Assets were transferred. 5.12 Antitrust Approval. (a) Company, Purchaser and Seller agree that Purchaser shall, in consultation with Seller, (i) complete and file all f ilings required under the Antitrust Laws with respect to the Contemplated Transactions as promptly as practicable and (ii) will promptly complete and file responses to all requests for additional data and information that may be made under such Antitrust Laws. Seller shall provide at the earliest practicable date, but in any event within fifteen (15) Business Days of any such request, any information needed to prepare any filing required under the Antitrust Laws with respect to the Contemplated Transactions or to address any additional requests made by Antitrust Authorities with respect to such filings. (b) Each party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions. Neither Company, Purchaser, Seller nor their respective Affiliates shall independently participate in any formal meeting with an Antitrust Authority or any other applicable Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party reasonable prior notice of the meeting and, to the extent permitted by applicable Law, the opportunity to attend and participate. In

55 addition, the parties will inform each other of the outcome of any discussions or communications, or any conference or meeting held by any of its Representatives with an Antitrust Authority in respect of any such filings, investigations or other inquiry, unless the other party or its Representatives were in attendance for the entirety of such discussions, communications, conference or meeting. Subject to applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party relating to proceedings under the Antitrust Laws. Seller and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.12 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to any other Representatives of the recipient, unless express written permission is obtained in advance from the source of the materials. (c) If any objections are asserted by an Antitrust Authority with respect to the Contemplated Transactions for the Closing under the Antitrust Laws, the parties shall, to the extent feasible and permitted, jointly determine a strategy for responding to and resolving such objection, with each party bearing its own costs and expenses in connection with such response. Notwithstanding the foregoing, nothing in this Section 5.12 or otherwise in this Agreement shall require, or be construed to require, Company, Purchaser or Seller or their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of such party or any of their respective Affiliates (ii) any conditions relating to, or changes or restrictions in, the operations of any assets of Company, Purchaser, Seller or any of their respective Affiliates, businesses or interests which, in e ither case, would reasonably be expected to materially and adversely impact the economic or business benefits to Company, Purchaser or Seller of the transactions contemplated by this Agreement or adversely affect their respective business in the applicable Territories; (iii) any material modification or waiver of the terms and conditions of this Agreement or (iv) the direct or indirect payment of any non de minimis fees, pre-closing or post-closing, as a condition to such approval. If the Antitrust Authorities require that Company, Purchaser or Seller or any of their respective Affiliates take any of the forgoing actions as a condition to the approval of the Contemplated Transactions, then the party that is being adversely affected by such requirement, shall have the right to terminate this Agreement without liability. Prior to the Closing or the earlier termination of this Agreement, none of Purchaser, Seller or Company shall acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to materially delay the satisfaction of the conditions contained in ARTICLE VI or ARTICLE VIII or materially and adversely increase the risk of not obtaining any clearance, consent, approval, authorization, or waiver necessary to consummate the transactions contemplated by this Agreement. (d) Purchaser will pay any filing fees required to be paid under applicable Law for the Antitrust Laws filings contemplated by this Section 5.12. 5.13 Ground Leases; CP Consents. (a) As soon as reasonably practical following the execution and delivery of this Agreement and prior to the Closing, Seller shall use commercially reasonable efforts to obtain the CP Consents for the conveyance of the Ground Leases included in the Purchased Assets set forth on Schedule 5.13(a) and to consummate the Pre-Closing Restructuring. Company and Purchaser shall cooperate in all reasonable respects with Seller ’s efforts to obtain such CP Consents, including, without limitation, by providing any information reasonably requested by each Ground

56 Lessor regarding Purchaser and their respective businesses. For the avoidance of doubt, a novation of an applicable Ground Lease, executed by the Ground Lessor, Seller and Company, which substitutes Purchaser as the lessee or licensee thereof and is on terms satisfiable to Purchaser, will satisfy Seller’s CP Consent obligations hereunder. For clarity, in no event shall Purchaser or Company or any of their respective Affiliates be required to pay any amount or offer or grant any financial or other accommodation to such Ground Lessor or other Person in order to obtain such CP Consents, except as expressly required by Section 5.13(b). Schedule 5.13 is hereby incorporated by reference in this Section 5.13. 5.14 Tenant Leases. The parties acknowledge and agree that the agreements described in and contemplated by Section 3.15(b) shall be assigned by Seller to Purchaser at the Closing pursuant to the terms of this Agreement in connection with the Pre-Closing Restructuring or the acquisition of the Purchased Assets. In no event will Seller, Purchaser or Company, or any of their respective Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with the assignment. 5.15 Pre-Closing Restructuring. Prior to the Closing, Seller will, and will cause each applicable Seller Party and the Designated Target Companies to, take all necessary actions and steps to effectuate the transactions set forth in EXHIBIT G, including but not limited to: (a) effect all such conveyances, transfers, assignments, assumptions or other transactions or actions necessary or appropriate to enable, in each case at or prior to the Closing (after taking into account the receipt of the Acquired Properties with respect to the Pre -Closing Restructuring and any other necessary approvals), ( i) the Designated Target Company to possess all right, title and interest in and to all of the Acquired Properties and to be responsible only for the Assumed Liabilities; and (ii) Seller to possess all right, title and interest in and to all of the assets of the Excluded Assets and to be solely responsible for the Excluded Liabilities. Seller and Purchaser may mutually agree in writing to modify or amend the actions and steps that comprise the Pre-Closing Restructuring in accordance with the Pre-Closing Restructuring Plan or EXHIBIT G, as applicable, from time to time; provided that Purchaser will not unreasonably withhold, condition or delay its consent to any modification or amendment proposed by Seller in writing that is de minimis to Purchaser; (b) maintain Purchaser and its Representatives reasonably informed of the status of the Pre-Closing Restructuring prior to the Closing. Prior to entering into any Contracts to effectuate the Pre-Closing Restructuring (including any Intellectual Property assignment agreement and also the document(s) to effect the transactions contemplated by Section 6.9 in connection with the Section 6.9 Matter or the Honduras Distribution, as applicable) (“Restructuring Agreements”), and until completion of the Pre-Closing Restructuring, Seller shall deliver to Purchaser copies of any material restructuring agreements and shall use all reasonable efforts to afford Purchaser a ten (10) Business Day period following receipt of such material Restructuring Agreements (or, if there are fewer than ten (10) Business Days prior to the Outside Date, such shorter review period as is reasonable based on the length and complexity of the proposed Restructuring Agreements) (the “Restructuring Review Period”) to review and comment on the contents of such Restructuring Agreements, and Seller shall consider in good faith any reasonable comments to the Restructuring Agreements delivered by Purchaser to Seller within the Restructuring Review Period, provided, further, that the Restructuring Agreements shall not bind (and shall not include any terms that purports to bind) the Designated Target Companies or Purchaser to ascribing any particular value for any Acquired Properties other than a value pertaining to the structural elements of the Towers;

57 (c) have Seller assume any liabilities relating to, arising out of or resulting from the consummation, and implementation of the Pre-Closing Restructuring (including the fees of any legal counsel, f inancial advisor, bank, accountant, auditor, broker or other consultant or expert retained by Seller or their Affiliates) at its sole cost and expense; and (d) subject to the other provisions of this Agreement, obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Authority required to be obtained or made by any of the parties or any of their respective Affiliates in connection with the Pre-Closing Restructuring. (e) Seller shall cause Lati Honduras to hold, as of Closing, an amount of cash equal to the Lati Honduras Minimum Cash Amount. (f) Within thirty (30) days following the date of this Agreement, Seller shall prepare, in good faith and in consultation with Purchaser (including by incorporating any suggestions from Purchaser), and deliver to Purchaser a draft plan describing, in reasonable detail, the reorganization steps it plans to undertake to implement the Pre-Closing Restructuring (the “Pre-Closing Restructuring Plan”). The Pre-Closing Restructuring Plan shall (i) be prepared in Microsoft PowerPoint, (ii) illustrate on a separate slide each step of the Pre-Closing Restructuring, for each applicable country, and clearly show the full corporate structure relevant to the step as well as the actual legal names of the entities involved, (iii) and describe the applicable corporate law and tax consequences of each step. (i) The Pre-Closing Restructuring Plan shall generally provide that (A) Seller shall contribute cash to LATI Parent, which in turn shall contribute the cash to Lati Guatemala, Lati El Salvador, Lati Panama and Lati Honduras (the “Lati OpCos”), (B) the Lati OpCos shall use the contributed cash to purchase the Towers, Tower Sites and related Property and all of the Existing WIP Sites (whether or not Completed WIP Sites) from Affiliates of Seller that are not directly or indirectly owned by LATI Parent at a purchase price based on an independent third party appraisal of such assets , (C) LATI Parent shall no longer own, directly or indirectly, (i) any entity that is not a Designated Target Company, including InfraCo 2NV, or (ii) any entity that is an Excluded Entity, (D) ensure that the Seller Parties (other than the Designated Target Companies or their Subsidiaries), and not the Designated Target Companies or their Subsidiaries, shall be liable for all Excluded Liabilities (for the avoidance of doubt, without limiting Section 9.5(d), (E) ensure that no Designated Target Company being transferred, directly or indirectly, to Purchaser has any employees immediately prior to Closing (without the prior written consent of Purchaser) and (F) the actions to ensure the occurrence of the matters described in (A)-(E) does not result in any liability (contingent or otherwise) applicable to the Designated Target Companies. The Pre-Closing Restructuring Plan shall not, directly or indirectly, require or otherwise bind Seller or Purchaser to allocate value to any asset of a Designated Target Company other than (x) the Towers or (y) an entity that is not a Designated Target Company or Subsidiary thereof referred to in clause (C) of the previous sentence. (ii) Purchaser shall have forty-five (45) days to review the draft Pre- Closing Restructuring Plan, during which time Purchaser may review and comment on the draft Pre-Closing Reorganization Plan. Seller shall use commercially reasonable efforts to provide any information reasonably requested by Purchase in connection with Purchaser’s evaluation of the draft Pre-Closing Restructuring Plan, including by making Seller’s personnel and legal and accounting advisors available to Purchaser. Seller shall

58 consider in good faith Purchaser’s comments and must incorporate into the Pre -Closing Restructuring Plan any reasonable requests of Purchaser that would avoid (i) any adverse consequences to Purchaser and the Designated Target Companies and would not adversely affect Seller or any of its Affiliates (not including the Designated Target Companies and their Subsidiaries for this purpose), (ii) any material delay of the consummation of the Contemplated Transactions, (iii) any change in any material way to the scope of the Acquired Property, the assets and liabilities of the Designated Target Companies and their Subsidiaries, or the allocation of assets and Liabilities contemplated by this Agreement, (iv) restrictions on the business of Purchaser or the Designated Target Companies or their Subsidiaries following the Closing; or (v) material and adverse consequences to the business, operations or structure of Purchaser and the Designated Target Companies and their Subsidiaries after the applicable Closing. Within fifteen (15) days following the end of such review period, Seller shall provide to Purchaser a copy of the final and agreed Pre-Closing Restructuring Plan that was completed in compliance in all respects with this Section 5.15, which shall thereafter be deemed to be EXHIBIT G. 5.16 Director and Officer Resignations, Release and Indemnification; Labor and Employment Matters. (a) Immediately prior to each Closing, Seller shall deliver to Purchaser the written resignation and release letter, effective as of the Closing Date, of each director and officer or similar position of the applicable Designated Target Company, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement), in the form attached hereto in EXHIBIT 6.8(a). Such written resignation and release letter shall unconditionally and irrevocably release, waive and forever discharge such Designated Target Company, Purchaser and Purchaser’s Affiliates from any obligations and liabilities arising out of or relating to the organization, management or operation of such Designated Target Company relating to any matter, occurrence, action or activity occurring prior to the Closing, which shall also include the release by such releasing party of any indemnification, exculpation and advancement rights in connection therewith. (b) Seller acknowledges and agrees that the existing or procured umbrella or other applicable insurance policies of the Seller Parties (other than the Designated Target Companies) will cover and shall be the sole and exclusive recourse available to such releasing directors and officers for post-Closing indemnification, exculpation, advancement and other similar claims relating to the Designated Target Companies or the Business for all periods prior to the Closing. Notwithstanding anything in this Agreement to the contrary, one hundred percent (100%) of the premium in respect of any “umbrella” or other insurance policy obtained or maintained pursuant to and in accordance with this Section 5.16(b) and any fees, costs, deductibles, expenses and taxes associated therewith shall be borne by solely by Seller as an Excluded Liability. (c) Schedule 5.16(c) sets forth a true, correct and complete list of the employees who provide applicable services in a Territory relating to Towers, Tower Sites or related Property in such Territory who will be made available to join Purchaser or Designated Purchasers or its respective Affiliates or Subsidiaries (the “In-Scope Employees”). The applicable Seller Parties shall provide Purchaser reasonable opportunities to interview such In-Scope Employees for positions with Purchaser following Closing and shall reasonably cooperate with Purchaser’s requests relating thereto. Following the date of this Agreement and prior to December 31, 2024, Seller will provide Purchaser (or an Affiliate thereof including a Designated Purchaser) reasonable access during normal business hours to each In Scope Employee, and Purchaser will have until

59 such time to conduct its interviews and relevant background checks and until January 31, 2025 advise Seller in writing of such Service Providers (each Service Provider on such Schedule 5.16(c) for which Purchaser has provide such written notice to Seller, a “Continuing Employee”) for which Purchaser would like to extend offers of “at will” employment (each, an “Offer of Employment”), and each Continuing Employee’s employment shall be effective as of and contingent upon such Continuing Employee’s commencing employment within ten (10) days after the applicable Closing Date for the relevant Territory. Seller (or an applicable Affiliate thereof) shall, in accordance with applicable Law, terminate, effective as of such applicable Closing Date, the employment or service of all In-Scope Employees for the relevant Territory. Seller (or an applicable Affiliate thereof) shall also reasonably cooperate in good faith with requests by Purchaser and its Affiliates to facilitate the Offers of Employment, including the delivery thereof to the applicable Continuing Employees. Nothing in this Section 5.16(c) or otherwise in this Agreement shall be construed to prevent the termination of employment or service of any Service Provider, or provide any In-Scope Employee with any right to continued employment or service. 5.17 Restrictive Covenants. (a) For a period of three (3) years following the Closing Date, neither Seller nor its Affiliates shall, directly or indirectly, employ, hire, enter into an agency or consulting relationship with, recruit or solicit for employment any (x) senior employee of Company or its Affiliates involved in the negotiation of the transactions contemplated by this Agreement , and all (y) Continuing Employees, except for (i) soliciting any such Person through a generalized search not specifically targeted toward any such Person (through media advertisements of general circulation, employment search firms, open job fairs or otherwise), and (ii) soliciting or hiring any such person who has been terminated by the Designated Target Companies for at least six (6) months before the soliciting or hiring began or hiring any such Person who contacts any of Seller or any of its Affiliates on his or her own initiative. (b) For a period of three (3) years following the Closing Date, none of Company, Purchaser, or any of their respective Affiliates shall, directly or indirectly, employ, hire, enter into an agency or consulting relationship with, recruit or solicit for employment any senior employee of Seller or its Affiliates involved in the negotiation of the transactions contemplated by this Agreement, except for (i) soliciting any such Person through a generalized search not specifically targeted toward any such Person (through media advertisements of general circulation, employment search firms, open job fairs or otherwise), and (ii) soliciting or hiring any such Person who has been terminated by Seller or its Affiliates for at least six (6) months before the soliciting or hiring began or hiring any such Person who contacts Company, Purchaser, or any of their respective Affiliates on his or her own initiative. (c) Section 25 of the Master Lease Agreement is hereby incorporated by reference as if set out in full in the text of this Agreement and, for the avoidance of doubt, it is hereby acknowledged and agreed by the parties that a breach or default under Section 25 of any Master Lease Agreement by a party or its Affiliates shall constitute a breach or default of this Agreement by the breaching or defaulting party or its applicable Affiliates. (d) The parties have consulted with legal counsel regarding the provisions of this Section 5.17 and based on such consultation have determined and hereby acknowledge that the restrictions set forth in this Section 5.17 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the business and the substantial investment in the business made by Purchaser hereunder. Seller further acknowledges and agrees that this Section 5.17 is being entered into by it in connection with the sale of the business

60 and the goodwill of the business pursuant to this Agreement. If any provision of Section 5.17 is held to be excessively broad as to duration, scope, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law. 5.18 Termination of Affiliate Arrangements. All contracts between a Designated Target Company, on the one hand, and Seller or any Seller Related Parties, on the other hand, and all Seller Related Party Agreements and other than any contracts listed on Schedule 5.18 and any employment agreement with employees of a Designated Target Company, shall be terminated in full as of the Closing Date, and all obligations and liabilities thereunder shall be deemed to have been satisfied with no other liability or obligation on the part of a Designated Target Company, Purchaser, Company or any of their respective Affiliates. For the avoidance of doubt, all Tower leases to which Seller or any of its Affiliates are a party in connection with the Acquired Property, except for the Master Lease Agreement or as otherwise set forth under the Master Lease Agreement with respect to the Existing SBA-Tigo Lease Agreements (as defined in the Master Lease Agreement), shall be terminated in full without any future liability or obligation owing thereunder. 5.19 Insurance. From and after the Closing, Seller shall assign to Purchaser any and all proceeds under any of Seller’s or any of its Affiliates’ third party insurance policies written prior to the Closing to the extent received or to be received in connection with any Assumed Liabilities, the Purchased Assets, Towers or Tower Sites or related Property from and after the date hereof, in each case other than where insurance proceeds are directly or indirectly funded by Seller or any of its Affiliates through self-insurance or other similar arrangement (collectively, the “Insurance Proceeds”). Seller will use commercially reasonable efforts to obtain any necessary consents or approvals of any insurance company or other third party relating to any such assignment of Insurance Proceeds (or, if such Insurance Proceeds are not assignable, Seller agrees to pay any such Insurance Proceeds received by it or any of its Affiliates to Purchaser (or any Purchaser Party) promptly upon the receipt thereof); provided, however, that Seller will not have any obligation to make any consent or similar payments to procure any such consents or approvals. Following the Closing, Purchaser shall notify Seller in writing of any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business, the Purchased Assets, the Assumed Liabilities or the properties, assets, operations, employees, officers or directors of the Business, the Purchased Assets or the Assumed Liabilities that, in each case, occurred prior to the Closing Date (collectively, the “Pre- Closing Occurrences”) for which it would like Seller to submit a claim under available insurance policies. From and after the Closing, at Purchaser’s sole cost and expense, Seller shall, and shall cause its applicable Affiliates to, (a) use commercially reasonable efforts to ensure that applicable claim reporting and other applicable material available insurance policies requirements are met to the extent covered by the available insurance policies, and (b) use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any applicable available insurance policy and pay such benef it to Purchaser. 5.20 No-Shop. Seller hereby covenants and agrees that it shall not, and it shall cause its Affiliates (and direct their respective Representatives) not to, for the period from the date of this Agreement through the Final Closing or the earlier termination of this Agreement in accordance with the terms and conditions of ARTICLE X, take any action to (a) directly or indirectly encourage, solicit, initiate, facilitate, accept, engage in or enter into any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, (c) publicly approve, endorse or recommend any Acquisition Proposal, or (d) directly or indirectly participate, engage or continue in any discussions or negotiations regarding, furnish to any Person any

61 information with respect to, or take any other action to facilitate the making of, an Acquisition Proposal, in each of the foregoing clauses (a) and (d), other than to reject or terminate any such discussions, negotiations or proposals. Without limiting the generality of the foregoing, Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Acquisition Proposal and eliminate access to any data room (virtual or otherwise) maintained by Seller to all Persons other than Purchaser and its Representatives and Seller’s Representatives. Seller also agrees that it will promptly, but in no event later than five (5) Business Days after the date of this Agreement, request each Person (other than Purchaser) that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof. Any violation of this Section 5.20 by any Representative or Affiliate of Seller shall be deemed to be a breach of this Section 5.20 by Seller. 5.21 Pre-Existing Condition Remediation. The parties acknowledge and agree that Seller’s obligations and liabilities (including any and all amounts payable in connection therewith) arising from, relating to or in connection with the remediation of any Pre-Existing Conditions will be addressed and resolved in accordance with the terms, conditions and rules set forth in EXHIBIT H. 5.22 Bifurcated Contracts. Promptly following the date of this Agreement, the parties shall use commercially reasonable efforts and work together in good faith to bifurcate each Shared Contract into two separate agreements, one of which shall reflect the services to be provided by Seller or its Affiliates under the terms of such bifurcated contract , and other agreement shall contain the terms of the ground lease contained in such bifurcated contract; provided, however, if the parties are unable to bifurcate a Shared Contract prior to the applicable Closing, then the parties shall, in connection with such Closing, enter into a Synthetic Contract to replicate the intent and effect of bifurcating such Shared Contract as between the parties; such that the benefits and burdens of such Shared Contract primarily relating to the Business are for the account of the applicable Designated Target Company and the other benefits and burdens of such Shared Contract are for the account of the applicable Subsidiary of Seller in such Territory; provided, further, that following such Closing, the parties shall continue to use commercially reasonable efforts and work together in good faith to bifurcate the applicable Shared Contract in accordance with this Section 5.22. The parties agree that none of the substantive terms set forth in each of the Shared Contracts shall be changed or altered. 5.23 Municipal Fees. From and after the date hereof, Seller shall and shall cause its Affiliates to pay any and all pre-Closing Municipal Fees that are outstanding and required to be paid under applicable Law in order for the transfer of the underlying Tower or Tower Site to Purchaser and its Affiliates, in each case, until such time that Purchaser or one of its Affiliates is recognized as the registered owner or lessee of such Tower and Tower Sites in the applicable records of the relevant municipal Governmental Authority in the applicable Territory. 5.24 Claro Panamanian Leases. Schedule 5.24 is hereby incorporated by reference in this Section 5.24. 5.25 Transaction Perimeter. Schedule 5.25 is hereby incorporated by reference in this Section 5.25. 5.26 Additional Disclosure.

62 (a) Prior to the earlier of (x) ninety (90) days from the date hereof and (y) no later than thirty (30) days prior to the applicable Closing Date, Seller shall provide to Purchaser the following additional information in writing: (i) a true, correct and complete list of all private medium tension lines applicable to any Towers or Tower Sites owned by the Seller Party or its Affiliates broken down by applicable Territory; (ii) with respect to all Ground Leases other than Expired Ground Leases, a true, correct and complete listing of each applicable date on which each such Ground Lease as set forth on Schedule 3.15(a) is scheduled to expire; and (iii) with respect to the disclosure on Schedule 3.21, further disclosure setting forth the historical amount of open Municipal Fees per Tower Site or, if not available per Tower Site, per municipality. (b) Notwithstanding anything in this Section 5.26 or in this Agreement to the contrary, the parties acknowledge and agree that the failure of Seller to deliver the required notice, lists pursuant to this Section 5.26 shall be deemed a breach of covenant and agreement hereunder, but any breach or inaccuracy in the information disclosed in such notice or lists shall only constitute and be treated as a breach of the representations and warranties in Section 3.15(g) for purposes of Seller’s liability under Section 9.3(a) of this Agreement for a breach of a representation or warranty of Seller. 5.27 Related Leasing Arrangements. (a) Following the execution of this Agreement, the parties shall document in accordance with Section 5.9(d) and Section 5.27(b) the leasing arrangements for the Sites in any Territory that are subject to the Existing SBA-Tigo Lease Agreements (the “Existing Sites”), and the Sites in any Territory for which “antenna site agreements” will be executed under the Build -to- Suit Agreement (the “BTS Sites”), in each case on the same terms and conditions set forth in the Master Lease Agreement for such Territory, mutatis mutandis (the “Related Leasing Arrangements”). (b) The parties acknowledge as follows: (i) The terms and conditions in the applicable Master Lease Agreement shall not apply to the Related Leasing Arrangements to the extent that they are not relevant. For example, the provisions of the applicable Master Lease Agreement relating to “Pre-Closing Matters”, “Tigo Provided Services”, “Site Sharing Agreements”, the landlord’s use of the tenant’s electricity and payment of “Utility Fees” therefor (it being understood that, for purposes of the Existing Sites subject to the existing master lease in El Salvador, the existing provisions relating thereto will continue to apply), the “Repurchase Right”, and “Grandfathered Space” (it being understood that, for purposes of the Existing Sites, the space occupied by the tenants thereunder as of the date of this Agreement will constitute “Grandfathered Space”) , shall not apply to the Related Leasing Arrangements. (ii) The provisions of the applicable Master Lease Agreement relating to “Initial Term Prolongation” and to guaranties by “Millicom Guarantor” and “Towerco Guarantor” shall not apply to the Related Leasing Arrangements

63 (iii) With respect to the BTS Sites, the terms and conditions of the Build- to-Suit Agreement shall apply, and shall govern in the event of any conflict with the terms and conditions of the Master Lease Agreements. (iv) With respect to any Territory, the Existing Sites in such Territory, the BTS Sites in such Territory (without limiting the immediately preceding bullet), and the sites subject to the Master Lease Agreement for such Territory shall all constitute part of a combined portfolio, including for purposes of the provisions in such Master Lease Agreement relating to “Rent”, the “Term” (including renewals on an all-or-nothing basis), “RAN Sharing”, “Initial Alternative Power Sources”, the basket in the “Proximity Conditions”, the allowances and limitations for “Swap Rights” and “Withdrawal Rights”, and the percentage thresholds with respect to the number of sites in respect of which an “Event of Default” has occurred. (v) The Master Lease Agreements and the Build-to-Suit Agreement shall be modified as appropriate to reflect the foregoing. (c) Grandfathering. (i) The Parties acknowledge that EXHIBIT 1(a) is intended to reflect Seller’s understanding as of the date hereof of the Leased Space of a Designated Target Company located in the Territories at the Tower Sites conveyed and delivered at a Closing. (ii) If Seller or any of its Affiliates takes or otherwise occupies additional space at any Tower or Tower Site from and after the date of this Agreement until the applicable Closing, Seller shall provide a written notice to Purchaser describing in reasonable detail the additional space so taken or occupied, including the nature of the assets, the EPA of the Tower or Pole taken or occupied and the sqm of ground space on the respective Tower Site so taken or occupied, in each case, as applicable (an “Interim Occupation Notice”). (iii) In the event of any disagreement regarding “Grandfathered Space” (as defined in the Master Lease Agreement) the burden shall be on Seller or its Affiliates to prove that the information contained in EXHIBIT 1(a) and the Interim Occupation Notice was incomplete. 5.28 Expropriated Panama Tower Sites. Between the date hereof and (twenty) 20 days prior to the applicable Closing, Purchaser may at its election in writing treat the Tower Sites in the Territory of Panama as disclosed in Schedule 3.22 (the “Panama Expropriation Towers”) as an Excluded Asset. If Purchaser makes such election as described in this Section 5.28, prior to Closing, Seller may elect to (i) treat the Panama Expropriation Towers as an Excluded Asset or, (ii) on a one-for-one basis, treat a Completed WIP Site in Panama as a Tower Site. ARTICLE VI CONDITIONS PRECEDENT TO COMPANY’S AND PURCHASER’S PERFORMANCE The obligations of Company and Purchaser under this Agreement shall be subject to the satisfaction, at or prior to the applicable Closing Date, of all of the following conditions, as pertaining to the Territory or Territories directly or indirectly subject to the related Closing, any one or more of which may be waived in writing by Company and Purchaser:

64 6.1 Accuracy of Representations and Warranties. The Fundamental Representations of Seller shall be true and correct in all respects on the date hereof and as of the Closing Date as the case may be, as though such representations and warranties were made at and as the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of Seller contained in ARTICLE III shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date hereof and on the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. 6.2 Antitrust Approval. The required filings under applicable Antitrust Laws shall have been made pursuant to Section 5.12, and all applicable waiting periods with respect to such filings shall have expired or been terminated, and any Governmental Authorization required in connection with the Contemplated Transactions under any such Antitrust Laws (including the applicable Governmental Authority stating in writing that no such approval is required) shall have been obtained and shall remain in full force and effect. 6.3 Performance. Seller Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by Seller Parties prior to or on the applicable Closing Date with respect to such Closing. 6.4 Officer’s Certificate. Seller shall have delivered to Company and Purchaser a certif icate, signed by an executive officer of Seller, dated as of the First Closing Date, certifying the matters set forth in Section 6.1, Section 6.3 and Section 6.12 and that each Tower Site for which WIP Site Consideration is to be paid at the Closing was completed prior to the Closing in accordance with the terms and conditions set forth in EXHIBIT 1.2(b). 6.5 Legal Prohibitions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which has the effect of making the Contemplated Transactions illegal or otherwise restraining, enjoining or prohibiting consummat ion of the Contemplated Transactions. 6.6 No Legal Proceedings. No Claim or Proceeding shall be pending (i) against Seller or any of its Affiliates that relates to or is reasonably likely to affect the Acquired Property owned or used by Seller, or their future ownership or use by Purchaser , except for such Claim or Proceedings as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the Contemplated Transactions. 6.7 Assignments and Consents. With respect to any Tower, Tower Site and related Acquired Property to be conveyed at the Closing, Seller shall have obtained each necessary and required assignment of applicable Tenant leases, and if applicable, each CP Consent and/or Synthetic Contract for the applicable Ground Lease.

65 6.8 Execution and Delivery of Documents. Seller shall have executed and delivered, or caused to be delivered to Purchaser or Company, in original copies (if available, otherwise, copies), each of the items set forth in (a) EXHIBIT 6.8(a) attached hereto at the Closing and (b) EXHIBIT 6.8(b) attached hereto at the Closing, with respect to the Acquired Property to be transferred at such Closing. 6.9 Section 6.9 Matter. Schedule 6.9 is hereby incorporated by reference in this Section 6.9. 6.10 Section 6.10 Matter.Section 6.10 Matter shall be resolved as set forth on Schedule 6.10 hereto. 6.11 Pre-Closing Restructuring. Seller, its Subsidiaries and the Designated Target Companies shall have effectuated the Pre-Closing Restructuring as set forth in Section 3.25, Section 5.15 and in the steps as described in EXHIBIT G. 6.12 No Material Adverse Effect. Since the date of this Agreement, there shall have not occurred any Material Adverse Effect. 6.13 Synthetic Contracts. For the applicable Territory for the Closing, Synthetic Contracts for applicable Ground Leases shall satisfy the Synthetic Contract Condition. ARTICLE VII CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE The obligations of Seller under this Agreement shall be subject to the satisfaction, at or prior to the applicable Closing Date, of all of the following conditions, as pertaining to the Territory or Territories directly or indirectly subject to the related Closing, any one or more of which may be waived in writing by Seller: 7.1 Accuracy of Representations and Warranties. The Fundamental Representations of Company and Purchaser shall be true and correct in all respects on the date hereof and as of the Closing Date as the case may be, as though such representations and warranties were made at and as the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of Company and Purchaser contained in ARTICLE IV shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on the date hereof and on the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date) provided, however, that this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct would, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Company or Purchaser to consummate the transactions contemplated hereby. 7.2 Legal Prohibitions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order (whether temporary, preliminary or permanent) which has the effect of making the Contemplated Transactions illegal or otherwise restraining, enjoining or prohibiting consummat ion of the Contemplated Transactions.

66 7.3 Performance. Company and Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the applicable Closing Date with respect to such Closing. 7.4 Officer’s Certificate. Company, with respect to it, and Purchaser, with respect to it, shall have delivered to Seller a certif icate, signed by an executive officer of Company and Purchaser, as the case may be, dated as of each Closing Date, certifying the matters set forth in Section 7.1 and Section 7.3. 7.5 No Legal Proceedings. No Claim or Proceeding shall be pending that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the Contemplated Transactions. 7.6 Antitrust Approval. The required filings under applicable Antitrust Laws shall have been made pursuant to Section 5.12, and all applicable waiting periods with respect to such filings shall have expired or been terminated, and any Governmental Authorization required in connection with the Contemplated Transactions under any such Antitrust Laws (including the applicable Governmental Authority stating in writing that no such approval is required) shall have been obtained and shall remain in full force and effect. 7.7 Execution and Delivery of Documents. Company and the Purchaser Parties shall have executed and delivered to Seller the documents and instruments set forth on (a) EXHIBIT 7.7(a) attached hereto at each Closing and (b) EXHIBIT 7.7(b) attached hereto at each Closing with respect to the applicable Acquired Property to be transferred at each Closing. ARTICLE VIII EXPENSES; ADJUSTMENTS; TRANSFER TAXES AND OTHER TAX MATTERS 8.1 Expenses. Except as expressly provided herein, all fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions (including, without limitation, due diligence costs) shall be paid by the party incurring such fees and expenses, whether or not the Contemplated Transactions are consummated. 8.2 Transfer Taxes (a) Company and Purchaser shall each be responsible for the timely payment of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (including all stamp taxes and registration fees related to the transfers of the Acquired Property pursuant to this Agreement, but excluding VAT) (collectively, “Transfer Taxes”) imposed as a result of the transfers contemplated by this Agreement, excluding for this purpose (i) any Transfer Taxes imposed as a result of the Pre-Closing Restructuring which shall be paid by Seller, (ii) any Transfer Taxes (including the incremental portions thereof) which are due and payable as a result of Seller or any of its Affiliates failing to hold any Missing Permits, each of which shall be borne solely by Seller; provided, however, that solely with respect to Tigo Nicaragua, Purchaser shall be responsible for up for $400,000 in Transfer Taxes in respect of any assignment, name change or other similar activity for existing applicable permits as required by Instituto Nicaraguense de Telecomunicaciones y Correos (“Telcor”). To the extent it is required by applicable Law that Seller pay such Transfer Taxes that are the responsibility of Purchaser hereunder, Purchaser shall promptly pay, or cause to be paid, Seller for the full amount of such Transfer Taxes required to be

67 paid by Seller on or prior to the payment due date not to exceed Purchaser’s allocable share of such Transfer Taxes hereunder, provided that Seller provides a notice to Company and Purchaser certifying in reasonable detail the nature and amount of such Taxes required to be paid directly by Seller and the basis for assertion of such amounts at least fifteen (15) days prior to the payment due date, and Seller also promptly provides Company and Purchaser with copies of all receipts from Telcor related thereto. (b) All payments made pursuant to this Agreement are exclusive of VAT for which Seller or any of its Affiliates is not entitled to recover (by way of credit or repayment). Any such VAT imposed on the transfers of the Purchased Assets and Assumed Liabilities to Purchaser (or any Designated Purchaser) shall be charged to Purchaser (or the relevant Designated Purchaser) in addition to the Designated Purchase Price Payment. Purchaser (or the relevant Designated Purchaser) shall pay any such VAT upon receipt of the relevant VAT invoices, if such invoice is required under applicable Law. Purchaser and Seller shall, and shall cause their respective Affiliates to, exercise commercially reasonable efforts to satisfy all compliance obligations necessary in order to treat any such transfer as a transfer of a going concern for VAT purposes where permissible under applicable Law. Where Seller has treated, or caused its Affiliates to treat, a transaction under this Agreement as a transfer of a going concern or otherwise exempt from or outside the scope of VAT and it receives notice that a Tax Authority disagrees with that treatment, it shall promptly notify Purchaser and reasonably cooperate with Purchaser to contest such disagreement upon Purchaser’s request, provided that Purchaser shall indemnify Seller in respect of any costs, expenses, fees or Taxes incurred in connection with such contest. Seller shall issue (or shall cause to be issued) any invoice necessary and reasonably cooperate with Purchaser and its Affiliates to provide information and documentation necessary for Purchaser and its Affiliates to comply with its VAT obligations under applicable Law. For clarity, this Section 8.2(b) does not apply to any VAT imposed on any transaction or step forming part of the Pre - Closing Restructuring. Seller shall be solely responsible for any VAT imposed on any transaction or step forming part of the Pre-Closing Restructuring and, in each case, the costs of preparing and filing any Tax Returns in respect of any such VAT. Purchaser shall be responsible for any VAT tax incurred in connection with the payment of any WIP Site Consideration in Nicaragua, with any other VAT Tax for a transfer of Existing WIP Sites to be paid as part of the Pre -Closing Restructuring. (c) Except as otherwise provided in this Agreement, the party obligated to do so under the Laws of a Territory shall prepare and duly and timely file all Tax Returns in respect of such Transfer Taxes and VAT including all Tax Returns where no tax is due but filing is required as a result of the transfer of the Acquired Property pursuant to the Agreement (excluding for this purpose, any Taxes or fees imposed as a result of the Pre-Closing Restructurings, which shall be prepared and filed solely by Seller), which filings shall in any event be made in accordance with the periods established by the tax legislation in effect with respect to the Acquired Property transferred at such Closing, and subject to the confidentiality obligations set forth in this Agreement, such party shall promptly deliver copies of such filings to the other parties hereto. (d) Each of Seller and Purchaser shall use commercially reasonable efforts to cooperate with the other party to the extent necessary to obtain any exemption from or reduction in Transfer Taxes and VAT. (e) The payment provisions of this Section 8.2 shall survive until the expiration of the longest applicable statute of limitations

68 8.3 Preparation of Tax Returns and Payment of Taxes . (a) Seller shall prepare or cause to be prepared all Tax Returns for the Designated Target Companies for any Pre-Closing Tax Period (such Tax Returns, the “Pre-Closing Tax Returns”). Seller shall (i) use commercially reasonable efforts to submit each Pre-Closing Tax Return to Purchaser for review and comment at least fifteen (15) days prior to its due date and (ii) consider in good faith any timely comments requested by Purchaser in good faith, provided such comments are consistent with past practice and applicable Law. Purchaser shall timely file, or cause to be timely filed, each Pre-Closing Tax Return as prepared by Seller in accordance with this Section 8.3(a) and shall remit, or cause to be timely remitted, any Taxes due in respect of such Pre-Closing Tax Return to the relevant Tax Authority. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Designated Target Companies for any taxable year or period beginning on or before, and ending after, the Closing Date (each such period, a “Straddle Period” and such Tax Returns, the “Straddle Tax Returns”); provided, that, no later than sixty (60) days prior to the due date for any Straddle Tax Return, Seller shall provide to Purchaser, in a format reasonably determined by Purchaser, all information and data (including work papers) with respect to the portion of such Straddle Period that constitutes a Pre-Closing Tax Period that is requested by Purchaser, shall make available such knowledgeable employees and shall permit Purchaser to have reasonable access to such agents and advisors (including accounting firms) as reasonably necessary to prepare such Straddle Tax Return, including, but not limited to, a pro-forma Tax Return reflecting the operations of the applicable Designated Target Company for such Pre-Closing Tax Period, prepared on a basis consistent with past practice. Purchaser shall (A) use commercially reasonable efforts to submit each Straddle Tax Return to Seller for review and comment at least fifteen (15) days prior to its due date and (B) revise such Straddle Tax Return to reflect any timely comments requested by Seller in good faith, provided such comments are consistent with past practice and applicable Law. Seller shall pay Purchaser in immediately available funds, at least five (5) days before the due date of any Pre-Closing Tax Return or Straddle Tax Return, an amount equal to any Taxes due with respect to such Tax Return for which Seller is obligated to indemnify the Company Indemnified Person under Section 9.3. (b) The parties hereto shall, to the extent permitted under applicable Tax Law, elect to treat the Closing Date as the last day of any taxable period of the Designated Target Companies that includes the Closing Date; provided, that no party shall be required to amend any articles of association, change any financial accounting period, or otherwise take any action other than solely for Tax purposes. (c) Except as provided in Section 8.5, for purposes of this Agreement, in the case of any Taxes of a Designated Target Company, or Taxes with respect to any Purchased Assets, that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the Purchased Assets or the business or assets of the Designated Target Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption,

69 deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.3(c) shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date. 8.4 Post-Closing Audits; Cooperation. (a) After the Closing Date, Purchaser shall notify Seller promptly without any undue delay of the commencement of any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes that, if resolved adversely to the taxpayer, would be grounds for a claim for indemnity pursuant to Section 9.3 hereof (a “Tax Claim”); provided, however, that a failure by Purchaser to provide timely notice of a Tax Claim shall not entitle Seller to reduce the amount of the liability required to be paid pursuant to Section 9.3, except to the extent such delay actually prejudices Seller. Purchaser shall deliver to Seller copies of all relevant notices and documents (including court papers) received by Purchaser or an Affiliate of Purchaser that relate to such Tax Claim. In the case of any Tax Claim relating solely to any Pre-Closing Tax Period, Seller (at its sole cost and expense) shall have the right to control the conduct of such Tax Claim provided, however, if Seller fails to assume control of the conduct of any such Tax Claim within a reasonable period following the receipt by Seller of notice of such Tax Claim, Purchaser shall have the right to assume control of such Tax Claim and shall be able to settle, compromise and/or concede such Tax Claim in their sole discretion. With respect to any Tax Claim controlled by Seller, (i) Purchaser may fully participate in the conduct of such Tax Claim (at its own expense), (ii) Seller shall not settle, compromise or dispose of any Tax Claim without Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and (iii) Seller shall keep Purchaser fully and timely informed with respect to the status of such Tax Claim. In the case of a Tax Claim after the Closing Date that relates both to Taxes for which Purchaser is indemnified under Section 9.3 and Taxes for which Purchaser is not indemnified under Section 9.3, Seller may fully participate, at its own expense, in such Tax Claim, and Purchaser (i) shall not settle such Tax Claim without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) shall keep Seller reasonably informed with respect to the status of such Tax Claim. (b) After the Closing, Purchaser and Seller shall, upon request, (i) reasonably assist (and cause their respective Affiliates to reasonably assist) the other party in preparing and filing any Tax Returns that such other party is responsible for preparing, (ii) reasonably cooperate in preparing for any audits of, or disputes or other proceedings with, any Tax Authority or with respect to any matters with respect to Taxes of or relating to the Designated Target Companies and their Subsidiaries and (iii) make available to the other party and to any Tax Authority as reasonably requested in writing all information, records, and documents relating to Tax matters of or relating to the Designated Target Companies and their Subsidiaries. In addition, Seller and Purchaser shall make themselves (and their respective employees) reasonably available, on a mutually convenient basis during normal working hours, to provide explanations of any documents or information provided under this Section 8.4. Each party shall keep any information obtained

70 under this Section 8.4 confidential except (x) as may be necessary in connection with the filing of Tax Returns or the conduct of any Tax audit, dispute, contest or other similar proceeding or (y) with the consent of the other party. (c) Purchaser shall not (and shall not allow any Designated Target Company to) initiate (or agree to) any Seller Tax Matter without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) . Purchaser shall be entitled to make an election pursuant to Section 338(g) of the Code with respect to the Purchased Interests. 8.5 Additional Expenses and Adjustments. (a) Each of the parties hereto agree, solely with respect to the Acquired Property (including, for all purposes of this Section 8.5, directly or indirectly, the Purchased Assets, or applicable Towers, Tower Sites and related Property, in each case in the applicable Territory), as follows: (i) All Ground Lease rents and pass-through expenses under the Ground Leases conveyed at the Closing, will be prorated as of 12:01 a.m. on the Closing Date on the basis of the number of days in the rental period in which the Closing occurs. With respect to any Tower Site transferred at the Closing, Company shall reimburse Seller for one hundred percent (100%) of any outstanding Ground Lease rent amounts that were prepaid by Seller, and relate to a period after such Closing, without prejudice to Seller ’s payment obligations (if any) under the Master Lease Agreement, and such prepayment shall be included (on a straight line basis) in the calculation of the applicable Closing TCF. (ii) Rents under the Tenant Leases conveyed at the Closing, as and when collected will be prorated as of 12:01 a.m. on the Closing Date on the basis of the number of days in the rental period in which the Closing occurs. If Seller receives any rents or other receipts on or after the Closing Date which relate to Acquired Property conveyed at such Closing and relate to any period of time on or after the Closing Date, Seller will promptly pay to Purchaser in Current Funds that portion of the rents attributable to the period of time subsequent to such Closing Date. Promptly following the Closing, Seller shall deliver to Purchaser a schedule of any rents or other receipts due to Seller from any Tenant in respect of any period of time prior to the Closing Date. If Purchaser receives any rents or other receipts on or after the Closing Date which relate to Acquired Property conveyed at the Closing and relate to any period of time prior to the Closing Date, Purchaser shall promptly pay to Seller in Current Funds that por tion of the rents attributable to the period prior to the Closing Date (but not in excess of six months’ of rent in respect of any Tenant). All amounts collected by or on behalf of Purchaser from Tenants after the Closing, net of costs of collection, shall f irst be deemed to be in payment of any rents then due for the month in which the Closing occurs (and apportioned in accordance with this subsection), next in payment of rents then due on account of any month after the month in which the Closing occurs, and next finally in payment of any rents due to Seller for periods prior to the Closing Date. Security deposits and prepaid rents under any of the Tenant Leases shall be paid by Seller to Purchaser in Current Funds after the Closing Date in accordance with the proration procedures set forth in Section 8.5(c) and pursuant to the adjustment provisions set forth in Section 1.5. (iii) Real property Taxes, personal property Taxes and, subject to Section 3.21, any municipal Taxes shall be apportioned on the basis of the then current tax year in the jurisdiction in which the applicable Tower Site is located, and any Taxes

71 related to a municipal permit shall be apportioned on the basis of the period for which such permit is effective, in each case such that Seller shall be responsible for the portion thereof which is allocable to the period prior to 12:01 a.m. on the Closing Date with respect to the Acquired Property conveyed on the Closing Date and Purchaser shall be responsible for the balance thereof with respect to such Acquired Property conveyed on the Closing Date (with appropriate credits to be given at the Closing to reflect any payments of Taxes theretofore made, or required to be made after the Closing, by one party to the extent the amount of such payments are the responsibility of the other party pursuant to this sentence). Seller agrees to indemnify Purchaser for any and all Taxes payable by Seller pursuant to this Section 8.5(a)(iii), and Purchaser agrees to indemnify Seller for any and all Taxes payable by Purchaser pursuant to this Section 8.5(a)(iii). (iv) To the extent the amounts payable under this Section 8.5 are with respect to amounts paid prior to the Closing then such amounts shall be settled in accordance with Section 1.4 and Section 1.5. (v) To the extent the amounts of any proratable items are not finally known as of the Closing, such prorations, as included in the Proration Amount pursuant to Section 1.3 or this Section 8.5, shall be estimated on the basis of the most recent available information and appropriate settlement will be settled as set forth in Section 1.5. (vi) For the avoidance of doubt, Purchaser shall have no obligations, by proration or otherwise, for Excluded Liabilities. (b) Seller shall have the right, for a period of six (6) months after the Closing, to bill Tenants for rents due and owing to Seller by Tenants for periods prior to the Closing relating to Acquired Property conveyed at the Closing in accordance with the proration procedures set forth in Section 8.5(c) and to seek to collect such rents, provided, that Seller shall not be entitled to pursue any lease termination, dispossession, eviction or other collection, legal or similar proceedings against any such Tenant, and provided, further, that Seller shall cease its efforts to collect such rents from such Tenant if Company or Purchaser pays such rents to Seller. During such six (6) month period, Purchaser agrees (i) not to waive or settle (or permit the waiver or settlement of) any applicable delinquency owed in whole or in part to Seller without the prior written consent of Seller unless Company or Purchaser has paid such rents to Seller, and (ii) to cooperate with Seller, at Seller’s cost and expense, in Seller’s efforts to collect such rents. (c) Seller shall deliver a good faith estimate showing apportionments for the items set forth above and calculated as set forth above as part of the Estimated Closing Statement in accordance with Section 1.4 and Purchaser shall deliver a good faith estimate showing its apportionments for the items set forth above and calculated as set forth above as part of the Final Closing Statement in accordance with Section 1.5, in each case, to the extent relating to amounts paid prior to Closing. The parties acknowledge and agree that except as otherwise set forth in this Section 8.5, all prorations and adjustments will be settled and resolved pursuant to Section 1.4 and Section 1.5. The parties acknowledge and agree that the settlement of Proration Amounts in accordance with Section 1.5 shall not limit the principles or obligations under this Section 8.5 relating to amounts paid following Closing. (d) Notwithstanding anything to the contrary herein, Seller hereby covenants and agrees that, in connection with the Closing of a Territory and for any applicable period thereafter, if Seller or its Affiliates has any arrangement whereby any receivables of the Business included in the Acquired Property is subject to an offset arrangement, Seller will promptly pay to

72 Purchaser in immediately available funds the aggregate amount of all such applicable receivables for the Territory. ARTICLE IX SURVIVAL; INDEMNIFICATION 9.1 Survival. The representations and warranties in this Agreement and in any other certif icate or document delivered pursuant to this Agreement with respect to any Acquired Property shall survive until the date that is eighteen (18) months from the applicable Closing at which such Acquired Property is transferred or purportedly transferred (other than the representations and warranties in Section 3.13(b), which will not survive the applicable Closing with respect to the Territory subject to such Closing); provided, that the Fundamental Representations shall survive until f ive years after the Final Closing and the representations warranties in Section 3.21 shall survive until sixty (60) days following the expiration of the applicable statute of limitations in the applicable Territory and nothing herein shall limit any claims in respect of Fraud. The covenants and agreements in this Agreement and in any other certificate or document delivered pursuant to this Agreement to be performed prior to the Closing shall terminate on the eighteen (18) month anniversary of the applicable Closing, except in that claims in respect of Fraud, in which case, may be brought at any time, but no later than one year after the party bringing such claim has actual knowledge of such Fraud. The covenants and agreements in this Agreement which by their terms contemplate performance after the Closing terminate when performed in accordance with their terms; provided, that Seller’s indemnification obligation pursuant to Section 9.5(c) shall survive until sixty (60) days following the expiration of the statute of limitations of the underlying indemnifiable Claim pursuant to Section 9.5(c), and nothing herein shall limit any claims in respect of fraud. The last day on which a representation and warranty or covenant or agreement survives pursuant to this Section 9.1 is referred to herein as the “End Date” with respect to such representation and warranty or covenant or agreement. Except as expressly set forth above in this Section 9.1, no new claim for indemnification pursuant to this ARTICLE IX may be brought following the applicable End Date. Notwithstanding the foregoing, if on or prior to the applicable End Date, an Indemnifying Party has been properly notif ied of a claim pursuant to Section 9.5, and such claim has not been finally resolved or disposed of at such date, the applicable claim will survive until such claim is finally resolved or disposed of in accordance with the terms of this Agreement. 9.2 Limitations on Amount of Losses; Sole Recourse. (a) Notwithstanding anything in this Agreement to the contrary, Seller , on the one hand, and Purchaser, on the other hand, shall not be required to indemnify, defend or hold harmless any Company Indemnified Person or Seller Indemnified Person, as applicable, against, or reimburse any Company Indemnified Person or Seller Indemnified Person for, any claim of indemnification under Section 9.3(a), unless and until the Basket Amount has been reduced to zero, in which case Company Indemnified Persons or Seller Indemnified Persons, as the case may be, shall be entitled to only such amounts in excess of the Basket Amount; provided, that (i) the aggregate liability of Seller pursuant to Section 9.3(a) and Section 9.3(c) (solely with respect to a breach of Section 5.21 hereunder and for the avoidance of doubt, excluding any liability in respect of Section 8.2(a)), on the one hand, and Purchaser pursuant to Section 9.4(a) (other than in the case of Fundamental Representations), on the other hand, shall in no event exceed the General Indemnity Cap, and (ii) except as otherwise expressly set forth in clause (i) above, the aggregate liability of Seller pursuant to Sections 9.3, on the one hand, and Purchaser pursuant to Section 9.4, on the other hand, shall in no event exceed the aggregate of the Aggregate Cap. The parties agree that, for purposes of this Section 9.2, a determination of whether a breach of any

73 representation or warranty has occurred and the calculation of Losses upon the determination that a breach has occurred, shall be determined without regard to any limitation or qualif ication as to materiality or Material Adverse Effect in such representation or warranty (but not for purposes of Section 3.5(b) and the definition of and references to “Material Contract”). Notwithstanding anything in this Agreement to the contrary, the Company Indemnified Persons shall be entitled to recover the full amount of all Losses incurred by the Company Indemnified Persons in connection with, relating to, or arising from Fraud, Indemnified Taxes, or a breach of any of the representations and warranties set forth in Seller ’s Fundamental Representations or Section 3.21. (b) Notwithstanding anything to the contrary herein, the provisions of this ARTICLE IX and EXHIBIT H shall be the sole and exclusive monetary remedy of the parties and their respective Affiliates following the Closings (except with respect to any equitable remedy to which such party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a party hereto that is to be performed subsequent to the Closing Date) for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties under this Agreement, in each case other than (x) Fraud, and (y) specific performance of a parties obligations under this Agreement. For the avoidance of doubt, the limitations set forth in this Agreement do not govern the liability of the parties under any Master Lease Agreement or the Transition Services Agreement. (c) Notwithstanding the foregoing, if applicable Losses with respect to an individual Tower and Tower Site would reasonably be expected to exceed US$30,000 then Seller may irrevocably elect (which election may only be made in writing to Purchaser no more than twenty (20) Business Days following the date upon which Purchaser duly and timely notifies Seller in writing of such Losses) to purchase such Tower and Tower Site back from Purchaser for an amount equal to the Specified Price (as defined in EXHIBIT H) for each such applicable Tower in the applicable Territory, in which case (i) such Tower will be automatically excluded from the applicable Master Lease Agreement and will be treated thereafter as an Excluded Asset and (ii) the Company Indemnified Persons shall have no further obligations with respect to such Tower. Seller shall pay all reasonable third party fees, costs and expenses, including Transfer Taxes, if any, relating to the purchase of the Tower and Tower Site. 9.3 Indemnification by Seller. Subject to the limitations set forth in Sections 9.1 and Section 9.2, from and after each Closing Date, Seller shall, in addition to its indemnification obligations under the Master Lease Agreement, indemnify, defend and hold harmless Company, Purchaser, their Affiliates and their respective directors, officers, employees, members, managers and agents (collectively, the “Company Indemnified Persons”) from and against any and all Losses incurred by the Company Indemnified Persons that result from (a) the failure of any representation or warranty made by Seller (other than a Fundamental Representation) in this Agreement or contained in any certif icate delivered by Seller pursuant to ARTICLE VI to be true and correct on the date of this Agreement and on such Closing Date (or, where the representation and warranty is given as of any other applicable date, on such other applicable date), (b) any failure of the Fundamental Representations to be true and correct on the date of this Agreement and on the Closing Date (or, where the representation or warranty is given as of any other applicable date, on such other applicable date), (c) any breach by Seller of any covenant or agreement required to be performed by Seller under this Agreement, (d) any Excluded Liability or Excluded Asset, (e) establishment of a Synthetic Contract and/or failure to obtain the approval of corresponding Ground Lessor in respect of such Synthetic Contract, (f) any failure of a Tenant to pay Purchaser amounts owed under an Existing Tenant Lease where the Tenant’s consent, if required for purposes of transferring such Existing Tenant Lease, was not been obtained prior to the applicable Closing, (g) any failure to effectuate and the liabilities arising in connection with the

74 Pre-Closing Restructuring as set forth in Section 3.25, Section 5.15 and in the steps as described in EXHIBIT G, (h) any Indemnified Taxes, (i) any liabilities and obligations owing to the Honduras Joint Venture Partner in connection with Lati Honduras (including the transfer agreement described in Section 6.9 or the Honduras Distribution, if applicable), (j) any liabilities of Company Indemnified Persons as a result of Seller’s legal action against GIT as set forth in the proviso in Section 1.8(a), and not as a result of a breach by Purchaser or its Affiliates under the applicable Tenant Lease after Closing or Section 1.8(a); provided, that such liabilities of Company Indemnified Persons shall be limited to reasonable and documented out-of-pocket fees, expenses and such other amounts actually incurred in connection therewith, and (k) without duplication of Section 9.3(c) above, the failure of Seller or its Affiliates to pay all applicable Municipal Fees in accordance with Section 5.23 for the Towers and Tower Sites to be directly or indirectly transferred to Purchaser or its Affiliates at an applicable Closing. Notwithstanding the forgoing, the parties agree that none of Seller or its Affiliates shall be required to pay any Municipal Fees in respect of Towers and Towers Sites that have already been validly transferred under applicable Law to the applicable Designated Target Company or its Subsidiary; provided, however, that if a Governmental Authority issues a final, non-appealable judgment in any such Proceeding that Seller or its Affiliates are obligated to pay any unpaid Municipal Fees that solely accrued during the pre-Closing period, then Seller shall be obligated to pay for such amounts. For the avoidance of doubt, Seller will not have any obligation to defend, indemnify or hold harmless Company Indemnified Persons under this Section 9.3 for any claims arising out of or related to actions or omissions of Seller under the Master Lease Agreement or the Transition Services Agreement, such indemnities being only as and to the extent set forth in the Master Lease Agreement and Transition Services Agreement, as applicable. 9.4 Indemnification by the Company and Purchaser. Subject to the limitations set forth in Sections 9.1 and 9.2, from and after each Closing Date, Company and Purchaser shall, jointly and severally, indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, members, managers and agents (collectively, the “Seller Indemnified Persons”) from and against any and all Losses incurred by the Seller Indemnified Persons that result from (a) the failure of any representation or warranty made by Company or Purchaser in this Agreement or contained in any certif icate delivered by Company or Purchaser pursuant to Section 7.4 to be true and correct in a material respect on the date of this Agreement and such Closing Date (or, where the representation and warranty is given as of any other applicable date, such other applicable date), (b) any breach by Company or Purchaser of any covenant or agreement required to be performed by Company or Purchaser under this Agreement and (c) any Assumed Liability (except to the extent that such Loss arises in whole or in part from any action or inaction by Seller or its Affiliates). Company and Purchaser will not have any obligation to defend, indemnify or hold harmless the Seller Indemnified Persons under this Section 9.4 for any claims arising out of or related to actions or omissions of Company and Purchaser under the Master Lease Agreement or the Transition Services Agreement, such indemnities being only as and to the extent set forth in the Master Lease Agreement and the Transition Services Agreement. 9.5 Indemnification Procedures and Other Limitations and Acknowledgements . (a) All claims for indemnification by any Indemnified Party under this ARTICLE IX shall be asserted and resolved as follows: (i) If an Indemnified Party intends to seek indemnification under this ARTICLE IX, it shall promptly notify the Indemnifying Party in writing of such claim specifying the facts constituting the basis for such claim and the amount, to the extent

75 known, of the claim asserted. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. (ii) With the exception of Tax Claims, which shall be governed by Section 8.4, if such indemnification claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, subject to the other provisions of this Section 9.5(a)(ii), within thirty (30) days after receipt of such notice and upon notice to the Indemnified Party, assume, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof; provided, that, subject to clause (f) below if the Indemnified Party does not assume control, the Indemnified Party may participate in such settlement or defense, at its own expense, through legal advisors and/or counsel chosen by it. If in the reasonable opinion of the Indemnified Party ’s legal advisors and/or counsel, it is determined that representation by the Indemnifying Party ’s legal advisors and/or counsel of both the Indemnifying Party and the Indemnified Party is likely to present such legal advisors and/or counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party ’s legal advisors and/or counsel; provided, however, that the Indemnifying Party shall not be required to pay for more than one such legal advisor and one such counsel in each relevant jurisdiction for all Indemnified Parties. Notwithstanding the foregoing, (i) the Indemnified Party may take over the control of the defense or settlement of a third party claim at any time if it irrevocably waives its right to indemnity under this ARTICLE IX with respect to such claim and (ii) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld, unless the settlement or compromise involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent. Notwithstanding the foregoing or anything to the contrary herein, the Indemnifying Party shall not conduct, control, or lead any communications, proceedings or strategy of the settlement or defense of a third party claim, and the Indemnified Party shall, through legal advisors and counsel of its own choosing, conduct, control and lead all communications, proceedings and strategy of the settlement or defense of a third party claim at the expense of the Indemnifying Party if, (a) the Indemnifying Party does not assume the defense of the claim pursuant to the foregoing provisions, (b) in the case of a Company Indemnified Person, the applicable third party claim involves a Ground Lessor or Governmental Authority, or would reasonably be expected to have a material and adverse effect on the operations or conduct of the Business of the Company Indemnified Person, (c) the third party claim involves non- monetary, injunctive or equitable relief, (d) the third party claim alleges any criminal wrongdoing or otherwise relates to or arises in connection with any criminal conduct, (e) the third party claim makes any claims greater than the amount for which the Indemnifying Party has an indemnifiable obligation hereunder, or (f) counsel to the Indemnifying Party has determined that there is an actual or potential conflict of interest between the parties that prevents or restrains the Indemnifying Party from conducting or controlling the defense of such third party claim. The failure of the Indemnified Party to conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any reasonable defense costs required to be paid by the Indemnifying Party shall be paid as incurred, promptly against delivery of invoices therefor. In the event the Indemnifying Party makes any payment on any indemnification claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with

76 respect to such indemnification claim (not including any amounts that are self -insured by the Indemnified Party or one of its Affiliates). (iii) In the event such indemnification claim does not involve a claim by a third party, the Indemnified Party will deliver a claims notice to the Indemnifying Party promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder, which claims notice shall also ( i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) the date such item was paid or accrued. Within 30 days following receipt of this notice, the Indemnifying Party shall respond, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this ARTICLE IX. If the Indemnifying Party disputes the existence or scope of an obligation to indemnify for the Claim, it shall explain in reasonable detail the basis for the dispute. If the parties are unable to resolve the dispute, either party may act to resolve the dispute in accordance with Section 11.6. (iv) The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party (whether a direct claim or third-party claim) in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. (b) The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all tax purposes as an adjustment to the Applicable Base Amount, unless otherwise required by law (including by a determination of a Tax Authority that, under applicable law, is not subject to further review or appeal). The amount of any indemnified Claim under this ARTICLE IX shall be determined net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third - party, (ii) any amounts actually recovered by the Indemnified Party or any Affiliate under or pursuant to any insurance policy or title insurance policy pursuant to which or under which such party or such party’s Affiliates is a party or has rights (in each case net of any reasonable costs of enforcement, deductibles, premium adjustments, costs of collection and other out of pocket costs or expenses incurred in connection therewith), and (iii) any net Tax benefits actually realized or realizable in the year of the loss or the following taxable year by the Indemnified Party in connection with such Claims and the recovery thereof. Any amount paid by the Indemnifying Party for an indemnified Claim that is in excess of the amount owed after applying the netting amounts described above shall be reimbursed promptly by the Indemnified Party. (c) No party hereto shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant, agreement or condition specifically waived in writing by the other party on or prior to a Closing, for any Losses for which a claims no tice was not duly delivered prior to the applicable survival date. (d) In no event shall any Indemnified Party be entitled to double recovery hereunder or under the Master Lease Agreement. If any circumstance constitutes a breach of more than one representation, warranty or covenant of an Indemnifying Party, the Indemnified Party(ies) shall only be entitled to recover once in respect of any element of Loss (provided, that, for the avoidance, the foregoing and anything to the contrary in Section 5.21 shall not limit an Indemnified

77 Parties ability to make claims under more than one representation, warranty or covenant of an Indemnifying Party). (e) Schedule 9.5(e) is hereby incorporated by reference in this Section 9.5(e). ARTICLE X TERMINATION 10.1 Termination Prior to First Closing. This Agreement may be terminated on or prior to the First Closing Date, as follows: (a) by the mutual written consent of Seller and Company; (b) at the election of Seller or Company, if the First Closing shall not have occurred on or before December 31, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Contemplated Transactions by such date; (c) at the election of Company, if there shall have been an inaccuracy in or breach by Seller of any representation or warranty, or a breach by Seller of any of its covenants or agreements contained in this Agreement or any other agreement, document or certif icate delivered by it pursuant hereto such that the conditions set forth in Section 6.1 or Section 6.3 would not be capable of being satisfied by the Outside Date; provided, that such breach shall not be curable or, if curable, such breach shall not have been cured by the earlier of (i) the Outside Date and (ii) the date that is thirty (30) calendar days after written notice thereof is provided to Seller; provided, further, that Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if the Company or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement in a manner which would cause the failure of a closing condition; (d) at the election of Seller, if there shall have been an inaccuracy in or breach by the Company or Purchaser of any representation or warranty, or a breach by the Company or Purchaser of any of their covenants or agreements contained in this Agreement or any other agreement, document or certificate delivered by them pursuant hereto such that the conditions set forth in Section 7.1 or Section 7.3 would not be capable of being satisfied by the Outside Date and such inaccuracy or breach results in the failure of the first Closing to occur; provided, that such breach shall not be curable or, if curable, such breach shall not have been cured by the earlier of (i) the Outside Date and (ii) the date that is thirty (30) calendar days after written notice thereof is provided to the Company; provided, further, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement in a manner which would cause the failure of a closing condition; (e) at the election of Seller or the Company, if a court of competent jurisdiction or other Governmental Authority, despite the parties’ compliance with Section 5.12 (subject to the terms and conditions set forth therein), shall have issued an Order or taken any other action that would have the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions, and such Order or action shall have become final and non- appealable; provided, however, that the right to terminate this Agreement under this Section

78 10.1(e) shall not be available to a party if such permanent injunction, decree or judgment was primarily due to the failure of such party to perform any of its obligations under this Agreement; (f) at the election of Company, Purchaser, or Seller (in each case, with no liability of such party except as set forth in Section 10.2 below), if an Antitrust Authority affirmatively refuses to approve the Contemplated Transactions under the Antitrust Laws on the terms contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to a party if such affirmative refusal to approve the Contemplated Transactions by an Antitrust Authority was primarily due to the failure of such party to perform any of its obligations under this Agreement; (g) at the election of Seller, if all of the conditions set forth in ARTICLE VI have been satisfied (other than conditions that by their nature are to be satisfied at the First Closing, but provided that such conditions shall then be capable of being satisfied if the First Closing were to take place on such date) or waived, (i) Seller has delivered written notice to Purchaser that it is ready, willing and able to complete the First Closing on such date and throughout the four (4) Business Day period following delivery of such notice and (ii) Purchaser fails to complete the First Closing at the time required by Section 2.1; (h) at the election of the Company, if (i) all of the conditions set forth in ARTICLE VII have been satisfied (other than conditions that by their nature are to be satisfied at the First Closing, but provided that such conditions shall then be capable of being satisfied if the First Closing were to take place on such date) or waived, (ii) the Company has delivered written notice to Seller that it is ready, willing and able to complete the First Closing on such date and throughout the four (4) Business Day period following delivery of such notice and (iii) Seller fails to complete the First Closing at the time required by Section 2.1; or (i) at the election of Seller, if a Prohibited Person (as defined in the Master Lease Agreement) becomes a direct shareholder of the Company. 10.2 Survival After Termination Prior to First Closing. Subject to this Section 10.2, any termination of this Agreement under Section 10.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement under Section 10.1, this Agreement shall be void and of no further force or effect, with no liability on the part of any party hereto, except that the third sentence of Section 5.1(b), the second sentence of Section 5.7(a), Section 5.7(b), ARTICLE VIII, this Section 10.2, and ARTICLE XI shall survive the termination of this Agreement and nothing in this Agreement shall relieve any party from liability for any Fraud or willful breach of this Agreement, and each party will be entitled to pursue any and all rights and remedies therefor to which such party may be entitled in equity, including, without limitation, specific performance of the agreements and covenants of the other parties contained in this Agreement as provided in Section 11.15. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. 10.3 Termination Following First Closing and Prior to Last Subsequent Closing . If the Company and Seller consummate the First Closing (and, if applicable, one or more Subsequent Closings), this Agreement may be terminated on or prior to the Final Closing with regard to the Territories for which a Closing has not occurred at such time, as follows: (a) by the mutual consent of the Company and Seller;

79 (b) at the election of the Company or Seller, if the Final Closing shall not have occurred on or before the Expiration Date; provided, however, that the right to terminate this Agreement under this Section 10.3(b) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Final Closing by the Expiration Date; (c) at the election of the Company, if there shall have been an inaccuracy in or breach by Seller of any representation or warranty, or a breach by Seller of any of its covenants or agreements contained in this Agreement or any other agreement, document or cer tif icate delivered by it pursuant hereto such that the conditions set forth in Section 6.1 or Section 6.3 would be incapable of being satisfied by the Expiration Date; provided, that such breach shall not be curable or, if curable, such breach shall not have been cured by the earlier of (i) the Expiration Date and (ii) the date that is thirty (30) calendar days after notice thereof; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.3(c) if the Company or Purchaser is then in material breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement in a manner which would cause the failure of a closing condition; (d) at the election of Seller, if there shall have been an inaccuracy in or breach by the Company or Purchaser of any representation or warranty, or a breach by the Company or Purchaser of any of their covenants or agreements contained in this Agreement or any other agreement, document or certificate delivered by them pursuant hereto such that the conditions set forth in Section 7.1 or Section 7.3 would be incapable of being satisfied by the Expiration Date; provided, that such breach shall not be curable or, if curable, such breach shall not have been cured by the earlier of (i) the Expiration Date and (ii) the date that is thirty (30) calendar days after notice thereof; provided, further, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.3(d) if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement which breach would have or would reasonably be expected to have a Material Adverse Effect; (e) at the election of Seller or the Company, if a court of competent jurisdiction or other Governmental Authority, despite the parties’ compliance with Section 5.12 (subject to the terms and conditions set forth therein), shall have issued an Order or taken any other action that would have the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions, and such Order or action shall have become final and non - appealable; provided, however, that the right to terminate this Agreement under this Section 10.3(e) shall not be available to a party if such permanent injunction, decree or judgment was primarily due to the failure of such party to perform any of its obligations under this Agreement; or (f) with respect to a Territory, at the election of Company, Purchaser, or Seller with no liability, if an Antitrust Authority affirmatively refuses to approve the Contemplated Transactions in the applicable Territory under the Antitrust Laws on the terms contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.3(f) shall not be available to a party if such affirmative refusal to approve the Contemplated Transactions in the applicable Territory by an Antitrust Authority was primarily due to the failure of such party to perform any of its obligations under this Agreement. 10.4 Survival After Termination Following First Closing and Prior to the Expiration Date. Subject to this Section 10.4, any termination of this Agreement under Section 10.3 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 10.3, this Agreement shall

80 be void and of no further force or effect, with no liability on the part of any party hereto, except that (a) such termination shall in no event affect the conveyances and transactions theretofore effected hereunder and the rights and obligations of the parties hereunder with respect thereto (including post-Closing obligations, including indemnification and the restrictive covenants in Section 5.17), (b) Section 1.8, Section 1.9, the third sentence of Section 5.1(b), Section 5.5, Section 5.6, the second sentence of Section 5.7, Section 5.11, Section 5.15 through Section 5.21, ARTICLE VIII, ARTICLE IX, this Section 10.4 and ARTICLE XI survive the termination of this Agreement and (c) nothing in this Agreement shall relieve any party from liability for any fraud or willful breach of this Agreement, and each party will be entitled to pursue any and all rights and remedies therefor to which such party may be entitled in equity, including, without limitation, specific performance of the agreements and covenants of the other parties contained in this Agreement as provided in Section 11.15. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, the Transition Services Agreement or the Master Lease Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. If (i) Purchaser does not directly or indirectly acquire the Lati Honduras Equity Interests prior to the termination of this Agreement with respect to Honduras and (ii) Purchaser incurred any reasonable and out-of-pocket third party fees, costs or expenses relating to filings required under applicable Laws in Honduras with respect to the Contemplated Transactions (including filing fees) (collectively, “Honduras Fees”) then promptly following termination Seller shall reimburse the Honduras Fees to Purchaser. ARTICLE XI MISCELLANEOUS 11.1 Interpretation. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The word “or” is not exclusive and the word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. References to a law or statute include any rule or regulation promulgated under the law or statute and any amendment to the law, statute, rule or regulation, as in effect at the relevant time. Unless otherwise indicated, references to an “Article,” “Section,” “Schedule” or “Exhibit” mean an Article, Section, Schedule or Exhibit contained in or attached to this Agreement, unless the context indicates otherwise. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date; provided, however, that notwithstanding the foregoing, the Schedules to this Agreement shall separately list all amendments to each contract or other document, as the case may be. The caption headings in this Agreement are for convenience and reference only and do not define, modify or describe the scope or intent of any of the terms of this Agreement. This Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question. The terms “hereof,” “herein,” and “hereunder” and terms of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. References to a Person also refer to its predecessors and permitted successors and assigns. Any U.S. legal terms used herein or in the Transaction Documents for any action, remedy, legal document, legal status, court, authority, statute or any other legal concept or thing shall, in respect of any jurisdiction other than the U.S., be deemed to include that which most nearly approximates in that jurisdiction to the applicable U.S. legal term.

81 11.2 Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement (collectively, “notices”) shall be in writing and shall be deemed to have been given when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (ii) upon receipt, when sent by email (provided the recipient has conf irmed receipt or the delivery party has sent a copy by another method described in this Section 11.2), (iii) upon delivery when personally delivered to the receiving party, or (iv) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, e -mail address or Person as a party may designate by notice to the other parties); provided, that, any notice received at the addressee’s location on a non-Business day or on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received by 9:00 a.m. (addressee’s local time) on the next Business Day: If to Seller (or a Designated Target Company): c/o Millicom International Cellular S.A. 148-150, boulevard de la Pétrusse L-2330, Luxembourg Attention: Salvador Escalon, EVP & Chief Legal and Compliance Officer E-mail: Salvador.Escalon@millicom.com and Millicom International Services LLC 8400 NW 36th St., Suite 530 Doral, FL 33166 Attention: Michel Morin, VP Strategy, M&A & Investor Relations Email: Michel.Morin@Millicom.com With a copy to (which shall not constitute notice): Winston & Strawn LLP 200 S. Biscayne Boulevard, Suite 2400 Miami, FL 33131 United States Attention: Nicholas E. Rodriguez, Esq. Email: nerodriguez@winston.com

82 If to the Company or Purchaser: SBA Telecommunications, LLC 8051 Congress Avenue Boca Raton, Florida, 33487-1307 United States Attention: Neil Seidman Email: nseidman@sbasite.com With a copy to (which shall not constitute notice): Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY, 10019 Attention: Michael Vogel, Maria-Leticia Ossa Daza, Salvatore Gogliormella Email: mvogel@paulweiss.com, mossadaza@paulweiss.com, sgogliormella@paulweiss.com Such addresses or contact information may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.2, provided any such change shall be effective only upon actual receipt. 11.3 Binding Effect; Assignment. (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. (b) No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties, and any attempt to do so will be void, except that the Company or Purchaser may assign any or all of its rights, interests and obligations under this Agreement before or after any First Closing, to any (i) wholly owned subsidiary of the Company or Purchaser, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, or (ii) to any lender or creditor as security in connection with a bona fide lending transaction, but no such assignment referred to in either the preceding clause shall relieve the Company or Purchaser of its obligations under this Agreement if such assignee does not perform such obligations and no such assignment shall relieve the Company or Purchaser of its obligations hereunder. Without limiting the generality of the foregoing, if requested by the Company, Seller agrees to cause the Towers, Tower Sites and related Acquired Property at the Closing to be transferred to any permitted assignee as the Company may direct. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and permitted assigns. Any purported assignment without such prior written consents shall be void. 11.4 Currency. All references in this Agreement to “Dollars,” “dollars” or “$” or “US$” shall refer to United States currency. For all purposes of this Agreement and any ancillary agreement hereto (including all schedules and exhibits thereto), unless expressly stated to the contrary herein or therein, any amounts to be paid hereunder shall be payable in Dollars (US$).

83 All amounts incurred in local currency that are required to be expressed in Dollars hereunder shall be, (i) in the case of a conversion required to take place prior to the twelve (12) month anniversary of the date hereof, converted from the local currency to Dollars using the Currency Rate, and (ii) in the case of a conversion required to take place after the twelve (12) month anniversary of the date hereof, converted from the local currency to Dollars using the Five Day Average Rate, in each case except as otherwise required by applicable law (in which case, the exchange rate shall be determined in accordance with such law). 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the parties’ remedies with respect to matters relating to title, real property, assignments and other matters if mandatorily governed by local law, shall be governed by the Laws of the applicable Territory. 11.6 Arbitration; Jurisdiction and Venue; Consent to Service . (a) If a dispute arises out of or in connection with this Agreement, including disputes related to the performance, validity or enforceability of this Agreement, any questions regarding its existence or termination, or non-contractual claims related to this Agreement (any such dispute, a “Dispute”), such Dispute shall be resolved in accordance with this Section 11.6. (b) In the event of a Dispute, a party shall promptly give written notice (which written notice shall provide a reasonably detailed explanation of the basis for the Dispute) to the other party. The Senior Management of each of the parties shall meet (which may be telephonically or by other audiovisual means) to attempt to resolve such Dispute within twenty (20) days following the date on which a party provides written notice to the other party. For the avoidance of doubt, all such discussions pursuant to this Section 11.6(b) shall be subject to Section 408 of the Federal Rules of Evidence. (c) In the event a Dispute cannot be resolved by Senior Management of the parties within such twenty (20) day period, or if relief is required on a more expedited basis, then the parties hereby agree that such Dispute shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce that are in force at the time (the “Rules”), which Rules are incorporated by reference herein except to the extent those Rules are modified by this Section 11.6. (i) The seat of the arbitration shall be New York, New York, United States of America. For the avoidance of doubt, this Section 11.6 shall be governed by the laws of New York, United States of America. (ii) All issues of arbitrability, including the existence, scope or applicability of the agreement to arbitrate this Section 11.6, are delegated to the arbitral tribunal constituted under the Rules. (iii) The language of the arbitration shall be English, and all documents submitted in connection with the proceedings shall be in the English language or, if in another language, accompanied by an English translation.

84 (iv) There shall be three (3) independent and impartial arbitrators to be nominated pursuant to the Rules. For the avoidance of doubt, if there are multiple claimants or multiple respondents, the multiple claimants, jointly, and the multiple respondents, jointly, shall nominate an arbitrator for confirmation pursuant to the Rules. The third arbitrator, who will act as president of the arbitral tribunal, shall be nominated by the two (2) party-nominated arbitrators within fifteen (15) Business Days following the confirmation of their appointment pursuant to the Rules, provided, that, if the two (2) arbitrators designated by the parties do not reach an agreement as to the appointment of the third arbitrator within twenty (20) Business Days following the confirmation of their appointment pursuant to the Rules, then such third arbitrator will be appointed in accordance with the Rules. Notwithstanding any provision to the contrary in the Rules, the parties agree that any arbitrator (including the presiding arbitrator) may have the same nationality as any party to the arbitration. Each arbitrator shall be impartial and independent of each party. The parties agree to comply with the IBA Guidelines on Conflicts of Interest in Arbitration in matters concerning prospective arbitrator appointments and disclosure of relationships between parties, party representatives, and arbitrators. Any award shall be final and binding on the parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction. (v) By agreeing to arbitration, the parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other orders or relief of any kind in aid of arbitration proceedings in accordance with Section 11.6(d). Without prejudice to such provisional remedies as may be available in a court of competent jurisdiction, the tribunal shall have full authority to grant provisional remedies, to issue interim awards, and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the tribunal’s orders to that effect. (vi) The arbitral award may involve any form of any relief permitted by New York law and deemed appropriate by the tribunal, including specific performance of the parties’ obligations. (vii) Any award shall be final and binding on the parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction. (viii) To the fullest extent permitted by any applicable Law, each party hereby waives any right to appeal, challenge, annul, set aside or vacate the award on any grounds (including on the grounds that the award is against public policy, invalid or unenforceable) in any national courts. Each party undertakes to make any payments required by, or otherwise comply with, the award within a period of thirty (30) days following the date of the award. (ix) Each party agrees that, for the purposes of the Rules, the arbitration agreement set out in this Section 11.6 and the arbitration agreement contained in each Transaction Document shall together be deemed to be an arbitration agreement that binds each party (including, for the avoidance of doubt, the Towerco Guarantor and the Millicom Guarantor) and each party to each Transaction Document. Any party to this Agreement or any party to a Transaction Document may, in accordance with the Rules, be joined to any arbitration commenced under this Agreement or any Transaction Document. In accordance with the Rules, Disputes may be resolved in a single arbitration together with disputes arising out of any such Transaction Document.

85 (x) Pursuant to Article 10(a) of the Rules, the parties agree to the consolidation of any two (2) or more arbitrations commenced pursuant to this Section 11.6 and/or the arbitration agreement contained in any Transaction Document into a single arbitration, as provided for in the Rules. (xi) Each party waives any objection, on the basis that a Dispute has been resolved in a manner contemplated at Section 11.6, to the validity and/or enforcement of any arbitral award made by an arbitral tribunal following the Dispute being resolved in that manner. (xii) The Emergency Arbitrator provisions of the Rules shall not apply. (xiii) The parties shall treat the existence of any Dispute and arbitration proceedings as confidential, and the tribunal shall have the power to enter appropriate orders of confidentiality enforcing the parties’ agreement that any Dispute and resulting arbitration shall be and remain confidential. No award or procedural order made in the arbitration shall be published. This agreement regarding confidentiality, however, shall not restrict in any way any party’s ability to pursue enforcement of any partial or final award in a court of competent jurisdiction in accordance with Section 11.6(d). (d) Each of the parties hereby agrees that any proceedings in aid of arbitration or arising out of or relating to this arbitration or pre-arbitration, including the enforcement of any arbitration award or injunctive relief in aid of arbitration may be brought in the courts of New York and can also be enforced in the applicable Territory, and, in connection therewith, each of the parties (i) consents to the jurisdiction of the courts of New York and the applicable Territory in any such proceeding, (ii) waives any objection which it may have to the laying of venue in any such proceeding in any such court, and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process. (e) The costs and fees of the arbitration proceeding (including reasonable attorneys’ fees, arbitrators’ fees and expenses) shall be assessed by the tribunal consistent with the Rules and this Agreement; provided, that if there is no decision regarding costs and fees, the cost and fees of the tribunal shall be borne equally by the disputing parties and each respective disputing party shall otherwise bear its own costs and expenses. 11.7 Waiver of Jury Trial. WITHOUT IN ANYWAY LIMITING THE PARTIES OBLIGATIONS UNDER SECTION 11.6, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION IN ANY COURT OF COMPETENT JURISDICTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS SECTION 11.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. 11.8 Integration. Except for the Confidentiality Agreement, all prior understandings and agreements among the parties with respect to the subject matter of this Agreement are merged

86 in this Agreement. This Agreement, including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents entered into by the parties pursuant to this Agreement, including the Master Lease Agreement (together with the ancillary agreements thereto), contain all of the terms, conditions, promises, representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the Acquired Property and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter. 11.9 Implementation Agreements. The parties agree that the documents listed in EXHIBIT 6.8(b) and EXHIBIT 7.7(b) and any other agreements, certif icates and documents entered into by, between or among the parties and/ or their respective Affiliates in connection with the transactions contemplated by this Agreement for purposes of implementing or recording the purchase and sale transactions contemplated hereby (collectively the “Implementation Agreements”) shall only contain those provisions required by applicable local Laws or as are otherwise reasonably appropriate to permit enforcement of the parties ’ respective rights and obligations hereunder. To the extent that the provisions of any Implementation Agreements are inconsistent with the provisions of this Agreement, (i) the provisions of this Agreement shall prevail and the inconsistent provisions of the Implementation Agreement shall be given effect only to the extent required to comply with applicable local Laws, and (ii) the parties shall nonetheless, to the maximum extent permitted by Law, comply with the applicable provisions of this Agreement as though they were bound by such provisions of this Agreement instead of the applicable provisions of the relevant Implementation Agreement, and if not permitted by applicable local Law to comply with this Agreement strictly in accordance with its terms, the parties shall implement such arrangements as may be necessary to afford to each party as nearly as practicable the benefits and burdens such party would have enjoyed and been subject to had the parties been permitted to comply with this Agreement strictly in accordance with its terms. 11.10 Amendments; Waiver. No purported amendment to or waiver of any term of this Agreement will be binding upon any party, or have any other force or effect in any respect, unless the same is in writing and signed by the party to be charged. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. 11.11 Wrong Pockets; Further Assurances. (a) Except for Excluded Assets, if at any time following an applicable Closing, Purchaser, Seller, or a Designated Target Company discovers that any Acquired Property that should have been transferred, assigned or novated to Purchaser pursuant to this Agreement has not been transferred, assigned or novated to Purchaser, Purchaser, Seller and such Designated Target Company (as applicable) shall give prompt notice in writing to the other party, and following receipt of such notice, each of Purchaser and Seller shall use (and shall cause its Affiliates to use) reasonable best efforts to effect the transfer, assignment or novation of such Acquired Property to Purchaser as soon as reasonably practical following receipt of such request consistent with the terms of this Agreement, and such Acquired Property shall be deemed to constitute Acquired Property for all purposes hereunder. Prior to any such transfer of assets pursuant to this Section 11.11(a), Seller and each Designated Target Company agree to hold such Acquired Property in trust for the benefit of Purchaser, insofar as reasonably practicable.

87 (b) If, following each Closing, Seller or one of its Affiliates, on the one hand, or Purchaser, the Company or one of their respective Affiliates, on the other hand, receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party. (c) Following each Closing, each of the parties hereto shall from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts related to the Acquired Property transferred at such Closing, as the other parties may reasonably request in order to effectuate the intent of this Agreement and the Contemplated Transactions. The Company shall cause Purchaser and its Affiliates ( i) take all such actions as may be necessary, proper or advisable to carry out the purposes and intent of this Agreement and the Contemplated Transactions and (ii) cause the fulfillment at the earliest practicable date of all of their obligations contemplated by this Agreement. (d) Prior to the applicable Closing, Seller and its Affiliates shall use their reasonable best efforts to take all actions necessary to properly record with the applicable intellectual property office the assignment as part of the Pre-Closing Restructuring of any registered and applied for Seller Names from the Designated Target Companies to one of Seller or its Affiliates in order to perfect and formally identify Seller or such Affiliate’s record ownership thereof. Notwithstanding the foregoing, to the extent such recordation process has not been completed in any jurisdiction, following each Closing, the Company shall cause Purchaser and its Affiliates (including any applicable Designated Target Company) to provide all reasonable assistance, including executing such additional instruments and documents, as may be reasonably required to effect and record such assignment; provided, that Seller will be responsible for all costs and expenses of Purchaser and its Affiliates in connection with providing such assistance or otherwise relating to such recordation, and Seller or its applicable Affiliate shall be responsible for preparing and filing all such applicable instruments at its sole cost and expense. (e) Following each Closing, Seller or one of its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Purchaser or the Company, and vice versa. Accordingly, at all times following the Closing: (i) (1) Purchaser authorizes the Seller Party or its Affiliates to receive and open all mail, packages and other communications received by them and not clearly intended for Purchaser or its Affiliates, or any of Purchaser’s or its Affiliates’ officers or directors, and to retain the same to the extent that they are not related to Purchaser, the Company or one of their respective Affiliates, and (2) to the extent such mail, packages and other communications are related to Purchaser, the Company, a Designated Target or one of their respective Affiliates or the Business, the Seller Parties shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to Purchaser (or, in case the same relate to Seller or its Affiliates, copies thereof). The provisions of this Section 11.11(e)(i) are not intended to, and shall not be deemed to, constitute an authorization by Purchaser to permit the Seller Parties to accept service of process on its behalf, and the Seller Parties or its Affiliates are not and shall not be deemed to be the agent of Purchaser for service of process purposes. (ii) (1) the Seller Parties authorizes Purchaser, the Company or their respective Affiliates to receive and open all mail, packages and other communications received by them and not clearly intended for the Seller Parties or any of the Seller Parties’

88 officers or directors, and to retain the same to the extent that they are not related to the Seller Parties or their Affiliates, and (2) to the extent such mail, packages and other communications are related to the Seller Parties, Purchaser, the Company or one of their respective Affiliates shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to the Seller Parties (or, in case the same relate to Purchaser or its Affiliates, copies thereof). The provisions of this Section 11.11(e)(ii) are not intended to, and shall not be deemed to, constitute an authorization by the Seller Parties to permit Purchaser, the Company or their respective Affiliates to accept service of process on its behalf, and Purchaser, the Company or their respective Affiliates are not and shall not be deemed to be the agent of the Seller Parties for service of process purposes. 11.12 Third Parties. Other than the Indemnified Parties’ rights to indemnification pursuant to ARTICLE IX, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies to any Persons other than the parties hereto and their respective successors and permitted assigns. The provisions of ARTICLE IX may be amended or waived by the parties at any time in accordance with Section 11.10, without notice to or consent of any of the Indemnified Parties that are not parties hereto, including with retroactive effect. 11.13 Counterparts; Facsimile or Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. 11.14 Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto (i) is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible, or (ii) may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the Contemplated Transactions may be consummated as originally contemplated to the fullest extent possible. 11.15 Specific Performance. Each party hereto recognizes and agrees that if any other party should refuse to perform any of its obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions, each party will, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. 11.16 Schedules and Exhibits; Incorporation by Reference. Any reference to an Exhibit to this Agreement contained herein shall be deemed to include any Schedules to such Exhibit. Each of the Exhibits referred to in this Agreement (including Schedules thereto), and each Schedule to this Agreement is hereby incorporated by reference in this Agreement as if such Exhibits and Schedules were set out in full in the text of this Agreement. Any matter, information

89 or item disclosed in the Schedules delivered by Seller under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement or in the data room shall not be deemed to constitute an admission of any liability by Seller to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules hereto in response to a disclosure obligation or as an exception to a representation, warranty, covenant or agreement shall be deemed an admission by the disclosing party that such amounts, higher or lower amounts, the items so included or any undisclosed items or information of comparable or greater significance represents a material exception of fact, event or circumstance or that such item will or is reasonably likely to result in a Material Adverse Effect, or that the items so included were required to be disclosed in the Schedules hereto; and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules hereto in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material, or may constitute a fact, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect. No disclosure in the Schedules hereto relating to any possible breach or violation of any agreement, law or regulation shall be construed as an indication that any such breach or violation exists or has actually occurred. 11.17 Integrated Transactions. The parties acknowledge and agree (including the Master Lease Agreement and ancillary agreements to such agreement) that: (i) the transactions contemplated by this Agreement and the Transaction Documents are dependent upon one another, (ii) the parties would not have entered into this Agreement and the Transaction Documents unless this Agreement and all of the Transaction Documents were being entered into as and when contemplated, and (iii) this Agreement and the Transaction Documents are to be treated as a single integrated and indivisible agreement for all purposes. 11.18 Public Announcements. The initial press release announcing the Agreement, any Transaction Documents and the transactions contemplated hereby and thereby shall be in substantially the form attached to this Agreement as Schedule 11.18. Except as otherwise agreed to by the parties, the parties shall not (and shall cause their Affiliates not to) publish any report, statement or press release or otherwise make any public statements with respect to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, except as in the good faith judgment of a party which may be required by Law or by the regulations or policies of any securities exchange or other similar regulatory body, and in any event a party shall use its best efforts in good faith to consult with the other party at a reasonable time in advance of such required disclosure, including furnishing (to the extent reasonably practicable) a draft thereof to the other parties in advance of publication or release and considering in good faith any comments of such other parties. The foregoing limitations of this Section 11.18 shall not apply to any disclosure of any information concerning this Agreement, or the Transaction Documents in connection with (a) any dispute between the parties regarding this Agreement or the Transaction Documents, or (b) any marketing materials, deal lists or similar disclosures, provided, that such disclosures under clause (b) are consistent with, and limited to, information contained in any public announcement previously made in accordance with the foregoing. 11.19 Non-Recourse. Except pursuant to an assignment contemplated by Section 11.3, no past, present or future director, officer, employee, incorporator, member, partner, stockholder,

90 Affiliate, agent, attorney or representative of a party will have any liability for any obligations or liabilities of such party under this Agreement or the Transaction Documents, respectively, or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. For clarity, the Company shall cause Purchaser to fulfill its obligations under this Agreement and Seller shall cause the Seller Parties to comply with the covenants and agreements applicable to Sellers Parties under this Agreement. 11.20 Circumvention. Each party hereby agrees and covenants that it shall not by any voluntary action directly or indirectly, through any subsidiary: (a) Engage in any transaction (including any statutory division or similar transaction), arrangement or understanding with a related party or any third party with a primary intention or effect of diminishing the value of its obligations under this Agreement; or (b) Take any action or assist others in taking any action (including amending its governing documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other similar action) that would avoid, circumvent, undermine, impair or challenge the validity, priority or enforceability of its applicable obligations under this Agreement. 11.21 Mutual Drafting. This Agreement is the result of the joint efforts of the parties, and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting of this Agreement.Conflicts Between Different Translations. This Agreement shall be executed in English and, in the event of any conflict between the English version of this Agreement and any translation of this Agreement into a language other than English, such English language version shall prevail, except with respect of any disclosure schedules to this Agreement, which may be provided in Spanish in whole or in part and shall not be translated into English. Any Spanish translation prepared by any party shall be for convenience purposes only, and in the event of a dispute as to interpretation of this Agreement, shall have no bearing on such interpretation. 11.23 Seller Release. Except with respect to this Agreement or any Transaction Document, effective from and after each Closing, Seller on behalf of itself and its Affiliates agrees that each Designated Target Company subject to such Closing and transferred to Purchaser or its designee shall not have any liability or responsibility to Seller, any of its Affiliates or any of their respective past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys or representatives for, and Seller on behalf of itself, its Affiliates and such other Persons hereby unconditionally and irrevocably releases, waives, and forever discharges such Designated Target Company from, any obligations or liability arising out of, or relating to, the organization, management or operation of such Designated Target Company relating to any matter, occurrence, action or activity occurring prior to such Closing. [Signature Page is on the Following Page]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above. SELLER: MILLICOM INTERNATIONAL CELLULAR, S.A. By: Name: Salvador Escalon Title: Chief Legal and Compliance Officer By: Name: Carolina Bernal Title: Vice President of Corporate Finance COMPANY: SBA TELECOMMUNICATIONS LLC By: Name: Title: For acknowledgment purposes LATI PARENT: LATI INTERNATIONAL S.A. By: Name: Bart Vanhaeren Title: Authorized Signatory By: Name: Carolina Bernal Title: Authorized Signatory Docusign Envelope ID: 34F9E7B7-EBCD-494A-ACD5-EEEA5A9301FF

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above. SELLER: MILLICOM INTERNATIONAL CELLULAR, S.A. By: Name: Title: By: Name: Title: COMPANY: SBA TELECOMMUNICATIONS LLC By: Name: Brendan Cavanagh Title: Chief Executive Officer For acknowledgment purposes LATI PARENT: LATI INTERNATIONAL S.A. By: Name: Title: Docusign Envelope ID: 25C52819-A6FE-4C4F-9112-2EAA8498A1E0

AMERICASACTIVE:20101657.34 EXHIBIT A Master Lease Agreement (attached)

AMERICASACTIVE:20101657.34 EXHIBIT B Earn-Out Consideration 1. General. Following the completion of the applicable Earn-Out Period for a Territory, (a) Purchaser shall pay to Seller additional consideration described hereunder if due and owing in accordance with this EXHIBIT B or (b) Seller shall pay to Purchaser such other amounts described hereunder if due and owing in accordance with this EXHIBIT B, in each case subject in all respects to the terms and conditions set forth herein. Except as otherwise expressly set forth in this EXHIBIT B, the Earn-Out Consideration and all related calculations hereunder are applicable on a Territory-by-Territory basis. 2. Definitions. “Aggregate Closing Earn-Out Advancements” – means an aggregate amount equal to the sum of the Final TCF Earn-Out Advancement for each applicable Territory under this Agreement, if any, as determined pursuant to Section 1.5. “Cumulative Purchaser TCF Adjustment Paid Amount” – means the aggregate amount of Cumulative TCF Adjustment Amounts for all applicable Territories that Purchaser and its Affiliates have already paid to Seller and its Affiliates until the completion of the Earn-Out Period, taking into account a reduction for any such related amounts paid back by Seller or its Affiliates to Purchaser or its Affiliates. “Cumulative TCF Adjustment Amount” – means (which may be expressed as a positive or negative number) the sum of (i) the Aggregate Closing Earn-Out Advancements for all Territories for which the Closing has occurred as of any time of determination; plus (ii) the aggregate of all Jurisdictional Adjustment Amounts for all Territories that have been subject to a Closing for which the Earn-Out TCF for such Territories has been finally determined as of any time of determination. “Earn-Out CPI” the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items, as published by the Bureau of Labor Statistics of the U.S. Department of Labor, and any successor index. “Earn-Out Period” – means, for a Territory, the period of time commencing on the applicable Closing Date under this Agreement and ending on the three (3) year anniversary of such Closing Date. “Earn-Out RGR Costs” – means the RGR Costs for the immediately preceding completed month prior to the expiration of the Earn-Out Period multiplied by 12, provided, however, that if any RGR Costs take effect or are increased (or decreased) during such month, such RGR Costs shall be adjusted as though in effect for the entire month, as applicable, or, if applicable, such shorter period relevant to the ownership of the applicable Site if ownership of such Site is shorter than one month (but subject to adjustment to allow for an annualized run rate calculation). In the event Purchaser has either completed a Buyout, Buydown or prepayment of ground rent during the Earn-Out Period, RGR Costs for the applicable Site will be equal to the applicable RGR Costs as if no Buyout, Buydown or prepayment had occurred (and the applicable Ground Lease continued in effect (and RGR Costs thereunder remained payable) through the expiration of the Earn-Out Period, not taking into account the expiration or other termination of such Ground Lease). For the avoidance of doubt, the RGR Lopez Resolution Amount shall be included in Earn - Out RGR Costs unless the parties otherwise agree in writing.

“Earn-Out RGR Costs (Core Business)” means Earn-Out RGR Costs, other than Earn- Out RGR Costs (Leaseup). “Earn-Out RGR Costs (Leaseup)” means Earn-Out RGR Costs to the extent arising out of, or resulting from, or in connection with a New Lease. For illustrative purposes, if RGR Costs increase (by amendment or otherwise) because a tenant is added to a Tower or as a result of additional subleasing then the amount of such increase shall be included an Earn-Out RGR Costs (Leaseup). “Earn-Out Site OpEx (Core Business)” – means the (x) applicable Site OpEx Baseline Amount, increased by the positive percentage change (or decreased by the negative percentage change) over the Earn-Out Period of the Earn-Out CPI successor plus (y) the annualized amount of Site OpEx to the extent arising out of , or resulting from, or in connection with the Existing WIP Sites in an applicable Territory. “Earn-Out Site OpEx (Leaseup)” – means the annualized amount of Site OpEx to the extent arising out of , or resulting from, or in connection with a New Lease. For illustrative purposes, if Site OpEx for an applicable Tower increases because of a new recurring permit cost then such additional cost shall be included in Earn-Out Site OpEx (Leaseup). “Earn-Out Site Revenues” – means the Site Revenues for the immediately preceding completed month prior to the expiration of the Earn-Out Period multiplied by 12, provided, however, that if any Site Revenues take effect during such month, such Site Revenues shall be adjusted as though in effect for the entire month, as applicable, or, if applicable, such shorter period relevant to the ownership of the applicable Site if ownership of such Site is shorter than one month (but subject to adjustment to allow for an annualized run rate calculation). “Earn-Out Site Revenues (Core Business)” – means the Earn-Out Site Revenues other than Earn-Out Site Revenues (Leaseup). “Earn-Out Site Revenues (Leaseup)” – means the Earn-Out Site Revenue to the extent arising out of or resulting from a New Lease. “Earn-Out TCF (Core Business)” – means the amount that is (i) Earn-Out Site Revenues (Core Business), minus (ii) the sum of (A) Earn-Out Site OpEx (Core Business), plus (B) Earn- Out RGR Costs (Core Business), in respect of the Sites that are subject to the applicable Closing. “Earn-Out TCF (Leaseup)” – means the amount that is (i) Earn-Out Site Revenues (Leaseup)”, minus (ii) the sum of (A) Earn-Out Site OpEx (Leaseup)”, plus (B) Earn-Out RGR Costs (Leaseup)”, in respect of the Sites that are subject to the applicable Closing. “Existing WIP Site Baseline TCF” means the aggregate Earn-Out TCF for all Existing WIP Sites in such Territory, excluding Earn-Out Site Revenues that is not derived from the Master Lease Agreement. “Jurisdictional Adjustment Amount” – means (which may be expressed as a positive or negative number) sum of the (i) Jurisdictional Adjustment Amount (Leaseup) plus (ii) Jurisdictional Adjustment Amount (Core Business). “Jurisdictional Adjustment Amount (Core Business)” – means (which may be expressed as a positive or negative number) the product of (x) the difference of (A) the applicable Earn -Out

TCF (Core Business) for the Territory minus (B) an amount equal to (i) the applicable Closing TCF for such Territory plus (ii) the Existing WIP Site Baseline TCF, multiplied by (y) the Multiple for Core Business. “Jurisdictional Adjustment Amount (Leaseup)” – means (which may be expressed as a positive or negative number) the product of (x) the applicable Earn-Out TCF (Leaseup) for the Territory, multiplied by (y) the Multiple for Leaseups; provided that, if there existed a Multiple for Leaseups (Make-Whole) Trigger then the Multiple for Leaseups applicable to an amount of Earn- Out TCF (Leaseup) up to the Multiple for Leaseups (Make-Whole) Cap shall be multiplied by the Multiple for Leaseups (Make-Whole) instead of the Multiple for Leaseups and then the balance of the Earn-Out TCF in excess of the Multiple for Leaseups (Make-Whole) shall be subject to the Multiple for Leaseups. “Multiple for Core Business” means: 4.5. “Multiple for Leaseups” means: 6. “Multiple for Leaseups (Make-Whole)” means: 12. “Multiple for Leaseups (Make-Whole) Trigger” – means there existed a TCF Shortfall in one or more Territories, in each case, as finally determined in accordance with Section 1.5. “Multiple for Leaseups (Make-Whole) Cap” – means an amount equal to the lesser of (x) $1,000,000 and (y) the aggregate amount, if any, for each Territory for which there existed a TCF Shortfall, by which the Closing TCF for the applicable Territory determined in connection with the Closing is less than the applicable TCF Target associated with such Territory and Closing, then an amount equal to the absolute value of such shortfall amount, in each case, as finally determined in accordance with Section 1.5. “New Lease” - means an Included Lease with respect to the Towers that are the subject of this Agreement to the extent (and only to the extent) resulting in Earn-Out TCF exceeding the TCF Target (to be determined based on the order in which such Included Lease became an Included Lease) or that was first entered into on or after January 1, 2025 (other than those already paid out as a true up pursuant to Section 1.6); provided that, a renewal, extension, modification, amendment or similar action with respect to an Included Lease in existence as of January 1, 2025 shall not constitute a New Lease; provided, however, that if an Tenant Lease existing as of January 1, 2025 is amended or modified on or after January 1, 2025 in order to add additional Tower Sites to such Included Lease then such additional Tower Sites (but not any Tower Sites covered by such Tenant Lease prior to such amendment or modification) may be taken into account as a New Lease if such Tenant Lease would be deemed an Included Lease (determined taking into account only such new Tower Sites added to the Tenant Lease after January 1, 2025). For illustrative purposes, if (x) a Tenant Lease already covering 75 Tower Sites is amended to include 5 new Tower Sites , (y) but the applicable Tenant has only commenced paying rent for 3 such new Tower Sites (and has otherwise fully satisfied the conditions described in the definition of Included Lease) then (z) only 3 such additional Tower Sites may be included as a New Lease, the original 75 Tower Sites may not be taken into account as a New Lease and the remaining 2 Tower Sites will have no impact on the calculations under this Exhibit B. Notwithstanding the foregoing, and for the avoidance of doubt, the Master Lease Agreement shall not constitute a New Lease (including with respect to Existing WIP Sites, whenever transferred).

“Site” – has the meaning set forth in the Master Lease Agreement for the applicable Territory. 3. Earn-Out Consideration; TCF Overfunding Amount. a. If, upon the expiration of each applicable Earn-Out Period for the Territory subject to this Agreement, the then applicable Cumulative TCF Adjustment Amount is greater than the applicable Cumulative Purchaser TCF Adjustment Paid Amount, then Purchaser shall pay to Seller in respect of the subject Territory an amount equal to the value of such excess amount (such amount for the applicable Territory, the “Earn-Out Consideration”). b. If, upon the expiration of each applicable Earn-Out Period for the Territory subject to this Agreement, the then applicable Cumulative TCF Adjustment Amount is less than the applicable Cumulative Purchaser TCF Adjustment Paid Amount, then (i) there is no Earn-Out Consideration payable to Seller for such Earn-Out Period for such Territory and (ii) Seller shall pay to Purchaser (A) the absolute value of the excess amount of the then applicable Cumulative Purchaser TCF Adjustment Paid Amount over the applicable Cumulative TCF Adjustment Amount (such excess amount for the Closing, the “TCF Overfunding Amount”) up to an amount equal to the Cumulative Purchaser TCF Adjustment Paid Amount as of such time; provided that, for clarity, (i) the aggregate TCF Overfunding Amount for all Territories shall not exceed the Cumulative Purchaser TCF Adjustment Paid Amount and (ii) Cumulative TCF Adjustment Amount may be a negative value unless, and only to the extent, otherwise reduced by the TCF Overfunding Amount. c. If, upon the expiration of each applicable Earn-Out Period, the applicable Cumulative TCF Adjustment Amount is equal to the applicable Cumulative Purchaser TCF Adjustment Paid Amount, then there shall be no Earn-Out Consideration or TCF Overfunding Amount payable hereunder. d. If the Earn-Out Period for a Territory and another “Earn-Out Period” for a separate Territory occur contemporaneously then the provisions of this Section 3 shall be run sequentially such that the Earn-Out Period(s) for which there would be a resulting TCF Overfunding Amount shall be deemed to have been completed prior to the “Earn-Out Period” for which there would be resulting Earn-Out Consideration Solely for illustrative purposes, assuming that the Aggregate Closing Earn-Out Advancements is $15,000,000: i. With respect to the Territory subject to the First Closing: If the Jurisdictional Adjustment Amount is $3,000,000 at the conclusion of the applicable Earn-Out Period, then the applicable Cumulative TCF Adjustment Amount is $18,000,000 ($15,000,000 plus $3,000,000), and the Earn-Out Consideration shall be $3,000,000 ($18,000,000, which is the Cumulative TCF Adjustment Amount less $15,000,000, which is the then applicable Cumulative Purchaser TCF Adjustment Paid Amount) and Purchaser shall pay Seller $3,000,000 as the Earn-Out Consideration for the applicable Earn-Out Period and, for clarity, following such payment, the Cumulative TCF Adjustment Amount and the Cumulative Purchaser TCF Adjustment Paid Amount shall be equal to $18,000,000.

ii. With respect to the Territory subject to the second Closing: If the Jurisdictional Adjustment Amount is negative $7,000,000 at the applicable Earn- Out Period, then the applicable Cumulative TCF Adjustment Amount is $11,000,000 ($15,000,000 plus $3,000,000 minus $7,000,000), and the TCF Overfunding Amount shall be $7,000,000 ($11,000,000, which is the Cumulative TCF Adjustment Amount, minus $18,000,000, which is the Cumulative Purchaser TCF Adjustment Paid Amount), and Seller shall pay to Purchaser $7,000,000 for the applicable Earn-Out Period and, for clarity, following such payment, the Cumulative TCF Adjustment Amount and the Cumulative Purchaser TCF Adjustment Paid Amount shall be equal to $11,000,000. iii. With respect to the Territory subject to the third Closing: If the Jurisdictional Adjustment Amount is $5,000,000 at the applicable Earn-Out Period, then the applicable Cumulative TCF Adjustment Amount is $16,000,000 ($15,000,000 plus $3,000,000 less $7,000,000 plus $5,000,000) and the Earn-Out Consideration shall be $5,000,000 ($16,000,000, which is the Cumulative TCF Adjustment Amount, less $11,000,000, which is the Cumulative Purchaser TCF Adjustment Paid Amount) and Purchaser shall pay Seller $5,000,000 for the applicable Earn- Out Period and, for clarity, following such payment, the Cumulative TCF Adjustment Amount and the Cumulative Purchaser TCF Adjustment Paid Amount shall be equal to $16,000,000. iv. With respect to the Territory subject to the fourth Closing: If the Jurisdictional Adjustment Amount is negative $20,000,000 at the applicable Earn- Out Period, then the applicable Cumulative TCF Adjustment Amount is negative $4,000,000 ($15,000,000 plus $3,000,000 less $7,000,000 plus $5,000,000 less $20,000,000) and the TCF Overfunding Amount shall be $20,000,000 (negative $4,000,000, which is the Cumulative TCF Adjustment Amount, minus $16,000,000, which is the Cumulative Purchaser TCF Adjustment Paid Amount), and Seller shall pay to Purchaser $16,000,000 for the applicable Earn-Out Period and, for clarity, following such payment, the Cumulative TCF Adjustment Amount shall be equal to negative $4,000,000 and the Cumulative Purchaser TCF Adjustment Paid Amount shall be equal to $0. v. With respect to the Territory subject to the fifth Closing: If the Jurisdictional Adjustment Amount is $5,000,000 at the applicable Earn-Out Period, then the applicable Cumulative TCF Adjustment Amount is $1,000,000 ($15,000,000 plus $3,000,000 less $7,000,000 plus $5,000,000 less $20,000,000 plus $5,000,000) and the Earn-Out Consideration shall be $1,000,000 ($1,000,000, which is the Cumulative TCF Adjustment Amount, less $0, which is the Cumulative Purchaser TCF Adjustment Paid Amount) and Purchaser shall pay Seller $1,000,000 for the applicable Earn-Out Period and, for clarity, following such payment, the Cumulative TCF Adjustment Amount and the Cumulative Purchaser TCF Adjustment Paid Amount shall be equal to $1,000,000. 4. Earn-Out Reporting. a. Within ninety (90) days following the end of each Earn-Out Period, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Seller a written report (an “Earn-Out Report”) setting forth, in reasonable detail, a computation of the Earn-Out Consideration or TCF Overfunding Amount for the applicable Earn-

Out Period together with reasonably sufficient backup for such calculations (“Earn- Out Contents”). During the thirty (30) days period following Seller ’s receipt of the Earn-Out Report (the “Objection Period”), Seller may object to the computation of the Earn-Out Contents set forth in the Earn-Out Report. Unless Seller, within the Objection Period, notifies Purchaser in writing that it objects to the computation of the Earn-Out Contents as set forth in the Earn-Out Report, then the Earn-Out Report and the Earn-Out Contents therein shall be deemed accepted by Seller and will be binding and conclusive for all purposes of the Agreement and this EXHIBIT B. b. If Seller objects to the Earn-Out Contents set forth in the Earn-Out Report (each, an “Earn-Out Dispute”), by timely providing the appropriate notice in accordance with EXHIBIT B4.a, then the Earn-Out Dispute shall be determined by a good faith negotiation between Seller and Purchaser. If Seller and Purchaser are unable to reach agreement within fifteen (15) days after such notif ication, then the determination of the Earn-Out Dispute shall be submitted to the Independent Accountant with the terms and conditions of Section 1.5(a)(i) applied hereto mutatis mutandis, whose determination shall be (i) in writing, (ii) furnished to Seller and Purchaser as soon as practicable (and in no event later than thirty (30) days after submission of the dispute to the Independent Accountant), and (iii) non- appealable and incontestable by Seller, Purchaser and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error, or fraud. The fees and expenses of the Independent Accountant, if applicable, shall be allocated between Purchaser on the one hand and Seller, on the other hand based upon the percentage which the portion of the contested amount not awarded to Purchaser, on the one hand and Seller, on the other hand, bears to the amount actually contested by such Person, as determined by the Independent Accountant. c. The parties acknowledge and agree that upon resolution of the Earn-Out Contents pursuant to the foregoing provisions of this EXHIBIT B4.c such resolution shall be deemed final, conclusive and binding on the parties; provided, however, that, notwithstanding anything to the contrary herein, if following such final resolution it is determined that any emails or other similar electronic records that were retained by Seller or its Affiliates and not migrated to Purchaser or its Affiliates pursuant to Section 2.2(b), and for which access was not provided to Purchaser or its Affiliates pursuant to Section 5.3(b), would have resulted in a different determination of the Earn-Out Contents and a credit for the benefit of Purchaser in connection with the determination of the payments pursuant to this EXHIBIT B4, then the parties will work reasonably in good faith to determine the amount of the applicable adjustment to the payments hereunder and Seller will promptly make a true-up payment to Purchaser in Current Funds in an amount sufficient to satisfy the applicable payment deficiency. 5. Payment of Earn-Out Consideration or TCF Overfunding Amount; True Up Adjustment. a. If Seller has earned an Earn-Out Consideration payable pursuant to Section 3 of this EXHIBIT B, or if Seller is required to pay a TCF Overfunding Amount to Purchaser pursuant to Section 3 of this EXHIBIT B, then, Purchaser or Seller, as applicable, shall promptly pay, or cause to be paid, in Current Funds the applicable amount due and owing within fifteen (15) Business Days following the earliest to occur of (i) the thirtieth (30th) day after delivery of the applicable Earn-Out Report without Seller notifying Purchaser that it objects to the computations set forth therein, (ii) the date on which Seller shall have given Purchaser notice to the effect that Seller does not have any objection to the computations set forth in the Earn- Out Report of the Final Closing, (iii) the date as of which Purchaser and Seller reach a settlement of all disputed amounts in accordance with Section 4 of this EXHIBIT B, and (iv) the date as of which Seller and Purchaser shall have received the determination of the Independent Accountant in accordance with Section 4 of this EXHIBIT B; provided, however, that if more than one Earn-Out Period occur contemporaneously then payment in respect of all such periods shall occur contemporaneously. b. Notwithstanding anything to the contrary herein, if Purchaser or its applicable Affiliate is, as of the end of an Earn-Out Period, actively negotiating with an existing or prospective tenant for a new lease, license, collocation, tenancy or other occupancy agreement pursuant to which any such Person is granted the right to use space or install equipment on the Towers or in any of the Improvements located on the Tower Sites in the relevant Territory, then if such new Contract (or renewal of an existing Contract) is signed by Purchaser or its Affiliate, on the one hand, and the other applicable tenant part(ies) thereto, on the other hand, at any time prior to the three month anniversary of the end of such Earn-Out Period, and such arrangement would constitute an Included Lease hereunder, the parties hereto will work in good faith to promptly determine and agree in writing on what the Earn-Out Consideration or TCF Overfunding Amount, as the case may be, for the applicable Territory would have been had such additional Contract been signed prior to the end of the Earn-Out Period, and if the Earn-Out Consideration or TCF Overfunding Amount related to such Territory was already paid out to Seller, or if no such payment has been finalized by the parties hereunder at such time, then in connection with finalizing such amount and related payment, Purchaser will make a “true-up” adjustment for the benefit of Seller in such amount as necessary for Seller to receive the benefit of such additional Contract as part of the applicable Earn-Out Consideration or TCF Overfunding Amount for the relevant Territory and such amount will be included in the Cumulative TCF Adjustment Amount and each other relevant calculation hereunder. 6. Treatment of Earn-Out Consideration and TCF Overfunding Amount. The Earn-Out Consideration paid or delivered to Seller in accordance with this EXHIBIT B, or the TCF Overfunding Amount paid or delivered to Purchaser in accordance with this EXHIBIT B, in each case will be treated by the parties hereto as an adjustment to the Purchase Price to, and only to, the Acquired Property to which such Earn-Out Consideration or TCF Overfunding Amount, as applicable, relates. For the avoidance of doubt, nothing contained herein shall limit the obligations of the parties pursuant to Section 1.10. 7. Purchaser Obligations. Until such time as no party has any additional rights or obligations under this EXHIBIT B, Purchaser shall use commercially reasonable efforts to maintain true and accurate books and records of the operations of the Acquired Property as are necessary to calculate the Earn-Out Consideration and TCF Overfunding Amount and make such non-privileged records reasonably available to Seller (and its Representatives) and its successors during normal business hours and upon reasonable prior notice following the delivery of the Earn-Out Report.

8. Currency. All calculations and figures related to this EXHIBIT B shall be converted to U.S. Dollars pursuant to Section 11.4. 9. Covenants, Agreements and Acknowledgements. a. The parties and the Company acknowledge that the possibility of receiving the Earn-Out Consideration or the TCF Overfunding Amount constitutes a material inducement for the parties to enter into this Agreement, and therefore each party covenants and agrees that it will comply with, and cause the Seller Parties (in respect to Seller) and the Designated Purchasers (in respect of Purchaser and the Company) to comply with, the covenants and other obligations set forth in this EXHIBIT B. Seller on behalf of itself and its Affiliates acknowledges the possibility that the Earn-Out Consideration hereunder may be zero ($0) and, as a result, no payment may be made in respect of the Earn-Out Consideration under this EXHIBIT B following the end of the Earn-Out Period. b. The Seller Parties, on behalf of themselves and their Affiliates, each hereby acknowledge and agree that Purchaser, the Company, the Designated Purchasers and their respective Affiliates may make from time to time such business decisions as they deem appropriate in their sole discretion in the conduct of their respective businesses, activities and operations, including actions that may have an impact on the revenue and earnings of the Acquired Property and businesses, activities and operations related thereto (including actions that may have an impact the components of the Earn-Out Contents or the Earn-Out Consideration or TCF Overfunding Amount, if any). The Seller Parties and their Affiliates shall have no right to claim any lost Earn-Out Consideration or other Losses as a result of such decisions. In addition to the foregoing, the Seller Parties, on behalf of themselves and their Affiliates, each hereby acknowledge and agree that none of Purchaser, the Company, the Designated Purchasers or their respective Affiliates provides any assurances with respect to the performance of any Acquired Property following the Closing. c. Notwithstanding the foregoing, from and after the Closing Date until the expiration of the Earn-Out Period, the Company shall not, and shall cause the Designated Purchasers not to, take any action with the express primary purpose of decreasing the Earn-Out Consideration. d. Notwithstanding anything to the contrary contained herein (including the foregoing clause (b), Seller on behalf of itself and its Affiliates acknowledges and agrees that the Company and the Designated Purchasers shall not be restricted from (i) undertaking decisions, of any kind whatsoever, in each case in good faith and in accordance with reasonable business interests and industry practices in the best interest of the Company and the Designated Purchasers, including any business unit to which the Acquired Property or the related business belong, (ii) adapting the operation of the Acquired Property to the Company ’s group companies’ practices that are generally applied across divisions or business units, or (iii) taking any integration measures or changing the legal form or structure of any of the Acquired Property (including any merger, amalgamation or restructuring of any of the Company’s group companies, which shall include the Acquired Property after Closing).

e. For the avoidance of doubt, Earn-Out TCF shall not include TCF derived from BTS Sites (as defined in the Master Lease Agreement) and shall also not include (and be deemed net of) TCF associated to an Included Lease that collocates on a Tower Site that was previously installed on a Purchaser Site within the Proximate Tower (as defined in the Master Lease Agreement) radius but voluntarily churned off and relocated to the Tower Site. f. For the avoidance of doubt, Earn-Out TCF shall be limited to TCF derived from the Towers transferred pursuant to this Agreement (other than Existing WIP Sites) and Earn-Out Site Revenue for Existing WIP Sites derived from a source other than the Master Lease Agreement.

EXHIBIT C Defined Terms Definitions. The following terms, whenever used herein, will have the following meanings throughout this Agreement: “Acquired Property” – has the meaning set forth in the Recitals. “Acquisition Proposal” – means any proposal or offer from any Person (other than Purchaser or its Affiliates) relating to any direct or indirect acquisition or purchase of all or a material portion of the assets or properties of the Acquired Property or the equity interests of the Designated Target Companies, whether such transaction takes the form of a sale of equity interests, merger, reorganization, recapitalization, sale of assets or otherwise. “Affiliate” – with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock or other equity or partnership interests, by contract or otherwise; provided, that Seller shall not be deemed to control, be controlled by or under common control with Company or Purchaser, or that Company or Purchaser shall not be deemed to control, be controlled by or under common control with Seller. “Aged Accounts Receivables” – means any accounts receivables of Seller Parties under Tenant Leases accrued in or allocable to periods ending prior to the date of this Agreement and that is aged over ninety (90)days or otherwise written off as uncollectable. “Agreement” – has the meaning set forth in the Preamble. “Aggregate Cap” means the Aggregate Purchase Price plus the aggregate amount of Earn-Out Consideration under this Agreement. “Aggregate Purchase Price” – means an aggregate amount equal to the sum of the Applicable Base Amount of all of the Designated Target Companies hereunder (excluding any Designated Target Company for which this Agreement has been terminated). “AML Laws” – anti-money laundering and anti-terrorism laws, rules, regulations, policies, guidelines and executive orders of the United States, or any applicable local or foreign jurisdiction, including the Money Laundering Control Act of 1986, as amended, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, as amended, the Bank Secrecy Act of 1970, as amended, and the U.S.A. PATRIOT Act. “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, and any other applicable anti-bribery and anti-corruption laws. “Antitrust Authority” – has the meaning set forth in each Territory as: (a) In the Territory of Panama, Autoridad de Proteccion al Consumidor y Defensa de la Competencia (ACODECO);

(b) In the Territory of Nicaragua, Instituto Nacional de Promocion de la Competencia (PROCOMPETENCIA); (c) In the Territory of Honduras, it shall be a filing with the Comisión Nacional de Telecomunicaciones (CONATEL) and the Comision para la Defensa y Promocion de la Competencia (CDPC); and (d) In the Territory of El Salvador, Superintendencia de Competencia. “Antitrust Law” – will be referred with respect to each Territory as: (a) Panamá: Law: 45 of 2007, which dictates norms on consumer protection and defense of competition and other provisions, published in Official Gazette No. 25914 of November 7, 2007; (b) Nicaragua: Law No. 601, approved on September 28, 2006 and published in the Official Gazette on October 24, 2006, as well as its Regulations; (c) Honduras: Law for the Defense and Promotion of Competition (Decree No.357- 2005 published in the Official Gazette No. 30,920 of February 4, 2006) and its Regulations (Executive Decree No. 001-2007 published in the Official Gazette No. 31,364 of July 25, 2007); and, (d) El Salvador: Competition Law, approved by Legislative Decree No. 528 of November 26, 2004, published in the Official Gazette No. 240, Volume 365 of December 23, 2004. “Applicable Base Amount” - shall mean, with respect to each Closing, the aggregate cash amount, payable by Purchaser to Seller in U.S. Current Funds, allocated for (i) the Purchased Interests (or Lati Honduras Equity Interests, if applicable pursuant to Section 5.25) being conveyed at such Closing, or (ii) the Purchased Assets being conveyed at such Closing, in each case, as set forth on Schedule 1(a), payable in accordance with Section 1.2 and as adjusted in accordance with Section 1.5. “Applicable Leased Space” – means the Leased Space of a Designated Target Company located in the Territories at the Tower Sites conveyed and delivered at a Closing, in each case as set forth on EXHIBIT 1(a). “Assumed Liabilities” – all liabilities (other than Excluded Liabilities), arising from the operation, ownership, use, collocation, or occupancy of the Purchased Assets conveyed directly or indirectly hereunder in each case first arising after the Closing on which the applicable Purchased Assets are transferred to Purchaser pursuant to the terms of this Agreement, including all executory payment and performance obligations first arising after the Closing under the assigned Contracts. Without limiting the generality of the foregoing, Assumed Liabilities will include, all liabilities first arising after the Closing under or related to assigned Contracts included with the Purchased Assets (subject to the allocation of receipts and expenses set forth in Section 8.5 (Additional Expenses and Adjustments)) other than any liability arising out of any breach by Seller or its Affiliates of its obligations under such Contract on or prior to the Closing Date. Notwithstanding the immediate preceding sentence, Assumed Liabilities do not relate to or arise from the Excluded Assets. For the avoidance of doubt, Assumed Liabilities primarily relating to

Existing WIP Sites shall only be assumed by Purchaser or one of its Affiliates when the Existing WIP Sites is transferred as a Completed WIP Site. “Basket Amount” – shall mean an aggregate amount, not less than $0, equal to the difference of (i) $12,187,500, minus (ii) the aggregate amount of Losses incurred for which indemnification would be available under Section 9.3(a), but for the “Basket Amount” under this Agreement. “Business” shall mean the business of Seller and its Affiliates (including the Designated Target Company) in the applicable Territory consisting of (1) the development of wireless infrastructures, including small cells, indoor/outdoor distributed antenna systems, and traditional cell sites that support antennas used for wireless communication by mobile carriers and wireless broadband providers, (2) the leasing of antenna space to wireless service providers on Towers and rooftop and Tower Sites management under Operational Contracts, and (3) provision of sites development services comprising network pre-design; site audits; identif ication of potential locations for Towers and antennas; support in buying or leasing of the location; assistance in obtaining zoning approvals and permits; Tower construction; antenna installation; and radio equipment installation, commissioning, and maintenance. “Business Day” – any day other than a Saturday, Sunday or a day upon which banking institutions in New York, New York (USA), are authorized or required by law to close. “Buydown” – means that Purchaser has paid the applicable ground lessors a lump sum to discount the recurring ground right costs relating to the applicable Tower Site. “Buyout” – means Purchaser has acquired the land underlying the relevant Site. “Change” – has the meaning set forth in Section 5.10. “Claim” – any claim, damage, loss, liability, obligation, demand, action, defense, judgment, suit, proceeding, audit, disbursement or expense, including reasonable out-of-pocket attorneys’ fees or costs (including those related to appeals). “Claro Panamanian Leases” – means the Tenant Leases in Panama as set forth in Schedule 3.15(h). “Closing” – any of the First Closing or Subsequent Closings, as the context may dictate. “Closing Cash” means, as of the Measurement Time on the applicable Closing Date, all of the cash and cash equivalents, and credit card receivables of such Designated Target Company at the Measurement Time on the applicable Closing Date (including deposits in transit but net of cash necessary to cover checks in transit, issued but uncleared checks and similar items) calculated without giving effect to the consummation of the transactions contemplated hereby, in each case, only to the extent constituting a Purchased Asset and excluding Restricted Cash and Excluded Assets. For the avoidance of doubt, Closing Cash will include checks, other wire transfers and drafts deposited or available for deposit for the account of such Designated Target Company, whether foreign or domestic. “Closing Date” – the day on which a Closing occurs. Without limiting the generality of the foregoing, a reference herein to “the Closing Date” or “applicable Closing Date” of Acquired

Property conveyed hereunder shall mean the Closing Date as of which such Acquired Property was conveyed to Purchaser hereunder. “Closing Indebtedness” means the aggregate amount of Indebtedness of a Designated Target Company outstanding as of immediately prior to the applicable Closing. “Closing RGR Costs” – means the RGR Costs (excluding any RGR Costs attributable to any Existing WIP Sites (including Completed WIP Sites) for the Territory) for the last month completed immediately prior to the Closing (taking into account any increased costs resulting from a renewal of related Ground Lease during such period), provided, however, that if any RGR Costs take effect or increase during such month, such RGR Costs shall be adjusted as though in effect for the entire month, as applicable, or, if applicable, such shorter period relevant to the ownership of the applicable Site if ownership of such Site is shorter than one month (but subject to adjustment to allow for an annualized run rate calculation. Notwithstanding the foregoing, to the extent Existing WIP Sites are included for purposes of determining a TCF Earn-Out Advancement then any RGR Costs attributable to any such Existing WIP Sites (including Completed WIP Sites) for the Territory shall be included as Closing RGR Costs for purposes of determining a TCF Earn- Out Advancement. “Closing Site OpEx” – means the Site OpEx Baseline Amount; provided, that, notwithstanding the foregoing, to the extent Existing WIP Sites are included for purposes of determining a TCF Earn-Out Advancement then any Site OpEx attributable to any such Existing WIP Sites (including Completed WIP Sites) for the Territory shall be included as Closing Site OpEx for purposes of determining a TCF Earn-Out Advancement. “Closing Site Revenues” – means the Site Revenues (excluding any Site Revenues attributable to any Existing WIP Sites (including Completed WIP Sites) for the Territory) for the last month completed immediately prior to the Closing; provided that such revenues sources have not had three (3) consecutive delinquencies in any ninety (90) day period (or, solely in the case of tenants who pay quarterly, one such delinquency in any ninety (90) day period) ; provided, further, that, for purposes of any Site Revenues generated from Seller or any of Seller ’s Affiliates, such Site Revenues shall instead be deemed to be the applicable rent payable under the MLA as though the MLA was initially in effect at the time of calculation of Closing Site Revenues. Notwithstanding the foregoing, for purposes of calculating Closing TCF for purposes of determining whether or not there is a TCF Shortfall, Closing Site Revenue shall not include any Site Revenues to the extent derived from (A) Tenant Leases entered into, modified, or amended following December 31, 2024 (including modifications that reflect the addition of Sites) or (B) Existing WIP Sites; provided, that such excluded Site Revenue shall be included for purposes of determining a TCF Earn-Out Advancement. “Closing TCF” – shall be the TCF in respect of the Towers (excluding any Existing WIP Sites (including Completed WIP Sites) for each Closing Territory) that are subject to a Closing (calculated using Closing Site OpEx, Closing Site Revenues and Closing RGR Costs), multiplied by 12. For the avoidance of doubt, Closing TCF shall not take into account the TCF derived from any Existing WIP Sites. “Closing Territory” – means each Territory where the applicable Closing will apply. “Code” – means the U.S. Internal Revenue Code of 1986, as amended.

“Communications Authority” – any Governmental Authority or other entity responsible for the administration and enforcement of Legal Requirements governing wireline and wireless communications services, but not the Business. “Communications Equipment” – with respect to any Tower Site, transmitting and/or receiving equipment and other active telecommunications equipment installed at the Tower Site, which is primarily used in providing current and future wireless and wireline communication services and not in the Business, including without limitation: (i) switches, antennas, microwave dishes, panels, conduits, f lexible transmission lines, radio units, amplif iers, f ilters, rectif iers, batteries and other transmission or communications equipment (including interconnect transmission equipment, optical f ibers, power lines, electrical transformers, generators and fuel tanks, transmitter(s), receiver(s) and accessories); and (ii) such other equipment and associated software as may be necessary in order to provide such wireless and wireline communication services, including without limitation, voice or data. Communications Equipment will include any existing, replaced and upgraded Communications Equipment. Notwithstanding the foregoing and for the avoidance of doubt, Communications Equipment does not include Towers or Improvements. “Company” – has the meaning set forth in the Preamble. “Company Closing Documents” – has the meaning set forth in Section 4.2. “Competitor” – shall mean any person who is or operates, or whose Affiliate or Affiliates are or operate a competing business; provided, however that any funds, accounts and other vehicles sponsored by, advised by or maintained by a private equity sponsor or fund or similar vehicle for and on behalf of its respective clients, and the portfolio companies of any such sponsor, fund, account or other vehicle that do not operate a competing business shall, in each case, not be a Competitor hereunder or otherwise be deemed to be an Affiliate or any person who is or operates a competing business. “Completed WIP Site” – shall mean an Existing WIP Site completed and developed in accordance with EXHIBIT 1.2(b). “Confidentiality Agreement” – the Confidentiality Agreement, dated November 24, 2023, by and between Seller and Company, as amended, modified or supplemented from time to time. “Contemplated Transactions” – all of the transactions contemplated by this Agreement, including the execution, delivery, and performance of this Agreement and the documents and instruments referred to herein and the performance by Company, Purchaser and Seller, of their respective covenants and obligations under this Agreement. “Continuing Employee” – has the meaning set forth in Section 5.16(c). “Contract” – any agreement, contract, obligation, promise, or written undertaking that is in effect on the date hereof or entered into prior to the Closing by Seller or one of its Affiliates in accordance with this Agreement, and that will be legally binding on Purchaser after the Closing (including the Ground Leases, Tenant Leases and Easements). “Contribution Agreements” – means that certain contribution agreement, by and between the applicable Seller Party, on the one hand, and the applicable Designated Target Company, on the other hand.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks. “COW” means a transportable structure generally used to provide improved radio coverage and capacity to a specific area (such as an industry or public event) and usually not permanently affixed to the ground or rooftop. “CP Consent” – means with respect to a Ground Lease, the consent required from the Ground Lessor to assign such Ground Lease from Seller to Purchaser or Designated Target Company, as applicable. “Currency Rate” – means the highest five (5) day average of the rate of exchange published by the Wall Street Journal, Bloomberg or Reuters or, if none exist, another generally accepted comparable publicly available service for displaying foreign exchange rates, one (1) Business Day prior to the Closing (or if not published on such date, the first date prior thereto on which such rate was published). “Current Funds” – bank wire transfer of immediately available funds. “Delayed Site Price” – means the amount equal to the amount the applicable Purchase Price would have been if the applicable Tenant Lease was an Included Lease minus the applicable Purchase Price. “Designated Purchase Price Payment” – has the meaning set forth in Section 1.2(a). “Designated Purchasers” or “Designated Purchaser” – means a controlled Affiliate of Purchaser designated as a Designated Purchaser for a particular purpose under this Agreement. “Designated Target Companies” – has the meaning set forth in the Recitals. “Dispute” – has the meaning set forth in Section 11.6(a). “Dispute Threshold Amount” – has the meaning set forth in Section 1.4(a)(ii). “Disputed Estimated Closing Amount” – has the meaning set forth in Section 1.4(a)(ii). “Earn-Out Consideration” has the meaning set forth in Section 1.6 and EXHIBIT B. “Easements” – the access and utility easements benefiting the Leased Real Property. “Employment Laws” – has the meaning set forth in Section 3.26(a). “Encumbrances” – means with respect to any asset, any, lien, pledge, mortgage, deed of trust, right of way, easement, encroachment, servitude, covenant, claim, charge (fixed or floating), security, encumbrance, option, equity, power of sale, hypothecation, put, call, buy/sell agreement, lease, license, right of set off, right of first offer or first refusal, or other third party right or interest (legal or equitable), including any reservation or retention of title, right of pre-emption, right of first refusal, easement, assignment by way of security or any other security interest of any kind, howsoever created or arising or any other agreement, arrangement or obligation (including a sale and repurchase agreement) to create any of the foregoing or having a s imilar effect.

“Equity Interests” means any shares, capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any shares, capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing, or any appreciation rights or phantom equity related to any of the foregoing “Estimated Closing Existing WIP Site Consideration” – has the meaning set forth in Section 1.4(a). “Estimated Closing Statement” – has the meaning set forth in Section 1.4(a). “Excluded Assets” – means with respect to the Pre-Closing Restructuring and the determination of the Purchased Assets: (a) all Passive Infrastructure of Seller at sites set forth on Schedule 1(c); (b) all Excluded Communications Equipment and Seller Retained Improvements; (c) all vehicles and warehouses used by Seller; (d) all shelters and sheds located at sites set forth on Schedule 1(c) for which no third party has any access rights; (e) all medium tension lines for the Towers or Tower Sites; provided, however, that if Sellers and its Affiliates no longer uses a Tower or Tower Site, then in connection with removing their equipment from such Tower and Tower Site, Seller or its applicable Af filiates will transfer all of its respective right, title and interest to the medium tension lines for such Tower or Tower Site to Purchaser or applicable Designated Purchaser, and upon such transfer, such medium tension lines will no longer constitute an Excluded Asset hereunder; (f) all Communications Equipment and all buildings, equipment shelters, containers, storage facilities, cabinets, air conditioning equipment and other Improvements, in each case owned by third parties, including, without limitation, Tenants; (g) any Claims of Seller and its Affiliates in respect of any Excluded Asset or Excluded Liability to the extent not relating to a Purchased Asset, or arising under this Agreement or any of the Transaction Documents; (h) with the exception of the license held by Lati Honduras, all licenses granted by a Communications Authority to Seller or its Affiliates (other than the Seller Parties); (i) any rights to refunds or credits of taxes relating to periods before the Closing determined, to the extent applicable; (j) all Aged Accounts Receivable; (k) all receivables of Seller or its Affiliates under any Tenant Lease included in the Purchased Assets and accrued in and allocable to periods ending prior to the Closing Date (it being acknowledged that such amounts shall be excluded from the proration calculations under the Proration Amount);

(l) all Intellectual Property owned by, licensed to or used by Seller or any of its Affiliates, other than the Intangible Personal Property; (m) all cash, cash equivalents (including for this purpose, all collected funds received in bank accounts owned by Seller or its Affiliates through each Closing) or marketable securities and all rights to any bank or brokerage accounts of Seller or its Affiliates (but not including security deposits or prepaid rent or expenses allocable to the period on or after the applicable Closing Date) (it being acknowledged that such amounts shall be excluded from the calculation of Closing Cash); provided, however, that such amounts shall not include the Lati Honduras Minimum Cash Amount held by Lati Honduras; (n) all shares of capital stock or other securities of Seller and each of its Affiliates, other than the Purchased Interests; (o) all transmission leasing agreements; (p) all prepaid expenses to the extent not relating to the Acquired Property and all claims for refunds and rights to off -set in respect thereof; (q) all Microcell Facilities or COWs, except as expressly set forth on Schedule 1(d), (r) the Passive Infrastructure located on the tower sites listed in Schedule 3.12 (the “Excluded Towers”); (s) pre-Closing unpaid rent in respect of any lease that is not an Included Lease; (t) Owned Real Property, other than any leasehold, occupancy or other non- ownership interest in such Land granted or transferred to Purchaser pursuant to this Agreement; and (u) each and every Tower and Tower Site at an AP Issue Exclusion Site. “Excluded Communications Equipment” – means Communications Equipment of Seller and Affiliates. “Excluded Liabilities” – means all liabilities, duties and obligations (known or unknown, accrued or unaccrued) of Seller, the Designated Target Company or any of Seller’s Affiliates other than those expressly set forth as Assumed Liabilities, together with any liabilities, duties or obligations directly arising from or relating to (i) the Excluded Assets, (ii) any and all claims by or in respect of Service Providers or their compensation or benefits related to periods at or prior to the Closing, including, but not limited to, any amounts payable in connection with the termination of employment or service of any Service Provider, (iii) the ownership, operation, use, or occupancy of any Acquired Property prior to the Closing Date on which such Acquired Property is transferred to Purchaser pursuant to the terms of this Agreement, ( iv) any liabilities or Losses arising or resulting from or in connection with severance obligations, termination indemnities or similar payments or benefits payable to any Service Provider in connection with the obligations set forth under Section 5.15(b) and Schedule 5.15(b), in each case, in connection with the Pre - Closing Restructuring, and all other liabilities arising from the pre-Closing provisions of services by such Service Providers or other Persons in connection with or relating to the Business, (v) any liability arising from, relating to, or in connection with any current or former Subsidiaries of Lati Parent (other than a Designated Target Company (or its Subsidiaries excluding Tigo Nicaragua for this purpose)), whether or not distributed or otherwise removed in connection with the Pre - Closing Restructuring or otherwise; provided that such Subsidiaries shall include all of the Excluded Entities, and (vi) amounts payable, or to be payable, under purchase orders issued prior to the applicable Closing to the extent they remain unpaid as of the applicable Closing, whether or not the purchase order has been fulfilled at the Closing. “Exhibit G” – has the meaning of Exhibit G in the final form following the procedures and processes described in Section 5.15. “Existing SBA-Tigo Lease Agreements” means each tenant lease agreement that is in effect as of the date of this Agreement between the Company or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, providing Seller or its Affiliate the right to install Communications Equipment on any site within the Territory that is owned by the Company or any of its Affiliates. A list of the Existing SBA-Tigo Lease Agreements in each Territory is attached as Exhibit 2 to the draft Master Lease Agreement for such Territory. “Existing Tenant Leases” – has the meaning set forth in EXHIBIT H. “Excluded Towers” – has the meaning set forth in clause (r) of the definition of “Excluded Assets”. “Existing WIP Sites” means Passive Infrastructures in the Territories as set forth on Schedule 1(b) that, as of the date hereof, are in development. “Expiration Date” – December 31, 2025. “Final Closing” – the last Subsequent Closing of the Contemplated Transactions that is to take place in accordance with Section 2.1. “Final Closing Statement” – has the meaning set forth in Section 1.5(a). “First Closing” – the first closing of the Contemplated Transactions that is to take place in accordance with Section 2.1. “First Closing Date” – the day on which the First Closing occurs. “Five Day Average Rate” – means the five (5) day rolling average of the highest rate of exchange as of 12 p.m. New York Time published by The Wall Street Journal, Bloomberg or Reuters or, if not applicable, another generally accepted comparable publicly available service for displaying foreign exchange rates from the date of applicable payment. “Fraud” - means the intent to deceive and/or mislead the other party in respect of the representations and warranties set forth in this Agreement or any officer’s certif icate delivered pursuant to this Agreement. “Fundamental Representations” - means the representations and warranties in Section 3.1 (Organization and Good Standing), Section 3.2 (Duly Authorized), Section 3.3 (Enforceability), Section 3.4(a), (b) and (c) (Title to the Acquired Property), Section 3.23 (Brokers), Section 4.1

(Organization and Good Standing), Section 4.2 (Duly Authorized), Section 4.3 (Enforceability), Section 4.9 (Brokers), and Section 4.11 (Financial Capability Source of Funds). “General Indemnity Cap” – shall mean an aggregate amount equal to the difference of (i) $121,875,000, minus (ii) the aggregate amount of Losses actually paid under Section 9.3(a) and Section 9.3(c) (solely with respect to a breach of Section 5.21 hereunder and for the avoidance of doubt, excluding any liability in respect of Section 8.2(a)), but not less than $0. “GIT” – means Telefónica Móviles El Salvador S.A. de C.V. and its Affiliates . “Governmental Authority” – any foreign, domestic, federal, territorial, state, municipal or local governmental authority, arbitrational body, quasi-governmental authority, instrumentality, court, organ of state, government or self -regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing. “Governmental Authorization” – any approval, consent, franchise license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement. “Ground Leases” – the ground leases, rooftop leases, subleases, licenses, tenancy agreements, or other real estate agreements, pursuant to which the applicable Seller Party holds a leasehold interest, leasehold estate, license, or similar interest in a Tower Site as listed on Schedule 3.15(a). “Ground Lessors” – each of the lessors under the Ground Leases. “Honduras Distribution” – has the meaning as set forth in Section 5.25(a). “Honduras Joint Venture Partner” – means Telecomunicaciones de Centroamérica, S. de R.L. (CENTROTEL). “IFRS” – the International Financial Reporting Standards applied in manner consistent with the manner in which it was applied in the preparation of the financial statements relating to Seller’s Business in the Territory that includes the Business. “Improvements” – as to each Tower Site, (a) one or more equipment pads or raised platforms capable of accommodating exterior cabinets or equipment shelters, containers, huts or buildings, electrical service and access for the placement and servicing of equipment or other improvements; (b) all buildings, warehouses, huts, containers, shelters or exterior cabinets; (c) electrical transformers, electric poles, generators and associated fuel tanks; (d) grounding rings; (e) fencing, site walls, and any Tower Site security or monitoring devices; (f) signage; (g) electrical cables and runs used for the connections for utility service up to and including the meter; (h) hardware constituting a tower platform to hold Communications Equipment; (i) access road improvements; (j) air conditioning equipment; (k) all lighting systems and light monitoring devices; (l) cable trays; (m) foundations and civil works; (n) external DB and earthing (external); (o) such other alterations, replacements, modifications and additions to the foregoing or (p) DC power systems/batteries. Notwithstanding the foregoing, Improvements do not include Towers, Communications Equipment or any other Excluded Assets.

“Included Lease” – means any Tenant Lease or other written agreement allowing any lessee, licensee or other occupant, to collocate its equipment on a Tower, provided that (A) (i) the Tenant is not subject to any insolvency or similar proceedings, (ii) the Tenant has not provided notice of an intent to (or to actually) terminate, not to renew, or repudiate the applicable Tenant Lease, in each case prior to the applicable Closing or end of the applicable Earn-Out Period, (iii) the Seller Party or Designated Target Company, as applicable, thereunder has not defaulted which would reasonably be likely to result in the termination or non-renewal of the Tenant Lease and the applicable cure period related thereto, if any, has elapsed and the applicable default (including payment of rent) thereunder has not been cured, or it would be impractical to cure during such cure period, (iv) any lease with GIT shall not be an Included Lease, (v) the applicable Tenant has not provided a written notice terminating or not renewing the applicable Tenant Lease or other agreement in accordance with the terms of such Tenant Lease or other agreement; provided that the termination notice delivered by Claro Panama, S.A. on June 2, 2023 with respect to the Claro Panamanian Leases shall not be deemed to have been delivered, shall be an Included Lease, and (B) the applicable Tenant (i) has commenced paying rent, (ii) and has not defaulted or made a late payment of rent that has been due for ninety (90) days or later, or otherwise materially breached the applicable Tenant Lease, and (iii) all respective equipment of the applicable Tenant is installed and operated under the applicable Tenant Lease (other than with respect to the Claro Panamanian Leases), provided, however, that such Tenant Lease or other agreement shall continue to be reflected in the Closing TCF and the Earn-Out TCF until the effective date of termination. For the avoidance of doubt, the definition of Included Lease shall not include any Tenant Lease or other such written agreement associated with Digicel and its Affiliates in Panama, or any Tenant Lease or other such written agreement associated with GIT and its Affiliates in any Territory, each of which shall be deemed not to be an Included Lease. “Incomplete WIP Site Consideration” – has the meaning set forth in Section 1.2(b)(ii). “Indebtedness” – means, with respect to any Person, but without duplication, in each case, as of immediately prior to the Closing but after giving effect to the Pre-Closing Restructuring, (a) all indebtedness of such Person for borrowed money (whether current or funded, short-term or long-term, fixed, or contingent, secured or unsecured) and all accrued interest thereon (other than accounts payable in the Ordinary Course of Business), (b) all obligations of such Person evidenced by bonds, notes, debentures, mortgages hedging and swap arrangements or contracts or other similar instruments other than trade payables, accrued expenses and liabilities to current and/or former employees incurred in the Ordinary Course of Business, (c) bonds, letters of credit or acceptances issued or created for the account of any Designated Target Company, but in each case only to the extent drawn, (d) all accrued and unpaid income Tax liabilities for any Pre-Closing Tax Period for which Tax Returns are first due (with extension) after the Closing Date or which are on extension at such time, calculated as of the end of the Closing Date, (e) liabilities for deferred purchase price of goods or services (other than trade payables or accruals in the Ordinary Course of Business) or property or other assets (including any “earn-outs”, purchase price adjustments or similar payments), (f) liabilities of such Person under any interest rate or currency swaps, collars, caps, hedging or similar obligations or agreements, which in no case shall be less than zero, (g) leases of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under IFRS as capital or finance leases (other than obligations under any Ground Leases) (“Capital Lease”), (h) all shareholder loans, (i) any deferred revenue, (j) accrued interest, premiums, penalties, and other obligations (including pre-payment penalties, breakage costs, redemption fees, costs and expenses) relating to the foregoing in clauses (a) through ( i) above through the Closing, and (k) all Indebtedness of others referred to in clauses (a) through (j) above guaranteed directly or indirectly (including under any “keep well” or similar arrangement) or another forms of credit support obligations (including any Indebtedness that is secured under any indemnity, letter of credit, banker ’s acceptance or similar credit transaction), in each case, to the extent funds have been drawn and are payable thereunder. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) obligations under operating leases that are not Capital Leases, (ii) obligations relating to outstanding checks, or (iii) deferred lease expense. “Indemnified Party” – any Person claiming indemnification under any provision of, and in accordance with, ARTICLE IX. “Indemnified Taxes” – means (a) any Taxes imposed on, or required to be withheld by, Seller or any Designated Target Company for all Pre-Closing Tax Periods to the extent in excess of the Tax reflected in Indebtedness (and net of any Tax payments (including estimated tax payments) made prior to the Closing with respect to such Straddle Period), including and any Taxes imposed under Treasury Regulations Section 1.1502-6 (or any predecessor or successor provisions thereof and any similar provision of state, local or non-U.S. Law), as a transferee or successor, or under any tax sharing agreements, tax indemnity agreements or other similar agreements; (b) Taxes with respect to the Purchased Assets attributable to a Pre-Closing Tax Period (including any such Taxes apportioned to a Pre-Closing Tax Period under Section 8.3(c)), (c) Taxes arising from or attributable to the Pre-Closing Restructuring; (d) any Transfer Taxes that are the responsibility of Seller pursuant to Section 8.2 (Transfer Taxes); (e) any withholding Taxes due with respect to the payment of the Designated Purchase Price Payment and (f) any Taxes imposed on Seller, Lati Parent, or Tigo Nicaragua with respect to any Tax period. “Indemnifying Party” – any Person against whom a claim for indemnification is being asserted under any provision of, and in accordance with, ARTICLE IX. “Independent Accountant” – means an internationally recognized independent public accounting firm jointly selected by the parties that has experience with accounting for companies residing in the Territories. “Intangible Personal Property” – any development rights, documents, technical matter and work product primarily used or held for use in connection with the Towers, Tower Sites and related Property, including any data, and similar electronic records, permits, environmental studies, construction, engineering, architectural, landscaping or other plans or drawings primarily related to the Towers and Tower Sites and any surveys, maps, site plans, plats and other graphics primarily relating to the Towers and Tower Sites, in each case regardless of medium and including all Intellectual Property rights therein, and any all other Intellectual Property primarily used in or held for use in connection with the Towers, the Tower Sites and related Property and all rights in security deposits from Tenants or held by Ground Lessors. “Intellectual Property” – any and all rights in intellectual property, industrial property and proprietary or confidential information arising in any jurisdiction throughout the world, whether registered or unregistered, including: (a) patents, patent applications patentable invent ions and other patent rights, together with all continuations, continuations-in-part, divisionals, reissues, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, and corporate names and any other indicia of origin, and all registrations of and applications to register the foregoing and goodwill associated therewith; (c) copyrightable works of authorship, registrations thereof and applications to register the foregoing; (d) internet domain names and social media handles; (e) trade secrets, know-how, methods, processes, specifications, inventions, formulae, reports, customer lists, business plans and other proprietary information and rights; and (f) proprietary rights in software, computer programs, databases and data compilations and related documentation, including in each case of the foregoing (a) -(f), the right to sue and recover for past, present and future infringement, misappropriation, or other violations thereof, and to collect past, present and future royalties, proceeds and other payments in relation thereto. “International Trade Laws” – any of the following: (a) any Laws concerning the importation of merchandise and other items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department, the United Nations, the European Union, or the United Kingdom. “Knowledge of Seller” – means the actual knowledge of (i) Sarai Hernandez Pineda, (ii) Kelvin Silvestre Hernandez, (iii) Pablo Flores Sanchez, (iv) Fernando Lara, (v) Nussen Marancenbaum Cirbian, (vi) Victor Inchausti, (vii) Hernan Marino Montoya, (viii) Daniel Flores Urbina, (ix) Erwin Duncan, (x) Guillaume Duhaze, (xi) Karen Salas, (xii) Asela Gamage, (xiii) Michel Morin, (xiv) Oriol Salo (in each case, assuming the reasonable discharge of such person’s professional responsibility), in each case, after due inquiry. “Knowledge of the Company” – means the actual knowledge of Ricardo Ruiz and Fernando Cinci (assuming the reasonable discharge of such person ’s professional responsibility) after due inquiry. “Labor Union” means any labor union, works council or similar organization. “Land” means, as to each Tower Site, the tract of land or the rooftop area, owned leased, licensed, subleased or sublicensed by Seller or from the Ground Lessor by Seller, together with all easements and other rights appurtenant thereto. “Lati El Salvador” – means Lati El Salvador, S.A. de C.V., a Salvadoran sociedad anonima de capital variable. “Lati Guatemala” – means Lati Guatemala, S.A., a Guatemalan sociedad anonima. “Lati Honduras” – means Lati Honduras, S. de R.L. de C.V., a Honduran Sociedad de Responsabilidad Limitada. “Lati Honduras Minimum Cash Amount” means $5,000,000. “Lati Panama” – means Lati Infrastructure Panama, S.A., a Panama sociedad anonima. “Law” means any statute, rule, code, regulation, ordinance, decree or Order of, or issued by, any Governmental Authority. “Lease Schedule” – has the meaning set forth in the Master Lease Agreement. “Leased Real Property” – means the real property subject to the Ground Leases. “Leased Space” – has the meaning, with respect to any given Tower Site, set forth in the Master Lease Agreement.

“Legal Requirements” – means any constitution, international treaty, statute, law, ordinance, order, judicial or arbitral decision, rule or regulation of any Governmental Authority which pertains to the Acquired Property (or the business conducted therewith), the Assumed Liabilities, the parties hereto or the Contemplated Transactions. “Local Synthetic Lease Percentage” – means 10% of the total number of applicable Ground Leases in the applicable Territory. “Local Transfer Document” – has the meaning set forth in Section 5.9(c). “Losses” – any and all damages, fines, fees, penalties, liabilities, deficiencies, claims, losses, demands, judgments, settlements, actions, obligations and costs and reasonable out-of- pocket expenses (including reasonable fees and expenses of legal advisors and counsel and amounts paid in settlement); provided, that in no event shall Losses include any punitive, special or other similar damages, other than any such damages awarded to, or amounts payable under any contract with, any third party against an Indemnified Party (howsoever denominated) . “Material Adverse Effect” – any fact, circumstance, event, change, effect, condition, or occurrence that, either individually or in the aggregate, (i) is materially adverse to the ownership, use or operation of the Acquired Property in the applicable Territory taken as a whole, (ii) solely for purposes of Section 3.19, would reasonably be expected to result in a material criminal liability for the Company, Purchaser and/or their Representatives following and due to the acquisition of the Acquired Property in the applicable Territory as a result of a breach of Section 3.19 or (iii) would reasonably be expected to prevent, impair or materially delay the ability of Seller to perform its obligations hereunder or to consummate the Contemplated Transactions under this Agreement; provided, however, that for the purposes of clause (i), “Material Adverse Effect” shall not include the impact on such Acquired Property in the applicable Territory to the extent arising out of or attributable to (a) conditions or effects that generally affect the Business (including legal and regulatory changes) that do not disproportionately affect the Acquired Property in the applicable Territory relative to other companies that operate in the industry in the same Territory, (b) effects resulting from changes in general economic or political conditions that do not disproportionately affect the Acquired Property in the applicable Territory relative to other companies that operate in the industry in the same Territory, (c) effects resulting from changes affecting capital market conditions that do not disproportionately affect the Acquired Property in the applicable Territory relative to other companies that operate in the industry in the same Territory (including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, war, acts of terrorism, political instability or other national or international calamity, crisis, emergency, epidemic or natural disaster, or any governmental or other response to any of the foregoing, in each case whether or not involving the Territories, that do not disproportionately affect Seller or the Acquired Property in the applicable Territory relative to other companies that operate in the industry in the same Territory), (d) effects resulting from changes in laws after the date of this Agreement or generally accepted accounting principles (as in effect on the date of this Agreement) that do not disproportionately affect the Acquired Property in the applicable Territory relative to other companies that operate in the industry in the same Territory, or (e) the effects of this Agreement or the Contemplated Transactions resulting from (i) the identity of the Company or Purchaser, or (ii) actions required to be taken by Seller pursuant to and in compliance with the express terms and conditions of this Agreement, or any actions taken by Seller with the prior written consent of the Company or Purchaser. For the avoidance of doubt, Material Adverse Effect shall be measured on a Territory- by-Territory basis in connection with the Closing of each applicable Territory and shall not be measured against any forward-looking statements, financial projections or forecasts of Seller or any of its Subsidiaries. “Material Contracts” – means any Contract that is, or could reasonably be expected to be, material to the Acquired Properties, Business or Designated Target Company in each Territory, and without limiting the generality of the foregoing, “Material Contracts” shall include: (i) each of the Contracts listed on any subsection of Schedule 3.15 relating to such Territory; (ii) any Operational Contract (A) for consideration in excess of $250 per Tower Site (or the local currency equivalent) per year (and identifying if such payment obligation is recurring in nature or otherwise) or (B) that contain material indemnification or other material obligations of the Designated Target Company that are still in effect; (iii) any Contract, other than Operational Contracts, pursuant to which the Designated Target Company may be entitled to receive or obligated to pay more than $50,000 (or the local currency equivalent) per calendar year that cannot be cancelled by the Designated Target Company without material penalty upon no more than sixty (60) days’ notice; (iv) any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment that cannot be cancelled by the Designated Target Company without material penalty upon no more than sixty (60) days’ notice; (v) any Contract that provides for a “single source” supply to the Designated Target Company; (vi) any Contract pursuant to which a Seller Party (relating to the Business) or a Designated Target Company has formed or agreed to form a partnership, joint venture or other similar arrangement involving the sharing of profits; (vii) any Contract that limits or purports to limit the ability of the Designated Target Company to (A) compete or freely engage in any line of business or with any Person or in any geographic area or during any period of time, (B) solicit any individuals for employment, and in each case that cannot be cancelled by the Designated Target Company without material penalty upon no more than sixty (60) days’ notice , or (C) solicit any customers or suppliers; (viii) any Contract requiring or otherwise relating to any future capital expenditures by the Designated Target Company in excess of $500 per Tower Site per year in the aggregate (or the local currency equivalent); (ix) any Contract granting an Encumbrance (other than a Permitted Exception) upon any material asset of or security issued by the Designated Target Company; (x) any Contract granting to any Person (other than the Designated Target Company) (A) an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any ownership interest or assets of the

Designated Target Company or (B) a right of first refusal or right of first-offer to purchase or acquire any Tower and/or Tower Site in which an interest is held by a Seller Party (relating to the Business) or the Designated Target Company; (xi) any Contract that has as a counterparty any Governmental Authority; and (xii) any Contract for marketing or similar arrangements with respect to the Towers or Tower Sites. “Measurement Time” – means 12:01 a.m. on the applicable Closing Date. “Microcell Facilities” – means mobile “mini cell towers” that allow for mobile connectivity for devices. “Millicom” – has the meaning set forth in the Preamble. “Millicom Guarantor” – has the meaning set forth in the Master Lease Agreement. “Missing Permit” – means any Governmental Authorization for a Purchaser Site that may not be in place as of the effective date. “MLA Guarantees” – means the guarantees of Towerco Guarantor and Millicom Guarantor set forth in Section 37 of the Master Lease Agreement. “Municipal Fees” – means recurring payments, taxes or fees paid (or payable) to a municipal Governmental Authority related to the ownership, and operation of the Towers or Tower Sites. “Net Adjustment Amount” means, in connection with and respect to the Closing hereunder, an amount (which may be expressed as a positive or negative number) equal to the difference between (i) the finally determined Purchase Price, minus (ii) the Designated Purchase Price Payment actually paid at the Closing (subject to the terms of Section 1.4(a)(i)); provided, that, with respect to any change to the amount of the TCF Earn-Out Advancement, the Net Adjustment Amount shall be calculated taking into account the TCF Earn-Out Advancement Cap, which shall mean, for clarity, that any negative adjustment based on the TCF Earn-Out Advancement shall be limited only to reducing the amount of the TCF Earn-Out Advancement actually paid by Purchaser subject to the TCF Earn-Out Advancement Cap. “Offers of Employment” – has the meaning set forth in Section 5.16(c). “Operational Contracts” – all Contracts under which the Designated Target Companies have acquired ownership of, or the right to use and exploit, any Towers, and/or Tower Sites (including any Easements appurtenant thereto). “Order” – any award, decision, injunction, judgment, writ, decree, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or arbitral tribunal.

“Ordinary Course of Business” – with respect to each Designated Target Company, the ordinary and usual course of day-to-day operations of such Designated Target Company consistent with past practice. “Organizational Documents” – (a) the memorandum and articles of organization, association or incorporation and the operating agreement of a limited liability company or similar organizational documents of another entity; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing. “Passive Infrastructure” – means the group of passive elements in a telecommunications site including the tower, spire, mast and metallic infrastructure, civil works, enclosure and passive security elements, luminaries, grounding system and security barriers. It does not include energy- related equipment, Communications Equipment or real estate. “Permit Deficiency” – has the meaning set forth in the Master Lease Agreement. “Permitted Exceptions” – (i) any lien, encumbrance, easement, right of way, title defect, encroachment, restriction, Governmental Authorization or other fact or circumstance that does not and would not reasonably be expected to, individually or in the aggregate, negatively impact in any material respect Purchaser’s ability to use a Tower Site as intended to be used by Seller immediately prior to the Closing Date; (ii) liens arising in the Ordinary Course of Business and securing obligations not yet due and payable and which will timely be paid by Seller, (iii) mechanics’ liens or similar liens the discharge of which is the responsibility of Tenants under Tenant Leases, or which secure amounts not yet due and payable and which will timely be paid by a Seller Party; (iv) ad valorem taxes not yet due and payable and (v) non-exclusive licenses of Intellectual Property or Intangible Personal Property entered into the Ordinary Course of Business; provided that Permitted Exceptions shall not include any restrictions under Ground Leases on subleasing. “Person” – any individual, company, corporation (including any non-profit corporation), close corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Labor Union, or other entity or Governmental Authority. “Plan” – means each written and unwritten incentive, commission, equity-based, employment, individual independent contractor, individual consultant, vacation or other paid leave, severance, change in control, retention, deferred compensation, profit sharing, retirement, health, welfare, fringe benefit or other employee benefit or compensation plan, program, agreement or arrangement maintained, sponsored or contributed to, or required to be contributed to, for the benefit of any Service Provider. “Pre-Closing Restructuring” – means all actions and steps to be taken and consummated by Seller and its Subsidiaries prior to the Closing Date, as set forth in the Pre-Closing Restructuring Plan or EXHIBIT G, as applicable pursuant to Section 5.15. “Pre-Closing Tax Period” – means any tax period ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date. “Pre-Closing Tax Returns” – has the meaning in Section 8.3(a).

“Pre-Closing Taxes” – with respect to any Designated Target Company, Taxes of such Designated Target Company for Pre-Closing Tax Periods in excess of the amount of Taxes of such Designated Target Company included in clause (e) of “Indebtedness”. “Pre-Existing Conditions” – has the meaning set forth in Exhibit H. “Pre-Paid Ground Lease” means a prepaid ground lease in the form attached hereto as Exhibit K. “Proration Amount” – has the meaning set forth in Section 1.3. “Proceeding” – any action, arbitration, hearing, investigation, audit, inquest, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator. “Property” – collectively, the Tigo Lease Agreements, the Ground Leases, the Easements, the Tenant Leases, the Intangible Personal Property, the Purchased Improvements and the Tangible Personal Property, in each case as they relate to the Towers and Tower Sites. “Purchased Assets” – has the meaning set forth in the Recitals. For the avoidance of doubt, Purchased Assets primarily relating to Existing WIP Sites shall only be transferred when the Existing WIP Site is transferred as a Completed WIP Site. “Purchased Improvements” – means any of the following Improvements owned by Seller and/or its Affiliates and related to the operation of the Towers that are located at any Tower Site: (i) equipment pads or raised platforms capable of accommodating exterior cabinets or equipment shelters and access for the placement and servicing of other Improvements; (ii) Towers ’ earthing equipment, (iii) grounding rings; (iv) fencing, site walls, and any site security equipment (other than site security equipment exclusively protecting Communications Equipment or Seller Retained Improvements); (v) signage; (vi) hardware constituting a tower platform to hold Communications Equipment; (vii) access road improvements; (viii) all lighting systems and light monitoring devices; (ix) cable trays; and (x) foundations and civil works. For the avoidance of doubt, the Purchased Improvements shall not include (a) any Seller Retained Improvements; (b) generators and associated fuel tanks; (c) air conditioning equipment; (d) any buildings, warehouses, huts, containers, shelters or exterior cabinets; and (e) transformers. “Purchased Interests” – means the Equity Interests of Lati Parent and, if the Equity Interests of Lati Honduras are sold to Purchaser (or a Designated Purchaser) pursuant to Section 5.25 subsequent to the sale of the Equity Interests of Lati Parent, then also the Equity Interests of Lati Honduras. “Purchaser Parties” – means Purchaser, the Company and each Designated Purchaser. “Purchaser Proration Amount” – means any net Proration Amount for which Seller shall have the obligation to make a payment to Purchaser pursuant to Section 1.3 and Section 8.5. “Purchaser Site” – means a site owned by Purchaser or its Affiliates prior to the execution and delivery of this Agreement, or a site acquired by Purchaser or its Affiliates from a third-party after the Closing and during the Earn-Out Period.

“Representative” – with respect to a particular Person, any director, board committee member, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal advisors, counsel, accountants, and financial advisors. “Restricted Cash” – means any cash and cash equivalents not freely distributable to Sellers due to constraints or restrictions under Law or Contract or otherwise of the type commonly referred to as restricted cash, including security deposits, cash escrowed or deposited with third parties and cash posted to support letters of credit, performance bonds or similar obligations, including cash held for the cost of repatriation to the U.S. and any cash or other non-monetary consideration used by Seller or its Affiliates to offset accounts receivables. “Restructuring Review Period” – has the meaning set forth in Section 5.15(b). “RGR Costs” – means, for any applicable period of determination, the recurring ground rights costs paid or payable for the Tower Sites (which, for the avoidance of doubt, shall include any increased rent resulting from renegotiations of any ground rights following the Closing, provided, that, in the event Purchaser has either completed a Buyout, Buydown, or Prepayment of ground rent during the applicable measurement period, the associated recurring ground rights costs for the applicable Tower Site shall be deemed to be an amount equal to the associated recurring ground rights costs from the Closing plus the escalators from the assigned Ground Lease as if no Buyout, Buydown or prepayment had occurred (and the applicable Ground Lease continued in effect (and RGR Costs thereunder remained payable) through the expiration of the applicable measurement period, not taking into account the expiration or other termination of such Ground Lease); provided further that, RGR Costs shall include (x) the RGR Lopez Resolution Amount and (y) the recurring ground rights costs paid or payable for the Tower Sites pursuant to the lease agreements referenced in item 7 on Exhibit 6.8(b). “RGR Lopez Resolution Amount” means the monthly rent contemplated to be payable to Tigo under the Tigo-Lati Sub-Sublease, which is to be equal to 50% of the aggregate amount of the monthly rent paid by Tigo under the Azaleas-Tigo Subleases as of the date of this Agreement. “Sanctioned Country” – any country or territory that is the target of comprehensive sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics) as administered by the U.S. government, including, without limitation, OFAC and the U.S. Department of State. “Sanctioned Person” – (i) any individual or entity that is the target of U.S., UK, or EU (including EU Member States) economic sanctions Laws, including, without limitation, persons listed on the U.S. Treasury Department’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, (ii) any individuals or entities owned 50% or more, individually or in the aggregate, by such individuals or entities described in clause (i), or (iii) any individual or entity located or ordinarily resident in or organized under the laws of a Sanctioned Country. “Section 6.9 Matter” – has the meaning as set forth in Schedule 6.9. “Section 6.10 Matter” – means the commercial relationship between the Seller Parties and Las Azaleas. “Seller” has the meaning set forth in the Preamble.

“Seller Expenses” – means (without any double counting of items included in Indebtedness) (i) any retention, single trigger, or transaction related bonuses or other discretionary bonuses, severance obligations, termination indemnities, and/similar payments or benefits (whether provided pursuant to local law or otherwise), change in control bonuses and similar bonuses, phantom equity, retention, “stay-put” or other compensatory payments, in each case payable to any Service Provider as a result of the execution of this Agreement or consummation of the transactions contemplated by this Agreement and the employer portion of any Taxes related thereto, (ii) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Designated Target Companies on behalf of themselves or Seller in connection with the transactions contemplated by this Agreement or the Transaction Documents, (iii) the Telcor assignment costs in the Territory of Nicaragua in connection with the conveyance of any Missing Permits for the Towers that constitute Purchased Assets, (iv) [intentionally omitted], (v) any consent or similar fee, and related cost for the resolution of the Section 6.9 Matter, (vi) any unpaid portions attributable to Seller pursuant to Section 5.13(b), and (vii) cost, fees expenses and any other amounts payable in connection with the purchase of the directors’ and officers’ tail or runoff insurance program. Notwithstanding the foregoing, Seller Expenses shall not include any fees or expenses incurred by the Designated Target Companies in connection with Purchaser’s financing for the transactions contemplated hereby or any fees or expenses of Purchaser or any of its Affiliates. “Seller Parties” – means Seller, each Designated Target Company and each other controlled Affiliate of Seller as applicable hereunder. “Seller Proration Amount” – means any net Proration Amount for which Purchaser shall have the obligation to make a payment to Seller pursuant to Section 1.3 and Section 8.5; provided, that notwithstanding anything to the contrary in such Sections or otherwise in this Agreement, any proration adjustment owing by Purchaser to Seller hereunder will be limited to the amount of prorations and adjustments for which Seller has made an actual payment prior to 12:01 am (Eastern time) on the applicable Closing; and provided, further, that Purchaser will also get a credit in the determination of any Seller Proration Amount hereunder for proration amounts for which Purchaser will make any payment following the Closing for periods prior to 12:01 a.m. (Eastern time) on the Closing Date. “Seller Related Parties” – has the meaning set forth in Section 5.2(a)(xiii). “Seller Related Party Agreements” – has the meaning set forth in Section 3.17. “Seller Retained Improvements” – shall mean any of the following Improvements located at any Tower Site as of the date of this Agreement: (i) buildings, warehouses, huts, containers, shelters or exterior cabinets; (ii) electrical transformers, electric poles, generators and associated fuel tanks; (iii) site monitoring devices (exclusively monitoring Seller ’s Communications Equipment or Seller Retained Improvements); (iv) electrical, f iber optic and any other cables and associated runs and connections for utility service up to and including the meter; (v) DC power systems/batteries, and (vi) air conditioning equipment; provided, however that each of the aforementioned clauses (i) to (vi), are not used for or are related to any third party tenants. “Seller Tax Matter” – shall mean (i) amending or re-filing a Tax Return of any Designated Target Company for a Pre-Closing Tax Period or Straddle Period; (ii) making or revoking an election on any Tax Return filed after the Closing Date which election or revocation would have effect retroactively to a Pre-Closing Tax Period; (iii) extending or waiving the applicable statute of limitations with respect to a Tax of any Designated Target Company for a Pre-Closing Tax Period

or Straddle Period; (iv) filing any ruling request with any Governmental Authority that relates to Taxes or a Tax Return of any Designated Target Company for a Pre-Closing Tax Period or Straddle Period; or (v) entering (or pursuing) any voluntary disclosure agreements with any Governmental Authority that relate to Taxes or a Tax Return of any Designated Target Company for any Pre-Closing Tax Period or Straddle Period. “Senior Management” – shall mean with respect to: (i) Seller, the chief executive officer and the chief financial officer; and (ii) the Company and Purchaser, the general counsel of the Company. “Service Provider” – means any current or former employee, officer or director, or, to the extent dedicated primarily to Seller or the Business, any consultant or independent contractor (including any advisor who is a natural person), in each case, of a Designated Target Company or Seller and related to the Business. “Site OpEx” – means, for any applicable period of determination, direct costs attributable to a Tower Site, either expensed or capitalized, and any recurring payments shall be straightlined and annualized and applied to such applicable period of determination. Without limiting the generality of the foregoing, Site OpEx shall include maintenance costs, site management costs, access control costs, energy costs, utility costs not attributable to tenant equipment usage (to the extent it is not the responsibility of a third party landlord to pay), site fees, security costs, Municipal Fees, permit expense (including environmental permit expense), insurance, property taxes, and any amount of any other recurring expenses that Seller is obligated prior to the Closing to pay in connection with the ownership or operation of the Tower Site and any direct costs (whether recurring or one-time attributable) to each applicable Tower Site in connection with the resolution of the Section 6.10 Matter. EXHIBIT I attached hereto sets forth the agreed amount of the Site OpEx expense line items listed therein for the Territory and, for purposes of the determination of Site OpEx for any period of determination with respect to the Site OpEx the amount of the portion of Site OpEx attributable to such line items for the specified period shall be calculated based on an amount equal to the amount set forth on EXHIBIT I; provided, that, for the avoidance of doubt, EXHIBIT I is, and shall be deemed to, constitute an exclusive items of costs to be included as Site OpEx. “Site OpEx Baseline Amount” the agreed amount of the Site OpEx expense line items listed on EXHIBIT I for the Territory. “Site Revenues” – means, for any applicable period of determination, the cash rent payments attributable to a Tower Site; provided, that rent payments (a) shall not include (and be determined net of) any security deposits, prepaid rents (unless taken into income by Purchaser or an Affiliate thereof), refunds to tenants, sales, property, excise or similar taxes imposed by Governmental Authorities and collected from subtenants and pass through expenses collected from any tenants, (b) shall not include (and be determined net of) revenue associated to an Included Lease that collocates on a Tower Site that was previously installed on a Purchaser Site but churned off and relocated to the Tower Site, (c) shall not include (and be determined net of) revenue associated to a Tenant Lease that is not an Included Lease, (d) shall include, in the case of prepaid rent, an apportioned amount of such prepaid rent attributable to applicable measurement period, and (e) shall include the cash rent payments attributable to the Tower Site in accordance with the terms and conditions of the Master Lease Agreement. For the avoidance of doubt, all revenues associated to Digicel in Panama are not considered part of this calculation. Site Revenues shall exclude any cash rent paid over to Seller or any of its Affiliates.

“Standard Increase” - means an increase in the first year annual rent thereunder as compared to the immediately preceding year of such Ground Lease to be equal to or less than the applicable Territorial Rent Increase Cap (as defined in EXHIBIT H hereto), without any change to the annual rent escalators under the Ground Lease. “Subsequent Closing” – the closing or closings of the Contemplated Transactions that the parties hereto authorize that are to take place in accordance with Section 2.1 following the First Closing. “Subsidiary” – with respect to a particular Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, company or other legal entity of which such Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity or of which such Person controls the management. “Synthetic Contract” – means any lawful and commercially reasonable arrangement (which may include subcontracting, subleasing or sublicensing) entered into by and between Seller, its Affiliates or Designated Target Company, on the one hand, and Purchaser or its Affiliates, on the other hand for the benefit of Purchaser or Designated Purchaser, on terms reasonably acceptable to Purchaser and Seller. “Synthetic Contract Condition” means that Synthetic Contracts for applicable Ground Leases in such Territory make up no more than the Local Synthetic Lease Percentage for such Territory. “Tangible Personal Property” – all furniture, fixtures, inventory and other items of personal property owned by Seller and used in connection with the ownership or operation of the Towers and Tower Sites, but specifically excluding any Towers, Communications Equipment and any other Excluded Assets. “Tax” and “Taxes” means and includes (i) any and all taxes, including, without limitation any and all income, gross receipts, franchise, rate, license, severance, stamp, occupation, premium, environmental, customs duties, capital stock, profits, unemployment, disability, real property, personal property, intangible property, abandoned property, escheat, transfer, registration, value added, estimated, sales, use, excise, withholding, employment, payroll, social security taxes, and similar assessments, charges, and fees (including interest, penalties and additions to such taxes, penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions) imposed or assessed by any federal, state or local taxing authority (or any political subdivision thereof or therein) , (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above. “Tax Authority” means any Governmental Authority having authority with respect to any Tax matters.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax. “TCF” means, with respect to any given Site, the amount that is (i) Site Revenues (which, for the avoidance of doubt, shall be (x) the Closing Site Revenues for TCF determined as of the Closing and (y) Earn-Out Site Revenues for TCF determined for the Earn-Out Period), minus (ii) the amount that is (A) Site OpEx (which, for the avoidance of doubt, shall be (x) the Closing Site OpEx for TCF determined as of the Closing and (y) Earn-Out Site OpEx for TCF determined for the Earn-Out Period), plus, if applicable, (B) RGR Costs (which, for the avoidance of doubt, shall be (x) the Closing RGR Costs for TCF determined as of the Closing and (y) Earn-Out RGR Costs for TCF determined for the Earn-Out Period). (iii) In all cases, the TCF will be calculated and confirmed using: (i) the amount, rates and figures in effects as of the date of this Agreement; and (ii) to the extent that rent is paid or payable on an other-than-monthly basis, rent for the month shall include an apportioned amount of such rent attributable to such month. Notwithstanding anything to the contrary herein, TCF for all purposes of this Agreement shall not include (and be deemed net of) any TCF associated with any Existing SBA- Tigo Lease Agreement that switches to coverage under the applicable Master Lease Agreement for the Territory. “TCF Earn-Out Advancement” – means (i) if the Closing TCF for the applicable Territory determined in connection with the Closing is greater than the applicable TCF Target associated with such Territory and Closing, then an amount equal to the absolute value of such excess amount, multiplied by the applicable TCF Earn-Out Multiple (provided, that, notwithstanding the actual determination of the TCF Earn-Out Advancement, in no event shall the amount paid by Purchaser in respect of the TCF Earn-Out Advancement exceed the TCF Earn-Out Advancement Cap); and (ii) if the Closing TCF for the applicable Territory determined in connection with the Closing is equal to or less than the applicable TCF Target associated with such Territory and Closing, then there will be no TCF Earn-Out Advancement in connection with such Closing hereunder. “TCF Earn-Out Advancement Cap” – means an aggregate amount, which may not be less than $0, equal to (i) $15,000,000 minus (ii) the “TCF Earn-Out Advancement” paid on an aggregate basis that has been subject to one or more Closings as of the applicable determination date. For the avoidance of doubt, if more than one Closing occurs contemporaneously then they shall be deemed to occur sequentially (as reasonably determined by Purchaser) such that the aggregate “TCF Earn-Out Advancement” paid with respect thereto shall not exceed $15,000,000. “TCF Earn-Out Multiple” – means (i) to the extent derived from Existing WIP Sites, the applicable Multiple for Core Business in the applicable Territory and (ii) to the extent derived from New Leases, the Multiple for Leaseups.

“TCF Shortfall” – means (i) if the Closing TCF for the applicable Territory determined in connection with the Closing is less than the applicable TCF Target associated with such Territory and Closing, then an amount equal to the absolute value of such shortfall amount, multiplied by the applicable TCF Shortfall Multiple; and (ii) if the Closing TCF for the applicable Territory determined in connection with the Closing is equal to or greater than the applicable TCF Target associated with such Territory and Closing, then there will be no TCF Shortfall in connection with such Closing hereunder. For the avoidance of doubt, as further described in this Agreement, for purposes of calculating Closing TCF for purposes of determining whether or not there is a TCF Shortfall, Closing Site Revenue shall not include any Site Revenues to the extent derived from Tenant Leases entered into, modified, or amended following the date as set forth in EXHIBIT F provided that such Site Revenue may be included for purposes of determining a TCF Earn-Out Advancement. “TCF Shortfall Multiple” – means the multiple for the applicable Territory as set forth in EXHIBIT F under the heading “Transaction Multiple”. “TCF Target” – means the aggregate tower cash flow target for the applicable Territory as set forth in EXHIBIT F. “Tenant Leases” – the leases, licenses, collocations, tenancies and other occupancy agreements listed on Schedule 3.15(b) pursuant to which any Person (other than Seller or any of its Affiliates) is granted the right to use space or install equipment on the Towers or in any of the Improvements located on the Tower Sites, including any provisions of the related master leases incorporated into such leases, licenses, tenancies or other occupancy agreements. “Tenants” – each of the lessees, licensees or other occupants under the Tenant Leases. “Territories” or “Territory” – has the meaning set forth in the Master Lease Agreement. “Tigo Nicaragua” - means Telefonía Celular de Nicaragua S.A., a Nicaraguan sociedad anonima. “Tower Sites” – the Leased Real Property or Owned Real Property, which, for the avoidance of doubt shall include Existing WIP Sites. “Towerco Guarantor” – has the meaning set forth in the Master Lease Agreement. “Towers” – the Passive Infrastructure located on the Tower Sites listed on Schedule 1(c) hereto, the Completed WIP Sites as listed on Schedule 1(b) hereto that are conveyed to Purchaser at the Closing, and any Incomplete WIP Sites that shall be completed and conveyed to Purchaser in accordance with EXHIBIT 1.2(b) following Closing as set forth in Section 1.2(b)(ii). “Transaction Documents” - means the following documents: (i) each Master Lease Agreement (together with the ancillary agreements thereto), (ii) this Agreement (together with the ancillary agreements hereto), (iii) the Build-to-Suit Agreement (together with the ancillary agreements thereto), (iv) the Transition Services Agreement and (v) the Service Level Agreement and any other agreements, certif icates and documents entered into by, between or among the parties and/or their respective Affiliates in connection with the Contemplated Transactions or the Transaction Documents. “Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Update” – has the meaning set forth in Section 5.10. “VAT” – means goods and services Tax, value added Tax and other similar transactional indirect Taxes (but excluding transfer Tax, stamp duty and other similar Taxes). “WIP Site Cash Amount” – means US$110,000. “WIP Site Consideration” – has the meaning set forth in Schedule 1.2(b). [Remainder of page intentionally left blank]

AMERICASACTIVE:20101657.34 EXHIBIT D {Reserved}

EXHIBIT E Transition Services Agreement (attached)

EXHIBIT F Tower Cash Flow Target (attached)

EXHIBIT G Pre-Closing Restructuring [To be populated in accordance with the Agreement]

EXHIBIT H Pre-Existing Condition Remediation (attached)

EXHIBIT I

Site OPEX Baseline

1. Table of the Annual OpEx per Site

Annual Opex/Site in USD					
Country	Guatemala	Honduras	Panama	El Salvador	Nicaragua
Maintenance Opex	$637.16	$643.14	$640.95	$640.06	$655.11
Site Management	$0.00	$17.78	$0.00	$37.32	$225.13
Access Controls	$12.20	$126.11	$20.68	$20.07	$122.12
Energy Costs	$69.60	$69.60	$69.60	$69.60	$69.60
Site Fees & Permits	$105.19	$250.60	$0.00	$2,351.14	$0.00
Insurance	$32.16	$28.40	$20.08	$26.31	$53.77
Property Taxes	$0.00	$0.00	$0.00	$0.00	$0.00
Other	$0.00	$0.00	$0.00	$0.00	$0.00

2. Energy Plugs

Sites with the Opex					
Country	**Guatemala**	**Honduras**	**Panama**	**El Salvador**	**Nicaragua**
Number of sites	1909	1423	287	425	353

3. The Insurance shall be fixed at the number referred to the table referred above.

EXHIBIT J Form of Build-to Suit-Agreement (attached)

EXHIBIT K Form of A&R Ground Lease with Seller Affiliated Entities (attached)

EXHIBIT 1(a) Applicable Leased Space (attached)

EXHIBIT 1.2(b) Completed WIP Site “Tower/Rooftop Completion Requirements” I. Technical Specifications: a. Design specification- ANSI/TIA EIA-222-G, Exposure Category per site specific conditions and Topographic Category per site specific conditions. II. Elements of a Complete Site: a. Existence of an additional easement (for electricity and fiber optic access), in the case the site is powered using grid connection and connected to Tigo network using fiber optics b. Electricity or an alternative power source installation completed c. One concrete pad for installed Anchor Tenant equipment. d. Ground mesh system installed, according to the specifications of the Tower e. Tower trays installed f. Tower ladder and lifeline installed (if required) g. Supports for the RF antennas installed by the Anchor Tenant, according to the specifications of the Tower h. Tower erected according to the height shown in the plans, specifications and approved in the Permits. Tower painted according to Permits i. Lighting system installed in accordance with the regulations required by Law j. Perimeter fence installed in accordance with the plans, technical specifications and within the leased area according to the Ground Lease. k. Ground Lease signed by all the corresponding Persons l. “As Built” topography confirming that the access and the Tower have been built within the leased area. Likewise, confirm the name of the registered owner of the land where the site is located and the registration information of the property m. All required Permits have been obtained: n. Enough of the Anchor Tenant’s equipment is installed (including RF and microwave antenna mounts per Tower specifications) in accordance with the Master Lease Agreement and Anchor Tenant’s requirements in order for the Anchor Tenant to operate at such Site and Anchor Tenant is ready to commence paying rent under the applicable Master Lease Agreement.

EXHIBIT 6.8(a) Seller Closing Instruments and Documents 1. copy of the Master Lease Agreement duly executed by Millicom Guarantor as guarantor, and Seller’s applicable Affiliates. 2. copy of the Build-to-Suit Agreement duly executed by Seller as guarantor, and Seller’s applicable Affiliates. 3. copy of the Transition Services Agreement duly executed by Seller. 4. the Officer’s Certif icate described in Section 6.4. 5. resignation, release and indemnity letters referred to in Section 5.16. 6. a copy of the applicable Contract or Contracts for the Related Leasing Arrangements in the Territory in accordance with Section 5.27, duly executed by the applicable parties as determined under Section 5.27 affiliated with Seller. 7. Closing Statement in relation to the applicable Closing duly executed by Seller. 8. the agreed upon list of all such Tenant Leases and respective Delayed Site Price for such Territory as set forth in Schedule 1.6(b) if such Tenant Lease was an Included Lease at the applicable Closing

EXHIBIT 6.8(b) Seller Tower Site Closing Instruments and Documents 1. assignments of Ground Leases or novation agreements with respect to the Tower Sites included in such Closing in a form reasonably acceptable to each party, in each case in customary form that will also provide for collocation; provided, that in no event shall such assignments contain any representations or warranties other than those contained in and subject to the limitations set forth in this Agreement. 2. assignments of Tenant Leases or novation agreements with respect to the Tower Sites included in such Closing, in each case in customary form and reasonably acceptable to each party; provided, that in no event shall such assignments contain any representations or warranties other than those contained in and subject to the limitations set forth in this Agreement. 3. (i) with respects to the Purchased Assets, a Bill of Sale in customary form and an invoice with respect to the Tangible Personal Property and Intangible Personal Property included in such Closing; provided, that in no event shall such Bills of Sale contain any representations or warranties other than those contained in and subject to the limitations set forth in this Agreement, and (ii) with respect to the Purchased Interests, a stock power in the form and substance reasonably acceptable to Purchaser. 4. Lease Schedules with respect to the Tower Sites included in such Closing 5. Officers’ Certif icates duly executed by the Seller Parties. 6. three (3) digital or electronic copies of all documents and other information that is included in the Project Beam virtual data room with respect to the Closing Territory. 7. Pre-Paid Ground Leases for the applicable Territory duly executed by the applicable Seller Parties for land owned by a Seller Party in which a Tower is located.

EXHIBIT 7.7(a) The Company’s and Purchaser’s Closing Instruments and Documents 1. a copy of the Master Lease Agreement, duly executed by Purchaser as guarantor, and Purchaser’s applicable Affiliates that is Towerco (as defined therein). 2. a copy of the Build-to-Suit Agreement, duly executed by Purchaser as guarantor. 3. a copy of the Transition Services Agreement, duly executed by Purchaser. 4. the Officer’s Certif icates described in Section 7.4. 5. a copy of the applicable Contract or Contracts for the Related Leasing Arrangements in the Territory in accordance with Section 5.27, duly executed by the applicable parties as determined under Section 5.27 affiliated with Purchaser. 6. Closing Statement in relation to the applicable Closing duly executed by Purchaser . 7. the agreed upon list of all such Tenant Leases and respective Delayed Site Price for such Territory as set forth in Schedule 1.6(b) if such Tenant Lease was an Included Lease at the applicable Closing.

EXHIBIT 7.7(b) Purchaser’s Closing Instruments and Documents 1. assignments of Ground Leases with respect to the Tower Sites included in such Closing in a form reasonably acceptable to each party, if applicable; provided, that in no event shall such assignments contain any representations or warranties other than those contained in and subject to the limitations set forth in this Agreement, or require assumption of any liabilities (known or unknown) other than Assumed Liabilities. 2. assignments of Tenant Leases or novation agreements with respect to the Tower Sites included in such Closing, in each case in customary form and reasonably acceptable to each party, if applicable; provided, that in no event shall such assignments contain any representations or warranties other than those contained in and subject to the limitations set forth in this Agreement. 3. Bills of Sale in customary form and an invoice with respect to the Tangible Personal Property and Intangible Personal Property included in such Closing; provided, that in no event shall such Bills of Sale contain any representations or warranties other than those contained in and subject to the limitations set forth in this Agreement. 4. Lease Schedules with respect to the Tower Sites included in such Closing. 5. the Officer’s Certif icates described in Section 7.4. 6. Pre-Paid Ground Leases for the applicable Territory duly executed by the applicable Purchaser Parties for land owned by a Seller Party in which a Tower is located.

Schedule 1 Purchased Assets (attached)

Schedule 1(a) Applicable Base Amount Designated Target Company Applicable Base Amount Transaction Multiple Lati Guatemala, S.A. US$457m 11.8469 Lati El Salvador, S.A. de C.V. US$159m 11.8469 Lati Infrastructure Panama, S.A. US$78m 11.8469 Lati Honduras, S. de R.I. de C.V. (subject to Section 5.25) US$220m 11.8469 Telefonía Celular Nicaragua S.A. US$61m 11.8469 For the avoidance of doubt, there is no independent Applicable Base Amount or Transaction Multiple for any Designated Target Company except as described above.

Schedule 1(b) Existing WIP Sites (attached)

Schedule 1(c) Tower Sites (attached)

Schedule 1(d) Purchased Microcell Facilities and COWs [See attached]

Schedule 1.6(b) Tenant Leases between Signing and Closing [To be addressed post-signing]

Schedule 1.8(a) Excluded Assets and Excluded Liabilities Notwithstanding the generality of the foregoing, it is hereby acknowledged and agreed that, with respect to any receivables included in the Excluded Assets, Seller will not and will cause its Affiliates not to send any default notice or pursue any action to satisfy, including pursue any lease termination, dispossession or bring any other legal action or proceeding to collect, any Aged Accounts Receivable or any other receivables that may be included in the Excluded Assets (which such receivables will not be included in calculation of Purchase Price), in each case owed by any Tenant or Affiliate thereof; provided, however, that such limitations and restrictions shall not apply to any receivables of the Business owing as of the applicable Closing for the related Territory by GIT which receivables (net of any costs directly associated with such receivables) shall be retained (on a pass through basis) by Seller, and Seller shall be permitted to bring legal action or proceeding against GIT at its sole cost and expense in connection with the collection of such receivables.

Schedule 5.1(j) Meeting of Parties For Seller - Oriol Salo Gomis - Magdalena Arias For Purchaser - Ricardo Ruiz - Vitor Lobao

Schedule 5.2(a)(xiv) Capital Expenditure per Territory $500 per Tower Site (or the local currency equivalent) individually or (i) if the applicable Territory is Guatemala, $1,862,000 in the aggregate, (ii) if the applicable Territory is Honduras, $1,000,000 in the aggregate, (iii) if the applicable Territory is Panama, $264,000 in the aggregate, (iv) if the applicable Territory is El Salvador, $217,000 in the aggregate, or (v ) if the applicable Territory is Nicaragua, $196,000 in the aggregate (or in each case the local currency equivalent).

Schedule 5.8 Aviation Permit Matters (b) i. Without limiting the generality of Section 5.2(b), each Seller Party will, subject to the terms of this Agreement and applicable Law, reasonably cooperate with Purchaser and its Representatives, to evaluate whether or not a Tower or Tower Site (i) is required to benefit from an aviation permit and (ii) if it does benefit from an aviation permit, whether or not such Tower or Tower Site, as applicable, complies with such aviation permit, in each case, with respect to the Tower Sites set forth on Schedule 5.8(b) (a “Section 5.8 Site”). ii. If Purchaser determines that a Section 5.8 Site is required to benefit from an aviation permit, but does not at such time benefit from an aviation permit (a “Missing AP Asset”), then the parties shall reasonably cooperate, at Purchaser’s sole cost and expense, to procure such an aviation permit that will benefit the Section 5.8 Site, as applicable, from and after the Closing; provided that Purchaser’s failure to procure such an aviation permit shall not constitute a breach of this Section 5.8. iii. If Purchaser determines that Section 5.8 Site benefits from an aviation permit, but the applicable Tower fails to comply with such aviation permit (an “AP Compliance Issue”), then the parties shall reasonably cooperate, at Purchaser’s sole cost and expense, to remediate such failure in compliance with all applicable Tenant Leases and other Contracts applicable to such Section 5.8 Site; provided that Purchaser’s failure to remediate such failure shall not constitute a breach of this Section 5.8. iv. If, prior to the applicable Closing, Purchaser is unable to (A) procure an aviation permit for a Missing AP Asset because the applicable Governmental Authority is unwilling to issue such aviation permit on commercially reasonable terms or (B) remediate an AP Compliance Issue because such remediation cannot be done in compliance with all applicable Tenant Leases and other Contracts applicable to such Section 5.8 Site, then Purchaser may elect in writing to treat such Tower and Tower Site as an Excluded Asset (such a Tower and Tower Site, an “AP Issue Exclusion Site”) v. If Purchaser elects to treat a Tower Site as an AP Issue Exclusion Site, then Seller may elect prior to Closing, on a one-for-one basis, to treat a Completed WIP Site in the applicable Territory as a Tower Site.

Schedule 5.8(b)

Aviation Permit Compliance

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
El Salvador	TES0002	Comalapa La Paz	54	40	Aeropuerto Internacional de El Salvador
El Salvador	TES0071	Boulevard Ejercito	48	655	Aeropuerto Internacional Ilopango
El Salvador	TES0079	Ciudadela	30	670	Aeropuerto Internacional Ilopango
El Salvador	TES0116	Matazanos	30	673	Aeropuerto Internacional Ilopango
El Salvador	TES0135	San Bartolo 2	30	646	Aeropuerto Internacional Ilopango
El Salvador	TES0152	Altavista	30	711	Aeropuerto Internacional Ilopango
El Salvador	TES0173	Aeropuerto - Cepa	6	35	Aeropuerto Internacional de El Salvador
El Salvador	TES0271	Soyapango	30	650	Aeropuerto Internacional Ilopango
El Salvador	TES0327	Ilopango	20	656	Aeropuerto Internacional Ilopango
El Salvador	TES0576	Prados De Venecia	30	672	Aeropuerto Internacional Ilopango
El Salvador	TES0616	Teleferico	29	698	Aeropuerto Internacional Ilopango
El Salvador	TES0617	Villa Galicia	30	800	Aeropuerto Internacional Ilopango
El Salvador	TES0836	Final San Marcos	30	843	Aeropuerto Internacional Ilopango
El Salvador	TES0880	Sierra Morena 2	6	678	Aeropuerto Internacional Ilopango
El Salvador	TES1324	San Felipe Ilopango	6	664	Aeropuerto Internacional Ilopango
El Salvador	TES0082	Cangrejera	60	37	Las Mesas Airport
El Salvador	TES0283	Exportsalva	60	557	Aerodromo CAS
El Salvador	TES0351	Atlantis	60	22	Las Isletas
El Salvador	TES0525	Barra De Santiago Playa Alegre	60	7	Aeropuerto El Zapote
El Salvador	TES0546	San Miguel 18 El Papalon	42	90	Aeropuerto La Aramuaca
El Salvador	TES0901	Tonala	60	34	Aeropuerto El Jocotillo
El Salvador	TES2318	Plan Del Mango	45	245	Las Mesas Airport
Guatemala	PTN503	SAN BENITO	60	143	Aeropuerto Internacional Mundo Maya
Guatemala	GUA915	LOS ESTUPES	42	1534	Aeropuerto Internacional La Aurora
Guatemala	GUA481	VISTA REAL VIP	9	1647	Aeropuerto Internacional La Aurora
Guatemala	GUA454	CASCO SAN RAFAEL	21	1736	Aeropuerto Internacional La Aurora
Guatemala	GTA276	SALVADORA II SECTOR 1	21	1769	Aeropuerto Internacional La Aurora
Guatemala	GTA379	SANTA CATARINA PINULA 0 AV C	21	1601	Aeropuerto Internacional La Aurora
Guatemala	GUA554	CUCHILLA DEL CARMEN	42	1542	Aeropuerto Internacional La Aurora
Guatemala	GUA024	AGUILAR BATRES	40	1519	Aeropuerto Internacional La Aurora
Guatemala	GUA099	PRICE SMART PROCERES	31	1535	Aeropuerto Internacional La Aurora
Guatemala	GUA127	MIRAFLORES	30	1528	Aeropuerto Internacional La Aurora
Guatemala	PTN504	PURUCILA	60	314	Aeropuerto Internacional Mundo Maya
Guatemala	GUA138	SANTA CATARINA PINULA	42	1535	Aeropuerto Internacional La Aurora
Guatemala	GUA161	QUINTA REAL	3	1658	Aeropuerto Internacional La Aurora

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
Guatemala	IZB611	SHELL PUERTO BARRIOS	60	39	Aeropuerto de Puerto Barrios
Guatemala	GUA072	PRADERA	21	1564	Aeropuerto Internacional La Aurora
Guatemala	PTN444	SAN MIGUEL LAS FLORES	48	149	Aeropuerto Internacional Mundo Maya
Guatemala	GUA091	URL	41	1555	Aeropuerto Internacional La Aurora
Guatemala	GUA234	LOMAS DEL BOSQUE	30	1660	Aeropuerto Internacional La Aurora
Guatemala	PTN445	CRUCE SANTA ELENA TIKAL	60	149	Aeropuerto Internacional Mundo Maya
Guatemala	PTN834	LA DEMOCRACIA SAN BENITO	48	145	Aeropuerto Internacional Mundo Maya
Guatemala	GUA864	EMPAGUA URL	18	1563	Aeropuerto Internacional La Aurora
Guatemala	GUA069	INTECAP	40	1560	Aeropuerto Internacional La Aurora
Guatemala	GTA232	LAS HADAS	3	1558	Aeropuerto Internacional La Aurora
Guatemala	GUA163	MUXBAL	3	1769	Aeropuerto Internacional La Aurora
Guatemala	GTA066	FINCA LA MANZANILLA	42	1826	Aeropuerto Internacional La Aurora
Guatemala	GTA227	SAN MIGUEL BAJO	30	1803	Aeropuerto Internacional La Aurora
Guatemala	GUA336	LAS GRUAS	30	1552	Aeropuerto Internacional La Aurora
Guatemala	GUA762	LOMAS DEL CARMEN	18	1559	Aeropuerto Internacional La Aurora
Guatemala	GUA084	ESCUELA FEDERACION	31	1526	Aeropuerto Internacional La Aurora
Guatemala	ZCP038	EL CALVARIO ZACAPA	6	236	Aeropuerto de Zacapa
Guatemala	REU912	PRADOS DEL FLAMENCO	42	217	Aeropuerto de Retalhuleu
Guatemala	CHQ077	PETAPILLA CHIQUIMULA	60	385	Aeropuerto de Chiquimula
Guatemala	AVP033	NUEVA ESPERANZA COBAN	12	1359	Aeropuerto de Cobán
Guatemala	QTZ833	XELA V	54	2388	Quetzaltenango Airport
Guatemala	QTZ834	COATEPEQUE II	54	478	Aeropuerto de Coatepeque
Guatemala	QTZ286	LAS TAPIAS XELA	42	2379	Quetzaltenango Airport
Guatemala	AVP375	SAMAC	60	1451	Aeropuerto de Cobán
Guatemala	AVP956	LA ISLA NORTE	60	151	Aeropuerto de Rubelsanto
Guatemala	SMR119	VILLAS DEL MIRADOR	6	2404	Aeropuerto De San Marcos
Guatemala	SMR448	ESQUIPULAS PALO GORDO	48	2580	Aeropuerto De San Marcos
Guatemala	AVP249	ENTRE CHAHAL BOLONCO	60	201	Inta Northeast Airport
Guatemala	REU027	PASEO LAS PALMAS	18	262	Aeropuerto de Retalhuleu
Guatemala	ZCP015	BARRIO EL BORDO II ZACAPA	21	223	Aeropuerto de Zacapa
Guatemala	SMR087	SAN MIGUEL MALACATAN	6	395	Malacatán
Guatemala	REU891	SAN JOSECITO REU	21	247	Aeropuerto de Retalhuleu
Guatemala	SMR006	MALACATAN ZONA 3	21	384	Malacatán
Guatemala	ZCP583	ZACAPA	60	237	Aeropuerto de Zacapa
Guatemala	REU906	RESIDENCIALES VISTA HERMOSA	48	221	Aeropuerto de Retalhuleu
Guatemala	QTZ275	ENTRADA PERIFERICO	60	2367	Quetzaltenango Airport

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
Guatemala	ESC323	SANTA ISABEL	60	18	Aeropuerto del Puerto San José
Guatemala	QTZ461	OLINTEPEQUE	60	2411	Quetzaltenango Airport
Guatemala	PTN438	IXOBEL	60	519	Aeropuerto de Poptún
Guatemala	HHT783	HUEHUETENANGO	60	1915	Aeropuerto De Huehuetenango
Guatemala	TTN329	SAN JOSE CHIQUILAJA	48	2390	Quetzaltenango Airport
Guatemala	HHT378	PAIZ HUEHUETENANGO	48	1877	Aeropuerto De Huehuetenango
Guatemala	QTZ280	OLINTEPEQUE CENTRO	48	2382	Quetzaltenango Airport
Guatemala	QTZ466	BOVEDA CHIQUILAJA	60	2379	Quetzaltenango Airport
Guatemala	HHT474	HUEHUETENANGO V (BASE MILITA)	42	1875	Aeropuerto De Huehuetenango
Guatemala	AVP008	SAN LUIS VISTA HERMOSA	60	185	Aeropuerto de Playa Grande
Guatemala	AVP020	EL ESFUERZO COBAN	30	1383	Aeropuerto de Cobán
Guatemala	QTZ821	SALCAJA	60	2383	Quetzaltenango Airport
Guatemala	IZB606	MORALES CIUDAD	60	48	Bananera Airport
Guatemala	AVP530	FRAY BARTOLOME DE LAS CASAS	60	211	Inta Northeast Airport
Guatemala	PTN385	LAS DELICIAS	60	501	Aeropuerto de Poptún
Guatemala	ESC359	MARIA LINDA	60	37	Pista de aterrizaje El Caobanal
Guatemala	SMR028	ALDEA CAXAQUE	6	2525	Aeropuerto De San Marcos
Guatemala	CHQ034	SAN NICOLAS ESQUIPULAS Rc	60	1098	Aeropuerto de Esquipulas
Guatemala	QTZ091	CONCEPCION COATEPEQUE	48	462	Aeropuerto de Coatepeque
Guatemala	QCH749	LEMOA	60	2022	Aeropuerto de Quiché
Guatemala	IZB796	BANDEGUA	48	47	Bananera Airport
Guatemala	SMR044	PALO GORDO CENTRO SMR	18	2478	Aeropuerto De San Marcos
Guatemala	REU015	COGUMA REU	18	271	Aeropuerto de Retalhuleu
Guatemala	SMR064	LOS CEDROS MALACATAN	21	372	Malacatán
Guatemala	QCH764	QUICHE CIUDAD	60	2023	Aeropuerto de Quiché
Guatemala	QTZ826	MONT BLANC	60	2365	Quetzaltenango Airport
Guatemala	SMR315	BATALLON DE LA MONTAÑA	60	293	Malacatán
Guatemala	ZCP020	BAMBI ZACAPA	21	224	Aeropuerto de Zacapa
Guatemala	SMR121	FUTINECO	3	2468	Aeropuerto De San Marcos
Guatemala	SMR506	BRASIL	48	308	Malacatán
Guatemala	SMR110	SOCHE SAN MARCOS	4	2503	Aeropuerto De San Marcos
Guatemala	QTZ824	HIPER PAIZ XELA	42	2384	Quetzaltenango Airport
Guatemala	REU766	LA CHACARA REU	15	242	Aeropuerto de Retalhuleu
Guatemala	SMR066	LAS MARGARITAS MALACATAN	21	340	Malacatán
Guatemala	HHT368	CHIMUSINIQUE	48	1871	Aeropuerto De Huehuetenango
Guatemala	IZB641	BANANERAS	60	42	Bananera Airport
Guatemala	SMR301	SAN JOSE CABEN	30	2522	Aeropuerto De San Marcos

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
Guatemala	SMR012	FINCA SONORA MALACATAN	60	451	Malacatán
Guatemala	SMR848	MALACATAN CIUDAD	60	389	Malacatán
Guatemala	SMR443	SAN MARCOS II	48	2490	Aeropuerto De San Marcos
Guatemala	ESC416	PUERTO SAN JOSE CENTRO	60	9	Aeropuerto del Puerto San José
Guatemala	SMR007	20 DE OCTUBRE MALACATAN	42	357	Malacatán Airport
Guatemala	CHQ033	SANTA ROSALIA ESQUIPULAS	15	1011	Aeropuerto de Esquipulas
Guatemala	HHT348	HUEHUETENANGO VII	42	1879	Aeropuerto De Huehuetenango
Guatemala	QTZ831	COATEPEQUE	43	495	Aeropuerto de Coatepeque
Guatemala	QCH969	CHICHATUL	21	2048	Aeropuerto de Quiché
Guatemala	QCH967	DESTACAMENTO PLAYA GRANDE	48	175	Aeropuerto de Playa Grande
Guatemala	ESC225	SAN JUAN PARAISO	60	8	Aeropuerto del Puerto San José
Guatemala	QTZ892	7MA AVENIDA LA FLORESTA	3	2439	Quetzaltenango Airport
Guatemala	HHT066	CAMBOTE SECTOR 5	42	1883	Aeropuerto De Huehuetenango
Guatemala	PTN649	KAIBIL	60	523	Aeropuerto de Poptún
Guatemala	REU047	CANTINA LA TERMINAL	21	231	Aeropuerto de Retalhuleu
Guatemala	REU044	TABLEROS REU	21	234	Aeropuerto de Retalhuleu
Guatemala	TTN810	SAN ANDRES XECUL	48	2394	Quetzaltenango Airport
Guatemala	ESC008	ARIZONA DUKE	48	13	Aeropuerto del Puerto San José
Guatemala	AVP824	LAS PLAYITAS QUICHE	72	144	Aeropuerto de Rubelsanto
Guatemala	IZB330	MORALES SALIDA	60	59	Bananera Airport
Guatemala	PTN500	SAYAXCHE	72	135	Aeropuerto de Sayaxché
Guatemala	ZCP617	LAS MAJADAS ZACAPA	42	255	Aeropuerto de Zacapa
Guatemala	SMR974	LA MONTAÑITA MALACATAN	48	337	Malacatán
Guatemala	ZCP299	ZACAPA CIUDAD II	42	246	Aeropuerto de Zacapa
Guatemala	QCH569	LA REFORMA PLAYA GRANDE	48	193	Aeropuerto de Playa Grande
Guatemala	AVP030	LIMON SUR	60	161	Aeropuerto de Rubelsanto
Guatemala	SMR093	CANTON SAN JUAN DE DIOS SM	21	392	Malacatán
Guatemala	SMR031	LA TRINIDAD MALACATAN	21	362	Malacatán
Guatemala	CHQ626	ESQUIPULAS	60	973	Aeropuerto de Esquipulas
Guatemala	ZCP049	COND. LA CIMA ZACAPA	21	294	Aeropuerto de Zacapa
Guatemala	QTZ132	PACAJA ALTO	30	2421	Quetzaltenango Airport
Honduras	HN403	AMARATECA	60	1272	Aeródromo de Tamara
Honduras	HN817	BETEL	48	1273	Aeródromo de Tamara
Honduras	HN916	NUEVO_SACRAMENT O	60	1174	Aeródromo de Tamara
Honduras	HN2222	SAN_MATIAS_MICRO	16	1354	Aeródromo de Tamara
Honduras	HN1009	AHUAS_GD	60	32	Aeropuerto de Ahuas

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
Honduras	HN1031	CAUQUIRA	48	10	Aeropuerto de Cauquira
Honduras	HN989	VILLA_VERDE	16	1033	Aeropuerto de Celaque
Honduras	HN1456	ELIXIR_COLON	45	110	Aeropuerto de El Porvenir
Honduras	HN790	ELIXIR_PUEBLO	60	78	Aeropuerto de El Porvenir
Honduras	HN1098	GUALACO	45	707	Aeropuerto de Jicalapa
Honduras	HN143	GUANAJA	45	262	Aeropuerto de Guanaja
Honduras	HN135	LA_LIMA	48	32	Aeropuerto de La Lima
Honduras	HN2202	RIO_AMARILLO	36	840	Aeropuerto de las Ruinas de Copán
Honduras	HN538	OCOTEPEQUE_ESTE	60	886	Aeropuerto de Ocotepeque
Honduras	HN2179	PN_OCOTEPEQUE	20	963	Aeropuerto de Ocotepeque
Honduras	HN762	PALACIOS	48	6	Aeropuerto de Palacios
Honduras	HN1181	PUERTO_LEMPIRA	48	11	Aeropuerto de Puerto Lempira
Honduras	HN595	PUERTO_LEMPIRA_II	48	12	Aeropuerto de Puerto Lempira
Honduras	HN1206	SAN_LORENZO	60	71	Aeropuerto de San Lorenzo
Honduras	HN609	BARRIO_EL_PARAISO_II	45	9	Aeropuerto de Tela
Honduras	HN1316	TELA	45	186	Aeropuerto de Tela
Honduras	HN334	TELA_BULEVAR	50	8	Aeropuerto de Tela
Honduras	HN741	TELA_VIEJA	36	21	Aeropuerto de Tela
Honduras	HN1418	BARRIO_CRISTALES_COLON	36	11	Aeropuerto de Trujillo
Honduras	HN139	TRUJILLO	60	73	Aeropuerto de Trujillo
Honduras	HN245	TRUJILLO_ESTE	60	14	Aeropuerto de Trujillo
Honduras	HN152	UTILA	45	20	Aeropuerto de Utila
Honduras	HN178	INTIBUCA	60	1687	Aeropuerto La Esperanza
Honduras	HN439	MONJARAS	60	16	Aeropuerto La Grecia
Honduras	HN815	BASE_PALMEROLA	24	644	Aeropuerto Internacional de Palmerola
Honduras	HN893	LA_PEPSI_COMAYAGUA	48	617	Aeropuerto Internacional de Palmerola
Honduras	HN309	PALMEROLA_II	24	642	Aeropuerto Internacional de Palmerola
Honduras	HN743	MERREN	36	62	Aeropuerto Internacional Golosón
Honduras	HN298	BRICK_BAY	60	39	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN242	COXEN_HOLE	48	54	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN1315	COXEN_HOLE_4S	16	22	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN1930	COXEN_HOLE_II_REMOTO	16	24	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN390	DIXON_HILL	48	194	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN392	FRENCH_HARBOR	60	141	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN1536	MAIN_STREET_COXEN_HOLE	16	5	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN1539	MAYOCA_LODGE_ROATAN	36	40	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN569	MUD_HOLE	60	99	Aeropuerto Internacional Juan Manuel Gálvez

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
Honduras	HN369	MUD_HOLE_LAWSON_ROCK_REMOTO	16	99	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN1659	MUD_HOLE_LOS_MAESTROS_REMOTO	16	42	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN172	SANDY_BAY	60	87	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN364	SANDY_BAY_SUNNYSIDE_REMOTO	15	87	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN579	WEST_END	60	58	Aeropuerto Internacional Juan Manuel Gálvez
Honduras	HN217	ASENTAMIENTOS_HUMANOS	48	31	Aeropuerto Internacional Ramón Villeda Morales
Honduras	HN1306	CASCABEL	48	259	Aeropuerto Internacional Ramón Villeda Morales
Honduras	HN135	LA_LIMA	48	32	Aeropuerto Internacional Ramón Villeda Morales
Honduras	HN427	LA_LIMA_II	45	33	Aeropuerto Internacional Ramón Villeda Morales
Honduras	HN682	BUENOS_AIRES_II_SPS	60	31	Aeropuerto Internacional Ramón Villeda Morales
Honduras	HN1875	4TO_SECTOR_AMERICA_4S	16	1055	Aeropuerto Internacional Toncontín
Honduras	HN1873	5TO_SECTOR_AMERICA_5S	16	1055	Aeropuerto Internacional Toncontín
Honduras	HN157	ALAMEDA	45	1010	Aeropuerto Internacional Toncontín
Honduras	HN419	ALTOS_DE_SANTA_ROSA	48	1224	Aeropuerto Internacional Toncontín
Honduras	HN1381	ALTOS_DE_TONCONTIN	20	1060	Aeropuerto Internacional Toncontín
Honduras	HN702	ANAPO_TGU	24	1125	Aeropuerto Internacional Toncontín
Honduras	HN204	ARTURO_QUEZADA	24	1132	Aeropuerto Internacional Toncontín
Honduras	HN1634	ARTURO_QUEZADA_II_REMOTO_1S	16	1128	Aeropuerto Internacional Toncontín
Honduras	HN1403	BARRIO_POLICARPO_PAZ	18	1053	Aeropuerto Internacional Toncontín
Honduras	HN036	BRISAS_DE_OLANCHO	45	1116	Aeropuerto Internacional Toncontín
Honduras	HN002	BURRERA	45	1035	Aeropuerto Internacional Toncontín
Honduras	HN547	CAMPOCIELO	36	1087	Aeropuerto Internacional Toncontín
Honduras	HN1714	CARRIZAL	45	1122	Aeropuerto Internacional Toncontín
Honduras	HN557	CARRIZAL_NORTE	20	1124	Aeropuerto Internacional Toncontín
Honduras	HN688	ALTOS_DE_TONCONTIN_REMOTO_4S	14	1093	Aeropuerto Internacional Toncontín
Honduras	HN1749	ARTURO_QUEZADA_II_REMOTO_2S	12	1147	Aeropuerto Internacional Toncontín
Honduras	HN1945	ARTURO_QUEZADA_II_REMOTO_3S	12	1132	Aeropuerto Internacional Toncontín
Honduras	HN131	CENTRO_AMERICA_OESTE	25	1104	Aeropuerto Internacional Toncontín
Honduras	HN2020	CENTRO_AMERICA_OESTE_II	9	1103	Aeropuerto Internacional Toncontín
Honduras	HN500	CENTROAMERICA_ESTE	18	1038	Aeropuerto Internacional Toncontín
Honduras	HN1389	CANADA_TGU	6	1090	Aeropuerto Internacional Toncontín
Honduras	HN1850	CENTROAMERICA_ESTE_II_REMOTO	16	1057	Aeropuerto Internacional Toncontín
Honduras	HN1715	CARRIZAL_4S	14	1146	Aeropuerto Internacional Toncontín
Honduras	HN573	COLONIA_ALEMANIA	3	1215	Aeropuerto Internacional Toncontín

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
Honduras	HN1921	SAN_FRANCISCO_II_REMOTO_3S	15	1115	Aeropuerto Internacional Toncontín
Honduras	HN1788	CIUDAD_NUEVA_TGU_1S	16	1047	Aeropuerto Internacional Toncontín
Honduras	HN1790	CIUDAD_NUEVA_TGU_2S	16	1056	Aeropuerto Internacional Toncontín
Honduras	HN1789	CIUDAD_NUEVA_TGU_3S	16	1072	Aeropuerto Internacional Toncontín
Honduras	HN2035	COL._ULLOA_MACRO	16	1276	Aeropuerto Internacional Toncontín
Honduras	HN1490	COL_CALLEJAS_ROOFTOP	18	1075	Aeropuerto Internacional Toncontín
Honduras	HN2038	COL_GODOY_MICRO	16	1048	Aeropuerto Internacional Toncontín
Honduras	HN1512	JARDINES_DEL_CARRIZAL_II_REMOTO_1S	14	1147	Aeropuerto Internacional Toncontín
Honduras	HN1513	JARDINES_DEL_CARRIZAL_II_REMOTO_2S	14	1100	Aeropuerto Internacional Toncontín
Honduras	HN1697	COLONIA_CALLEJAS_REMOTO_1S	16	1055	Aeropuerto Internacional Toncontín
Honduras	HN231	COLONIA_ULLOA	36	1180	Aeropuerto Internacional Toncontín
Honduras	HN225	DIVINO_PARAISO	36	1188	Aeropuerto Internacional Toncontín
Honduras	HN597	DIVINO_PARAISO_II	24	1353	Aeropuerto Internacional Toncontín
Honduras	HN1877	DIVINO_PARAISO_II_REMOTO_3S	16	1275	Aeropuerto Internacional Toncontín
Honduras	HN1620	DIVINO_PARAISO_III_REMOTO_1S	16	1206	Aeropuerto Internacional Toncontín
Honduras	HN1750	DIVINO_PARAISO_III_REMOTO_2S	16	1223	Aeropuerto Internacional Toncontín
Honduras	HN1751	DIVINO_PARAISO_III_REMOTO_3S	16	1174	Aeropuerto Internacional Toncontín
Honduras	HN1309	EL_DORADO	45	1137	Aeropuerto Internacional Toncontín
Honduras	HN704	ESCUELA_DEL_CAMPO_REMOTO	3	1063	Aeropuerto Internacional Toncontín
Honduras	HN667	GENERACION	36	1155	Aeropuerto Internacional Toncontín
Honduras	HN649	GERMANIA	36	1238	Aeropuerto Internacional Toncontín
Honduras	HN660	JARDINES_DEL_CARRIZAL	18	1094	Aeropuerto Internacional Toncontín
Honduras	HN051	LA_CAÑADA	36	1032	Aeropuerto Internacional Toncontín
Honduras	HN1593	LA_FLOR_TGU	20	1121	Aeropuerto Internacional Toncontín
Honduras	HN037	LA_HACIENDA	45	1035	Aeropuerto Internacional Toncontín
Honduras	HN127	LA_JOYA	48	1009	Aeropuerto Internacional Toncontín
Honduras	HN052	LA_LEONA	36	1078	Aeropuerto Internacional Toncontín
Honduras	HN650	LA_PEPSI	48	1065	Aeropuerto Internacional Toncontín
Honduras	HN102	LAS_CASITAS	30	1132	Aeropuerto Internacional Toncontín
Honduras	HN1836	LAS_CASITAS_II_REMOTO_2S	15	1129	Aeropuerto Internacional Toncontín
Honduras	HN1826	LAS_CASITAS_II_REMOTO	16	1109	Aeropuerto Internacional Toncontín
Honduras	HN088	LAS_HADAS	36	1037	Aeropuerto Internacional Toncontín
Honduras	HN164	LAS_TORRES	45	1021	Aeropuerto Internacional Toncontín
Honduras	HN1773	LAS_UVAS_MICRO_REMOTO	16	1113	Aeropuerto Internacional Toncontín

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
Honduras	HN1674	LOMAS_2_MICRO_REMOTO	16	1070	Aeropuerto Internacional Toncontín
Honduras	HN1436	LOMAS_ESTACIONAMIENTO	20	1062	Aeropuerto Internacional Toncontín
Honduras	HN678	LOS_PINOS_ESTE	24	1102	Aeropuerto Internacional Toncontín
Honduras	HN061	LOS_ROBLES_TGU	36	1035	Aeropuerto Internacional Toncontín
Honduras	HN404	MAYANGLE	45	1010	Aeropuerto Internacional Toncontín
Honduras	HN121	PERISUR	30	1048	Aeropuerto Internacional Toncontín
Honduras	HN1887	PLAZA_LAS_HADAS_TGU_REMOTO_1S	16	1065	Aeropuerto Internacional Toncontín
Honduras	HN1442	PLAZA_LAS_HADAS_TGU_REMOTO_2S	15	1168	Aeropuerto Internacional Toncontín
Honduras	HN1556	POLICARPO_PAZ_II_TGU	36	1093	Aeropuerto Internacional Toncontín
Honduras	HN720	RES_PINARES_MICRO_REMOTO_2S	15	1306	Aeropuerto Internacional Toncontín
Honduras	HN1986	RESIDENCIAL_EL_PORTILLO_REMOTO_TGU	15	1048	Aeropuerto Internacional Toncontín
Honduras	HN1397	RESIDENCIAL_SAN_JUAN	20	1082	Aeropuerto Internacional Toncontín
Honduras	HN074	RESIDENCIAL_SAN_JUAN_II	24	1120	Aeropuerto Internacional Toncontín
Honduras	HN182	ROBLE_OESTE	18	1054	Aeropuerto Internacional Toncontín
Honduras	HN185	SAN_FRANCISCO	36	1084	Aeropuerto Internacional Toncontín
Honduras	HN1828	SAN_FRANCISCO_II_REMOTO	16	1059	Aeropuerto Internacional Toncontín
Honduras	HN1805	SAN_FRANCISCO_II_REMOTO_4S	16	1095	Aeropuerto Internacional Toncontín
Honduras	HN1580	GENERACION_II_REMOTO	14	1155	Aeropuerto Internacional Toncontín
Honduras	HN645	SANTA_FE_TGU	30	1035	Aeropuerto Internacional Toncontín
Honduras	HN1835	VILLAS_CONCEPCION_REMOTO	14	1100	Aeropuerto Internacional Toncontín
Honduras	HN1631	U_CATOLICA_II_TGU	24	1070	Aeropuerto Internacional Toncontín
Honduras	HN112	U_CATOLICA_TGU	24	1058	Aeropuerto Internacional Toncontín
Honduras	HN064	VENECIA	36	1042	Aeropuerto Internacional Toncontín
Honduras	HN420	VIERA	60	1124	Aeropuerto Internacional Toncontín
Honduras	HN147	VILLANUEVA_TGU	45	1167	Aeropuerto Internacional Toncontín
Honduras	HN093	VILLAS_DEL_SOL	45	1037	Aeropuerto Internacional Toncontín
Nicaragua	410043	Villa Reconciliación	21	93	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	410074	Villa Libertad	18	123	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	410077	Sábana Grande	24	82	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	410131	Bo. Waspán Sur	30	81	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	410144	Mercado Iván Montenegro	18	112	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	410321	RUPAP - Sector UPOLI	35	102	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	410333	Las Américas 4	36	141	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	410411	Entrada A Sabana Grande	30	116	Aeropuerto Internacional Augusto C. Sandino

Country	Seller Site Code	Seller Site Name	Structure Height	Ground Elevation	Airport less than 10 kms
Nicaragua	410413	Mayoreo 3	24	81	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	411871	Poste - Villa Venzuela 3	21	113	Aeropuerto Internacional Augusto C. Sandino
Nicaragua	410046	Bluefields	30	34	Bluefields Airport
Nicaragua	410097	Corn Island	24	39	Corn Island Airport
Nicaragua	411419	ABERDEEN	60	124	Bluefields Airport
Nicaragua	410099	Moyogalpa	36	70	Paloma Ometepe Airport
Nicaragua	410050	San Carlos	60	86	San Carlos Airport
Panamá	405002	Chitré	60	74	Aeropuerto Capitán Alonso Valderrama
Panamá	405014	Chitre Centro	40	31	Aeropuerto Capitán Alonso Valderrama
Panamá	405049	Chitré Circunvalación Sur	40	33	Aeropuerto Capitán Alonso Valderrama
Panamá	405184	Centro Logístico Chitré	30	28	Aeropuerto Capitán Alonso Valderrama
Panamá	402009	Decameron	40	14	Aeropuerto Internacional Cap. Scarlet Martínez
Panamá	402012	Río Hato	40	46	Aeropuerto Internacional Cap. Scarlet Martínez
Panamá	401009	Corozal	54	9	Aeropuerto Internacional de Albrook "Marcos A. Gelabert"
Panamá	401011	Cerro Ancon	3	162	Aeropuerto Internacional de Albrook "Marcos A. Gelabert"
Panamá	401033	Albrook	15	52	Aeropuerto Internacional de Albrook "Marcos A. Gelabert"
Panamá	401048	Clayton	40	50	Aeropuerto Internacional de Albrook "Marcos A. Gelabert"
Panamá	401073	Bethania 2	15	65	Aeropuerto Internacional de Albrook "Marcos A. Gelabert"
Panamá	404018	Isla Colon	80	16	Aeropuerto Internacional de Bocas del Toro Isla Colón
Panamá	401262	Cabuyita	30	92	Aeropuerto Internacional de Tocumen
Panamá	401313	Entrada de Cerro Azul	30	62	Aeropuerto Internacional de Tocumen
Panamá	0	Rancho Café	30	175	Aeropuerto Internacional de Tocumen
Panamá	403001	Zona Libre	55	1	Aeropuerto Internacional Enrique Adolfo Jiménez
Panamá	403006	Cativa	24	36	Aeropuerto Internacional Enrique Adolfo Jiménez
Panamá	401016	Cerro Piedra	60	222	Aeropuerto Internacional Panama Pacifico
Panamá	401149	La Polvareda	30	195	Aeropuerto Internacional Panama Pacifico
Panamá	0	Cerro Piedra	40	233	Aeropuerto Internacional Panama Pacifico
Panamá	404006	San Mateo	48	46	Enrique Malek International Airport
Panamá	0	Cerro San Cristobal	30	96	Enrique Malek International Airport
Panamá	0	Pedasí	30	50	Aeródromo de Pedasí
Panamá	401129	Alcalde Diaz	36	222	Aeropuerto Calzada Larga
Panamá	404039	Guabito Frontera	60	12	Aeropuerto de Sixaola
Panamá	404179	Deborah - Guabito	60	7	Aeropuerto de Sixaola
Panamá	405015	Santiago Norte	20	113	Aeropuerto Rúben Cantú
Panamá	405042	Santiago Oeste	80	81	Aeropuerto Rúben Cantú
Panamá	404008	Volcán	30	1469	Volcan Airport
Panamá	404043	Volcan 2	60	1469	Volcan Airport

Country Seller Site Code Seller Site Name Structure Height Ground Elevation Airport less than 10 kms Panamá 404772 Volcán Norte 30 1418 Volcan Airport

Schedule 5.13 Ground Leases; CP Consent 5.13 (b) The parties acknowledge and agree that Seller shall have a period of the greater of (x) ninety (90) days after the execution of this Agreement, or (y) the period between the date hereof and twenty (20) days prior to Closing to, and Seller shall, negotiate with the respective Ground Lessors under the Ground Leases included in the Acquired Property set forth on Schedule 5.13(a) in order to obtain a CP Consent. Seller may make payments to such Ground Lessors, including by payment of incentive fees, and incur other fees and expenses paid or payable to any third party engaged to assist in securing the CP Consents (which for the avoidance of doubt, shall not include any increases or promises of increases in ground rent) (collectively, the “CP Consent Fees”); provided, that, CP Consent Fees incurred to obtain a CP Consent from an unaffiliated third party shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller unless and until the CP Consent Fees paid by Purchaser total $250,000 (such amount, the “CP Consent Fees Credit”). The CP Consent Fees Credit shall be the maximum liability of Purchaser and its Affiliates for the CP Consents and any CP Consent Fees incurred in excess of the CP Consent Fees Credit shall be the sole responsibility and expense of Seller. To the extent Purchaser or Seller initially pays any of such fees and expenses that are the responsibility of the other pursuant to the preceding two sentences, then such other party shall reimburse Purchaser or Seller, as the case may be, within five (5) Business Days after receiving a request for reimbursement, with appropriate supporting documentation, from Purchaser or Seller as to the amounts paid. The obligation of each party to pay its portion of any fees and expenses so incurred while this Agreement is in effect shall survive any termination of this Agreement. Any unpaid portions attributable to Seller shall be a Seller’s Expense. (c) In the event that Seller is not able to obtain the CP Consent of a Ground Lessor for the applicable Ground Lease pertaining to the Purchased Assets within the period mentioned in Section 5.13(b), Seller and/or Purchaser shall agree to a Synthetic Contract as set forth in Section 5.4(a); provided, that, the Synthetic Contracts shall satisfy the Synthetic Contract Condition for the applicable Territory.

Schedule 5.24 Claro Panamanian Leases From and after Closing, the parties agree that Seller shall guarantee the payment to Purchaser under Section 11(g) of the Master Lease Agreement for Panama for the rent payable under the Claro Panamanian Leases in accordance with the terms and conditions as set forth therein as in ef fect on the date of this Agreement (the “Claro Rent”). Purchaser shall be entitled to receive the Claro Rent actually paid to the extent in respect of such Claro Panamanian Lease directly from the Tenant in the Claro Panamanian Leases (the “Claro Tenant”) ; provided, however, if the Claro Tenant from time-to-time fails to pay to Purchaser or its Affiliates the Claro Rent in accordance with the terms of the Claro Panamanian Leases, and such failure continues for twenty (20) Business Days after the same falls due, then Purchaser will provide written notice to Seller of such payment failure, and Seller shall pay to Purchaser within ten (10) Business Days thereafter such Claro Rent that the Claro Tenant failed to pay. If Purchaser or its Affiliates subsequently receives from the Claro Tenant such Claro Rent that Seller has already paid to Purchaser, Purchaser shall promptly remit the same to Seller. For so long as the Claro Tenant is in arrears in its payment of rent under the applicable Claro Panamanian Lease by more than ninety (90) days, and neither Claro Tenant (nor any successor tenant benefitting from the Claro Panamanian Lease) occupies nor claims the right to occupy its leased space thereunder, and Seller is complying with the foregoing provisions and the provisions of Section 11(g) of the Master Lease Agreement, then Seller or its Affiliates shall be permitted to use such space (as if it were a Leased Space) in accordance with the provisions of the Master Lease Agreement, subject to the terms and conditions set forth therein.

Schedule 5.25 Transaction Perimeter Notwithstanding anything to the contrary herein or in any of the Transaction Documents, the parties hereto hereby acknowledge, covenant and agree as follows with respect to Lati Honduras and all related transactions contemplated by this Agreement with respect to such Territory: (a) From and after the execution and delivery of this Agreement and prior to the anticipated Closing of the sale and purchased of the Purchased Interests, if the parties acting reasonably and in good faith determine that all of the conditions set forth in ARTICLE VI and ARTICLE VII with respect to the sale and purchase of the Purchased Interests are or will reasonably likely to be satisfied for such Closing, or the applicable party entitled thereto is prepared to waive such conditions for such Closing, except for the condition set f orth in Section 6.9, then either Purchaser or Seller may elect in writing delivered to the other party to have Seller cause Lati Parent to, as promptly as practicable, distribute (or otherwise remove from being owned by Lati Parent) all of the Equity Interests of Lati Honduras (and the related assets and liabilities) owned directly or indirectly by Seller and its Affiliates to Seller or an Affiliate thereof (other than a Designated Target Company or its Subsidiaries) (such distribution, the “Honduras Distribution”), and in connection therewith the Honduras Distribution will be deemed to be part of the Pre-Closing Restructuring as contemplated in Section 5.15. (b) In the event the Honduras Distribution election has been made, then as promptly as practicable following the completion of the Honduras Distribution the parties shall, upon satisfaction (or applicable waiver) of all of the conditions set forth in ARTICLE VI and ARTICLE VII with respect to the sale and purchase of the Purchased Interests, including indirectly the Towers, Tower sites and related Property in the Territories of Guatemala, El Salvador and Panama (disregarding the condition set forth in Section 6.9), proceed with the Closing for the sale and purchase of the Purchased Interests hereunder. For the avoidance of doubt, the calculation of the Designated Purchase Price Payments and all components thereof in connection with such Closing shall be determined without regard to Lati Honduras, and Lati Honduras shall also be disregarded in the calculation of Earn-Out Consideration relating to sale and purchase of the Purchased Interests, and indirectly the Territories of Guatemala, El Salvador and Panama, as set forth in EXHIBIT B and Section 1.6. (c) Following the Closing for the Purchased Interests as contemplated by this Section 5.25, the parties will continue to use their respective commercially reasonable efforts to satisfy any remaining conditions, including on the part of Seller the condition set forth in Section 6.9, in order to effectuate the sale by Seller and purchase by Purchaser (or applicable Designated Purchaser) of the equity Interests of Lati Honduras (such Equity Interests, the “Lati Honduras Equity Interests”), and such separate Subsequent Closing for the Lati Honduras Equity Interests, the “Lati Honduras Closing”) as promptly as practicable, and if the Lati Honduras Closing is ready to be consummated it shall be consummated in accordance with the terms and conditions of the Agreement. (d) At the Lati Honduras Closing, if applicable and if subsequent to the sale and purchase of the Purchased Interests described above in Section 5.25(c), Seller shall sell, assign, transfer, convey and deliver (or cause its Affiliate to sell, assign, transfer, convey and deliver) all of the Lati Honduras Equity Interests to Purchaser, and Purchaser shall pay to Seller the applicable Designated Purchase Price Payment, calculated solely from the components pertaining to Lati Honduras, including the corresponding Applicable Base Amount set forth in Schedule 1(a), and the Lati Honduras Equity Interests will be deemed Acquired Property (and applicable Purchased Interests) for all purposes of this Agreement, and Seller will also be entitled to receive from Purchaser the Earn-Out Consideration, if any, as set forth in EXHIBIT B and Section 1.6 in relation to Lati Honduras (e) Following the Honduras Distribution, if the parties do not consummate the Lati Honduras Closing on or prior to the Outside Date and this Agreement is terminated with respect to the sale and purchase of the Lati Honduras Equity Interests, then, subject to t he terms of Section 10.4, Lati Honduras will not be deemed a Designated Target Company for the purposes of this Agreement, and shall be an Excluded Entity and all liabilities relating thereto included as part of the Excluded Liabilities.

Schedule 6.9 Section 6.9 Matter On or prior to the Closing of Lati Honduras, (i) the Honduras Joint Venture Partner shall have transferred all of its Equity Interests in Lati Honduras and the related Acquired Property to Seller or its Affiliates (ii) Lati Honduras will be owned 100% by Seller or its Affiliate, (iii) the Honduras Joint Venture Partner shall have agreed to release all claims against Lati Honduras, and (iv) any obligations or liabilities set forth in the agreement governing such transfer (or otherwise surviving such transfer) shall expressly be for the account of Seller and not Lati Honduras (collectively, the “Section 6.9 Matter”) .

Schedule 6.10 Lopez Guatemalan Matter The following will apply with respect to the rights and interests of Las Azaleas in and to each site in Guatemala leased by Las Azaleas from the underlying ground lessor (each such lease, an “Underlying Ground Lease”) and subleased to Tigo (each such sublease, an “Azaleas- Tigo Sublease”) (each such site, an “Azaleas Site”): • Tigo will sub-sublease all of the Azaleas Sites to Lati/SBA pursuant to a master sub- sublease (the “Tigo-Lati Sub-Sublease”). The monthly rent payable to Tigo under the Tigo- Lati Sub-Sublease will be equal to 50% of the aggregate amount of the monthly rent paid by Tigo under the Azaleas-Tigo Subleases as of the date of this Agreement (i.e., this Sale and Purchase Agreement) (which amount will be deemed to escalate on January 1 of each year based on the CPI Source (as defined in the Master Lease Agreement)), and will be evenly allocated among all of the Azaleas Sites. Tigo will be fully responsible for any and all rents and other amounts payable by Tigo under the Azaleas-Tigo Subleases (and Underlying Ground Leases) for all of Azaleas Sites. The Tigo-Lati Sub-Sublease will obligate Lati/SBA to comply with all of the other terms of the Azaleas-Tigo Subleases (except for those obligations that are personal to Tigo, such as any restrictions on changes in control of Tigo or any prohibitions on a bankruptcy of Tigo) and will not otherwise impose obligations or restrictions on Tigo. Tigo will not amend, modify, terminate, waive any provisions of, or cause any default under, any of the Azaleas-Tigo Subleases. Without limiting the foregoing, the Tigo-Lati Sub-Sublease will, with respect to each Azaleas Site, be co-terminous with the Azaleas-Tigo Sublease for such Azaleas Site. • If Lati/SBA loses an Azaleas Site (including by reason of an expiration or termination of the Azaleas-Tigo Sublease or Las Azaleas impeding access), then: • Tigo will (a) pursue a replacement site in accordance with Section 20 of the Master Lease Agreement for Guatemala (except for the provisions thereof stating that, if the site is not replaced, Tigo is not obligated to continue paying rent if the remaining ground lease term is at least 4 years, which will not apply for these purposes) and (b) bear all costs and expenses incurred as a result of any relocation of the Improvements, Communications Equipment and (if applicable) temporary transmission facilities (including site acquisition and construction costs of the replacement site, labor, specialist outsourcing and like-for-like material costs, capital expenditure of construction, costs of relocating Communications Equipment and Improvements of Tenants, and (if required) any temporary transmission facilities to mitigate coverage downtime for the networks of any Tenants). • Unless and until such Azaleas Site is replaced, (a) Tigo will pay to Lati/SBA an amount equal to the rents and fees payable under each Tenant lease in effect at such Azaleas Site (immediately prior to the loss of such Azaleas Site) for the remaining term of such lease from and after the loss of such Azaleas Site, (b) Lati/SBA will continue to pay rent under the Tigo-Lati Sub-Sublease. Lati/SBA and Tigo will consider in good faith a buyout of Las Azaleas’ rights and interests in and to each Azaleas Site.

Schedule 9.5(e) Indemnification Procedures and Other Limitations and Acknowledgements 1. Acknowledgements on Structure. a. The parties acknowledge that, as a result, certain facts and circumstances existing as of the Closing may constitute a Pre-Existing Condition and give rise to an Excluded Liability (a “Dual Covered Loss Circumstance”). b. The parties acknowledge that the mere fact that a Pre-Existing Condition also gave rise to an Excluded Liability does not, in and of itself, mean that all Losses relating to such Pre-Existing Condition are excused from Exhibit H. c. The Statement of Intention below is intended to address the use of Company Indemnified Persons’ rights to indemnification for both Excluded Liabilities and Pre-Existing Conditions, but not for any other purpose. 2. Statement of Intention. a. Except as set forth in 2(c), it is the intention of the parties that a Pre-Existing Condition is always subject to Exhibit H except to the extent a Company Indemnified Person is entitled to indemnification under a different provision of the Agreement (other than as an Excluded Liability), even if relating to a third-party claim. b. Except as set forth in 2(c), it is the intention of the parties that in the event of a Dual Covered Loss Circumstance, such Loss shall be subject to Exhibit H. c. Notwithstanding anything contained in the Schedule 9.5(e) to the contrary, Losses arising from, relating to or in connection with any one or more of the following shall be treated as Excluded Liabilities and not limited by Exhibit H: 1. any tort (or other civil liability in a Territory that would constitute a tort in the United States) occurring at or prior to Closing; 2. criminal conduct occurring at or prior to Closing; 3. violations of Anti-Corruption Laws occurring at or prior to Closing; 4. any Encumbrance that is affecting any of the Towers or Tower Sites (x) securing any Indebtedness of one or more Seller Parties or (y) for the benefit of the business of Seller and its Affiliates that is not the Business; and 5. Ground Leases not transferred to Purchaser or one of its Affiliates.

Resolution. In the case of a Dual Covered Loss Circumstance, the parties acknowledge and agree that the Company Indemnified Persons’ right to indemnification shall be interpreted in accordance with the Statement of Intention described on this Schedule.